                                                FILED PURSUANT TO RULE 424(b)(2)
                                                REGISTRATION NOS. 333-82630
                                                                  333-82630-01

PROSPECTUS


Issued July 12, 2002




                                     [LOGO]
                                 RBX Corporation
                         635,576 Shares of Common Stock
            11,563 Warrants to acquire 11,563 Shares of Common Stock
                  $16,500,000 12% Senior Secured Notes due 2006

                               -------------------

Shares of common stock, warrants and 12% senior secured notes due 2006 of RBX Corporation are being offered from time to time by the selling holders named in this prospectus under the caption "Principal and Selling Holders." We will not receive any proceeds from the sale of shares of common stock or notes by the selling holders but we will receive proceeds from the exercise of warrants held by the selling holders.

Upon effectiveness of the registration statement, our common stock, warrants and notes will not immediately be listed on any national or regional securities exchange or inter-dealer quotation service. To the best of our knowledge, none of our securities have been transferred since they were issued by RBX Corporation on August 27, 2001 in connection with our emergence from bankruptcy proceedings. We estimate that the maximum aggregate offering price for the common stock will be approximately $15.00 per share and for the warrants will be $48.00 per warrant. We estimate that the 12% senior secured notes due 2006 will trade at par value.

                              --------------------


Investing in our common stock, warrants and notes involves risks. See "Risk Factors" beginning on page 8.

                              --------------------


Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is July 12, 2002

                                TABLE OF CONTENTS


                                                                              Page
                                                                              ----
Prospectus Summary ........................................................      1
Risk Factors ..............................................................      8
Use of Proceeds ...........................................................     14
Dividend Policy ...........................................................     14
Selected Consolidated Financial Data ......................................     15
Pro Forma Financial Data ..................................................     17
Management's Discussion and Analysis of Financial
Condition and Results of Operations .......................................     18
Business ..................................................................     27
Management ................................................................     34
Principal and Selling Holders .............................................     40
Certain Relationships and Related Transactions ............................     43
Description of Securities .................................................     44
Plan of Distribution ......................................................     80
Legal Matters .............................................................     82
Experts ...................................................................     82
Where You Can Find More Information .......................................     82
Index to Consolidated Financial Statements ................................    F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information and our consolidated financial statements and the notes to these statements appearing elsewhere in this prospectus. In this prospectus, "we," "us," "our company" and "our" refer to RBX Corporation and our consolidated subsidiary, RBX Industries, Inc., unless the context otherwise requires.

     We manufacture closed cell rubber foam products and custom mix rubber polymers. We compete in several niche markets, including the manufacturing of cross-linked polyethylene foam. Our products are used in a range of applications, including:

     o    athletic equipment;

     o    sports medicine wraps;

     o    neoprene, or synthetic rubber wetsuits;

     o hardware center products, such as do-it-yourself insulation, tubing, gardening and construction kneepads;

     o other consumer products, such as computer mouse pads and beverage can insulators;

     o    insulation for refrigeration and air conditioning systems;

     o    automotive components; and

     o    other industrial products.


     Our foam products operations, or foam group, consist of the manufacture of closed cell rubber foam and related products and cross-linked polyethylene foam. The foam group contributed approximately 72% and 73% of our net sales for the years ended December 31, 2000 and 2001, respectively. Our custom rubber mixing operations, or mixing group, mixes a variety of rubber polymers to serve a wide range of end-use markets. The mixing group contributed approximately 28% and 27% of our net sales for the years ended December 31, 2000 and 2001, respectively. We combine purchases of raw materials for both the foam group and mixing group to obtain volume discounts from our suppliers.

     The manufacturing of all of our products begins with the blending of synthetic compounds in a mixer. Our mixing group sells these compounds in uncured sheet or strip form to our customers. Our foam group performs additional manufacturing steps, including extruding, molding and curing, before selling products to our customers.

Our History and Chapter 11 Bankruptcy Reorganization

     We are the surviving corporation of a recent corporate reorganization implemented in connection with the consummation of our Chapter 11 bankruptcy proceedings in August 2001. Prior to the effective date of our corporate reorganization, we were a wholly owned subsidiary of RBX Group, Inc. We are currently a holding company with no business operations and own all of the issued and outstanding stock of RBX Industries, Inc., through which all of our manufacturing and distribution activities are conducted.

     Our company and our former parent company, RBX Group, Inc. were formed by American Industrial Partners, or AIP, in October 1995 in connection with AIP's leveraged acquisition of RBX Investors Inc. and its subsidiaries for approximately $210 million. Following the RBX Investors acquisition, our company and our affiliates acquired the Ensolite division of Uniroyal Technologies for approximately $26 million.

     On December 5, 2000, certain unsecured creditors of our company filed an involuntary bankruptcy petition for reorganization of our company under Chapter 11 of Title 11 of the U.S. Code in the U.S. Bankruptcy Court for the District of Delaware, which we refer to in this prospectus as the Delaware Bankruptcy Court. On December 7, 2000, our company, RBX Group, Inc. and eight of our subsidiaries (Rubatex Corporation, Groendyk Manufacturing Company, Inc., OleTex Inc., Midwest Rubber Custom Mixing Corp., Hoover-Hanes Rubber Custom Mixing Corp., Waltex Corporation and UPR Disposition, Inc.), as debtors, each filed voluntary petitions with the Delaware Bankruptcy Court for relief under Chapter 11.

     By order dated as of February 2, 2001, the Delaware Bankruptcy Court transferred the cases to the U.S. Bankruptcy Court for the Western District of Virginia, Roanoke Division, or the Virginia Bankruptcy Court, where the cases were consolidated for purposes of joint administration. In July 2001, the Virginia Bankruptcy Court confirmed our second amended joint plan of reorganization. In connection with our corporate reorganization, RBX Group, Inc. merged into our company and our eight subsidiaries that also filed for relief under Chapter 11 were merged into one company, Rubatex Corporation, which was renamed RBX Industries, Inc. On August 27, 2001, which was the effective date of the plan of reorganization, our company and RBX Industries, Inc. emerged from our Chapter 11 proceedings. On that date, we entered into a $45 million secured credit facility with Congress Financial Corporation to replace our debtor-in-possession financing. In addition, we cancelled all of our equity securities that were outstanding immediately before the effective date and we issued:

     o 950,000 new shares of our common stock, representing a 95% equity interest in our company and new 12% secured notes in the aggregate principal amount of $25 million, to persons having a beneficial interest in our old 12% notes as of the record date determined by the Virginia Bankruptcy Court; and

     o 50,000 new shares of our common stock, representing a 5% equity interest in our company and 67,416 new warrants to holders of general unsecured claims against our company. As of April 15, 2002, the warrants represented the right to acquire 67,416 shares of our common stock (subject to anti-dilution adjustment) and the exercise price was $48.00 per share. The warrants are exercisable at any time on or before August 27, 2008.

     Our principal executive offices are located at 5221 ValleyPark Drive, Roanoke, Virginia 24019, and our telephone number at that location is (540) 561-6000. Our web site is located at www.rbxcorp.com.

                                  The Offerings

                            Common Stock and Warrants
                            -------------------------

Common stock offered by the selling holders .........       Up to 635,576 shares

Warrants offered by the selling holders .............       Up to 11,563 warrants  representing the right to acquire
                                                            11,563 shares of common stock

Exercise price for the warrants .....................       Each warrant entitles the holder to purchase one share of
                                                            our common stock at an exercise price of $48.00 per share, subject to adjustment as provided in the warrant agreement

Exercise period for the warrants ....................       The warrants may be exercised at any time on or before
                                                            August 27, 2008. Warrants that are not exercised by
                                                            August 27, 2008 will expire.

Common stock to be outstanding after the offerings ..       1,067,416 shares, assuming the full exercise of all
                                                            warrants for shares of common stock issued by the company, including the warrants offered by this prospectus

                                                         Notes
                                                         -----

Notes offered by the selling holders ................       Up to $16,500,000 aggregate principal amount of senior
                                                            secured notes

Maturity date .......................................       August 15, 2006

Interest payment dates ..............................       February 15 and August 15

Ranking .............................................       The notes rank equally in right of payment, except with
                                                            respect to collateral, with all indebtedness of our
                                                            company that is not subordinated to the notes, including
                                                            borrowings under our new credit agreement. The notes rank
                                                            senior to any indebtedness of our company that is
                                                            subordinated to the notes. The amount of indebtedness of our company that is not subordinated to the notes as of April 15,
                                                            2002 is $21,576,000.


Guarantee ...........................................       All amounts payable on the notes, including principal and
                                                            interest, are guaranteed by our wholly owned subsidiary,
                                                            RBX Industries, Inc., and may be guaranteed in the future
                                                            by other subsidiaries of our company. RBX Industries,
                                                            Inc.'s guarantee ranks equally in right of payment with
                                                            all indebtedness of RBX Industries, Inc. that is not

                                                            subordinated to the guarantee, including guarantees of
                                                            borrowings under our new credit agreement. RBX Industries,
                                                            Inc.'s guarantee of the notes is senior to any
                                                            indebtedness of RBX Industries, Inc. that is subordinated
                                                            to the guarantee. The amount of our indebtedness not
                                                            subordinated to the guarantee as of April 15, 2002 is $21,576,000.

Security ..........................................         The notes and RBX Industries, Inc.'s guarantee are secured by second priority liens on substantially all of the
                                                            assets of our company and RBX Industries, Inc. and
                                                            proceeds thereof, whether now owned or acquired in the
                                                            future.

Optional redemption ...............................         We may redeem the notes at any time at our option, in
                                                            whole or in part, at any time and from time to time, upon
                                                            not less than 30 days but not more than 60 days notice, at
                                                            101% of the principal amount plus accrued and unpaid
                                                            interest thereon to the applicable redemption date.

Change of control .................................         In the event of a "Change of Control" (as defined in the
                                                            indenture) of our company, our company is required to
                                                            repurchase the notes at 101% of their principal amount,
                                                            plus accrued and unpaid interest up to the date of
                                                            repurchase.

Certain covenants ................................          The indenture, among other things, restricts, with certain exceptions, the ability of our company and our
                                                            subsidiaries to:

                                                            o  sell assets;

                                                            o  incur indebtedness;

                                                            o  create or incur liens;

                                                            o  pay dividends on, redeem or repurchase our
                                                               or their capital stock, or make
                                                               investments; and

                                                            o engage in transactions with affiliates.

Use of proceeds ...................................         We will not receive any of the proceeds from the sale of
                                                            the shares of common stock and notes offered by the
                                                            selling holders but we will receive proceeds from the
                                                            exercise of the warrants held by the selling holders if
                                                            the warrants are in fact exercised. We intend to use any
                                                            proceeds received from the exercise of warrants held by
                                                            the selling holders to reduce our existing indebtedness.

    As of the date of this prospectus, we had 1,000,000 shares of common stock outstanding. This amount does not take into account any shares of common stock issuable upon exercise of 67,416 warrants that are currently outstanding.



                                  Risk Factors

     You should carefully consider all the information contained in this prospectus before making an investment in our common stock, warrants or notes. In particular, you should consider the risk factors described under "Risk Factors" beginning on page 8.

                       SUMMARY CONSOLIDATED FINANCIAL DATA

     The following table provides summary consolidated financial data for the periods indicated. You should read the summary financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the consolidated financial statements and the related notes thereto of our company and RBX Group, Inc. appearing elsewhere in this prospectus. The statement of operations and other data for the fiscal years ended 1999 and 2000, the statement of operations and other data for the eight months ended August 27, 2001, the four months ended December 31, 2001 and the balance sheet data as of December 31, 2000 and 2001 are derived from, and are qualified by reference to, the consolidated financial statements and related notes of RBX Group, Inc. or RBX Corporation appearing elsewhere in this prospectus which have been audited by Deloitte & Touche LLP as stated in the report of Deloitte & Touche LLP presented elsewhere in this prospectus. The balance sheet data as of December 31, 1999 is derived from, and is qualified by reference to, the consolidated financial statements of RBX Group, Inc. not appearing in this prospectus which have been audited by Deloitte & Touche LLP. The statement of operations data and other data for the three months ended March 31, 2002 and the balance sheet data as of March 31, 2002 are unaudited. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited results when read in conjunction with the audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.


                                                                              |              RBX
                                                     RBX Group, Inc.          |          Corporation
                                      ----------------------------------------| ----------------------------
                                                                  Eight months|  Four months  Three months
                                                                     ended    |    ended         ended
                                         Year ended December 31,   August 27, |  December 31,  March 31,
                                           1999         2000        2001 (2)  |    2001 (3)      2002
                                         ---------    ---------    ---------  | ----------------------------
                                                    (As Restated)                             (Unaudited)
                                                 (in thousands, except per share data)
Statement of operations data (1):
Net sales .........................      $ 246,963    $ 231,503      134,097  | $  55,683     $ 43,699
Gross profit ......................         37,133       20,203       12,013  |     2,578        7,459
Selling, general and                                                          |
   administrative costs ...........         21,614       20,950       13,875  |     3,910        5,165
Operating income (loss) ...........         14,428      (30,749)      17,912  |    (7,246)       1,274
Income (loss) before extraordinary                                            |
   item ...........................        (11,808)     (56,718)      16,223  |    (8,805)         177
                                                                              |
Net income (loss) (4) .............        (11,808)     (50,514)     234,539  |    (8,805)         177
Basic and diluted net income (loss)                                           |
per common share ..................           NA           NA           NA    | $   (8.81)    $   0.18
                                                                              |
Balance sheet data:                                                           |
Net working capital ...............         16,778       25,664               |    11,865       19,563
Property, plant and                                                           |
   equipment, net .................         68,432       46,740               |    53,113       52,411
Total assets ......................        133,856      113,846               |   119,573      125,652
Total debt ........................        220,495         --                 |    40,163       46,666
Liabilities subject to compromise .           --        253,863               |       --           --
Redeemable preferred stock ........          7,634        8,534               |       --           --
Stockholders' equity (deficit) ....       (176,498)    (227,912)              |     6,356        6,533
                                                                              |
Other data:                                                                   |
Net cash provided by (used in)                                                |
   operating activities ...........         (6,259)       7,672         (238) |    (1,575)      (5,176)
Net cash used in investing                                                    |
   activities .....................         (3,192)      (3,888)      (1,968) |    (1,511)        (273)

                                                                               |              RBX
                                                     RBX Group, Inc.           |           Corporation
                                        -------------------------------------- |   ---------------------------
                                                                  Eight months |   Four months    Three months
                                                                     ended     |     ended           ended
                                         Year ended December 31,   August 27,  |   December 31,     March 31,
                                           1999         2000        2001 (2)   |     2001 (3)         2002
                                        ----------    ---------    ---------       -----------    ------------
                                        (in thousands, except per share data)                      (unaudited)
Other data (continued)
Net cash provided by (used in)
   financing activities ..........            9,423       8,005      (9,110)   |         523          5,103
Capital expenditures .............            4,985       3,085       1,973    |       1,542            496
Depreciation .....................            7,561       7,991       3,794    |       1,037            900
Amortization .....................            1,296       1,223        --      |         --             --
Ratio of earnings to fixed charges                                             |
   (unaudited) (5) ...............             --          --          8.2x    |         --             1.1x

----------------

(1) The statement of operations data of RBX Group, Inc. for the years ended December 31, 1999 and 2000 and for the eight months ended August 27, 2001 have been restated as discussed in Note 21 to the consolidated financial statements of RBX Group, Inc. included elsewhere in this prospectus.

(2) The statement of operations data and other data of RBX Group, Inc. for the period from January 1, 2001 through August 27, 2001 have been referred to herein as the statement of operations data and other data for the eight months ended August 27, 2001 for ease of reference.

(3) The statement of operations data and other data of RBX Corporation for the period from August 28, 2001 through December 31, 2001 have been referred to herein as the statement of operations data and other data for the four months ended December 31, 2001 for ease of reference.

(4) Net loss for the four months ended December 31, 2001 included special adjustments totaling $5.9 million. These adjustments were comprised of plant shut-down costs totaling $5.0 million, and reorganization expense items totaling $0.9 million. Net income for the eight months ended August 27, 2001 included special adjustments totaling $238.1 million. These adjustments were comprised of a gain on cancellation of debt in the amount of $218.3 million, a gain from fresh-start revaluation in the amount of $28.4 million and net reorganization expense items totaling $8.6 million. Net loss for 2000 included reorganization items totaling $27.8 million. Reorganization items for 2000 were comprised of losses on impairment of long-lived assets of $16.2 million, professional fees related to the reorganization of $4.0 million, a write-off of deferred financing fees of $3.8 million, a provision to reserve for an equity investment of $1.6 million and other charges of $2.2 million related primarily to contractual obligations associated with the abandonment of certain construction projects.

(5) In computing the ratio of earnings to fixed charges, "earnings" represent income (loss) before income taxes, extraordinary items and changes in accounting principles plus "fixed charges," less redeemable preferred stock dividends and accretion for original issue discount. "Fixed charges" consist of interest expense, amortization of deferred financing fees, an estimate of interest within rental expense and redeemable preferred stock dividends and accretion for original issue discount. For the years ended December 31, 1999 and 2000 and for the four months ended December 31, 2001 earnings were insufficient to cover fixed charges by $12.9 million, $57.6 million and $8.8 million, respectively.

                                ------------

     You should rely only on the information contained in this prospectus. We have not, and the selling holders have not, authorized any other person to provide you with information that is different from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock, warrants or notes.

                                  RISK FACTORS

     The following risk factors should be considered carefully in addition to the other information contained in this prospectus. You should be prepared to accept any or all of the risks associated with purchasing shares, warrants or notes, including a loss of all of your investment.

Deterioration of the industries into which we sell our products may reduce demand for our products thereby adversely affecting our future business prospects.

         We cannot assure you that the industry conditions under which we operate will enable us to achieve the revenues or the gross margins which we have relied upon in the past to project future business prospects. Demand for some of our products is affected by, among other things, the relative strength or weakness of our customers, relevant industry events, such as regulatory requirements, trade agreements and labor disputes. In particular, many of the end users of our products typically experience cyclical fluctuations in revenues and earnings. Such downturns may adversely affect the demand for certain of our products, and general recessionary or slow growth economic conditions would likely have an adverse effect on our sales. Further, a prolonged downturn in the U.S. economy could result in a decline in the results of our operations or a worsening of our financial condition. If demand changes and we fail to respond accordingly, our results of operations could be adversely affected in any given quarter.

Our mixing group depends heavily on a limited number of customers, the loss of any of which would adversely affect our operating results.

         Our mixing group has derived and we believe that it will continue to derive, a significant portion of its revenues from a limited number of customers. For example, in 2001, one customer of the mixing group accounted for approximately 26% of its revenues. In addition, revenues from a large customer may constitute a significant portion of our total revenues in a particular quarter. The loss of any large customer for any reason could adversely affect our results of operations because we might not be able to generate sufficient revenues to offset the loss in business. In addition, any delay or failure by a large customer to make payments due to us could harm our financial condition.


Our reorganization may negatively impact the perception of our company by, and therefore some of our relationships with, customers, suppliers and employees.


         The effect, if any, which our Chapter 11 case and plan of reorganization may have upon the continued operations of our company cannot be accurately predicted or quantified. Some entities may be uncomfortable doing business with a company that has recently emerged from bankruptcy relief. Our Chapter 11 case could adversely affect our relationships with our customers, suppliers and employees.

We may be unable to service our indebtedness and may have difficulty accessing credit or pursuing business opportunities because of our substantial indebtedness.

         After giving effect to the transactions contemplated by our plan of reorganization, we have a substantial amount of outstanding indebtedness. As of December 31, 2001, we had total liabilities of approximately $113.2 million. We must generate sufficient cash to pay the principal, interest and other amounts due under our indebtedness and we cannot assure you that we will be able to meet our obligations. Our leverage could have negative consequences, including:

     o requiring the dedication of a substantial portion of our cash flow from operations to service indebtedness, thereby reducing the amount of cash flow available for other purposes, including capital expenditures, marketing efforts and future growth plans;

     o limiting our ability to obtain additional financing or to refinance existing indebtedness;

     o placing us at a possible competitive disadvantage relative to less leveraged competitors and competitors with greater access to capital resources;

     o increasing our vulnerability to downturns in our business or the U.S. economy generally; and

     o limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete.


         If we cannot make scheduled payments on our debt, we will be in default under the terms of our indebtedness and, as a result:

     o our debt holders could declare all outstanding principal and interest on the notes to be due and payable;

     o our lenders could terminate their commitments and commence foreclosure proceedings against our assets that have been pledged as collateral; and

     o    we could be forced into bankruptcy or liquidation.


Covenants in our indenture restrict our ability to borrow and invest, which could impair our ability to expand or finance our future operations.

         The indenture governing our notes contains a number of covenants that impose significant operating and financial restrictions on us and our subsidiaries. These restrictions significantly limit, and in some cases prohibit, among other things, our and certain of our subsidiaries' ability to incur more debt, create liens on assets, enter into business combinations or engage in certain activities with our subsidiaries. A failure to comply with these restrictions, if not cured or waived, would constitute a default under the indenture governing the notes and the notes could become immediately due and payable, which would seriously adversely affect our business and our shareholders' equity.

We may need additional capital and if we are unable to raise it, we may be unable to take advantage of opportunities or meet unexpected financial requirements.

         We expect that cash flows from our operations and financing from our credit facility will provide sufficient funds for capital expenditures, working capital and debt service for the next 12 months.

         We may need or want to acquire additional capital for a variety of reasons, such as to:

     o    improve our manufacturing infrastructure;

     o    comply with regulatory developments;

     o    take advantage of new business opportunities; and

     o    implement changes in our business strategy.

         Due to a variety of factors, including perceived risks related to our operational performance, and our recent emergence from Chapter 11, we may not be able to raise additional capital on acceptable terms. We may have to sell stock at prices lower than those paid by a portion of our current shareholders, leading to dilution, or we may have to sell stock or debt instruments with rights superior to those of holders of our common stock. If we cannot obtain adequate financing on acceptable terms, we may be unable to take advantage of opportunities or to meet unexpected financial requirements. This could cause us to delay or abandon anticipated expenditures or otherwise limit operations, which could adversely affect our business.


Your right to receive payments on the notes may be impaired because your right is structurally subordinated to indebtedness of our subsidiary, RBX Industries, Inc.


        We are a holding company that conducts all of its operations through RBX Industries, Inc. In general, claims of a subsidiary's creditors, including trade creditors, secured creditors and unsecured creditors holding indebtedness and guarantees issued by such subsidiary, will have priority with respect to the assets and earnings of that subsidiary over the claims of the creditors of its parent company as a shareholder. The notes, therefore, will effectively be subordinated to creditors, including trade creditors, of RBX Industries, Inc. and those of any other subsidiaries created or acquired in the future.


You may not have a claim against RBX Industries, Inc. as guarantor of the notes if fraudulent conveyance laws result in the subordination or avoidance of RBX Industries, Inc.'s guarantee of the notes.


        Our obligations under the notes will be guaranteed to the extent described in this prospectus by RBX Industries, Inc. Various federal and state fraudulent conveyance laws have been enacted for the protection of creditors and may be utilized by a court of competent jurisdiction to subordinate or avoid all or part of the guarantee issued by RBX Industries, Inc.

        To the extent that a court of competent jurisdiction were to find that RBX Industries, Inc. incurred a guarantee with the intent to hinder, delay or defraud any present or future creditor or did not receive fair consideration or reasonably equivalent value for issuing its guarantee and:

     o was insolvent or rendered insolvent because of the issuance of its guarantee;

     o was engaged or about to engage in a business or transaction for which its remaining assets constituted unreasonably small capital to carry on its business; or

     o intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, then the court could subordinate or avoid all or part of its guarantee in favor of its other creditors. To the extent that the guarantee issued by RBX Industries, Inc. is voided as a fraudulent conveyance or held unenforceable for any other reason, the holders of the notes guaranteed by RBX Industries, Inc. may no longer have a claim against RBX Industries, Inc., and would only be creditors of our company.

We are subject to intense competition and narrow profit margins in the industry in which we operate and actions by our competitors could adversely affect our net income and cash generated from operations.

        The industry in which we operate is highly competitive and generally characterized by narrow profit margins. We face domestic and foreign competition across our product lines ranging from divisions of leading national and international manufacturers to small, regional competitors. We face intense competition from a number of manufacturers located in Asia that have lower operating and labor costs than we do, which in certain instances allow these manufacturers to sell their products for lower prices. In addition, some of our other competitors have greater financial, distribution, purchasing and marketing resources than we do. Our profitability could be impacted by the pricing, purchasing, financing, advertising or promotional decisions made by competitors. To the extent that we reduce prices to maintain or grow our market share in the face of competition, our net income and cash generated from operations could be adversely affected.

Environmental regulation of our company may result in future clean up costs and other environmental liabilities which may exceed our reserves and have a material adverse impact on our financial condition.



       We are subject to a wide variety of federal, state and local environmental laws and regulations that govern activities and operations that may have adverse environmental effects and impose liability for the costs of cleaning up, and certain damages arising from, sites of past spills, disposals or other releases of hazardous materials. As a result, we are involved from time to time in administrative and judicial proceedings and inquiries relating to environmental matters. These include currently pending investigations at some of our plants and at sites at which we may have disposed of hazardous substances. Under applicable environmental laws, we may be responsible for the remediation of environmental conditions and may be subject to associated liabilities relating to our manufacturing and warehouse facilities and offices and the land on which our manufacturing and warehouse facilities and offices are situated, regardless of whether we lease, sublease or own the manufacturing and warehouse facilities or offices in question, and regardless of whether such environmental conditions were created by our company or by a prior owner or tenant. Although we maintain reserves on our balance sheet for environmental liabilities, we do not maintain insurance coverage for environmental matters. We cannot assure you that environmental conditions relating to prior, existing or future manufacturing and warehouse sites will not harm our company. We cannot assure you that the aggregate amount of future clean up costs and other environmental liabilities will not be material.


If we fail to retain members of our senior management and key personnel, it may be difficult to find equally skilled replacements, and our failure to do so would adversely affect our ability to conduct our business.


       Our success depends in large part upon the abilities and continued service of our senior management and other key employees. We cannot be sure that their services will continue to be available to us. Our senior management and key employees are particularly important to our company because of their experience and knowledge of the foam products and custom rubber mixing industries. The loss or unavailability to us of any of our key technical, engineering or management personnel could have significant negative effects. To the extent that the services of our executive officers would be unavailable to us for any reason, we would be required to hire other personnel to manage and operate our company. There may be a limited number of persons with the requisite skills to serve in these positions, particularly in the markets where we operate our business. We cannot assure you that we would be able to locate or employ such qualified personnel on acceptable terms.


We have experienced in the past, and we may experience in the future, disruptions in our labor force which could lead to work stoppages or otherwise negatively impair our business.


       As of December 31, 2001, we employed approximately 1,200 persons and approximately 73% of this workforce was represented by labor unions. In September 1999, over 400 production workers at our Bedford, Virginia plant stopped work. In June 2000, the employees conditionally returned to work, subject to the parties' ongoing negotiations. Our company and our employees reached a consensual resolution and on or about March 28, 2001, the workers at the Bedford plant agreed to the terms of a new collective bargaining agreement. We negotiated an extension of the collective bargaining agreement that we have entered into with employees at our plant in Georgia. The new agreement was ratified on February 28, 2002 and has a term of five years. We cannot assure you that we will be able to renew or extend any of our collective bargaining agreements prior to their expiration, and we cannot assure you that we will not experience work stoppages or strikes in the future. Any such disruptions may cause our financial position and results of operations to suffer.

We supply products to some of our customers through a new sourcing arrangement which is unproven and may be unprofitable.

       In October 2001, we discontinued our extrusion and fabrication operations in Bedford, Virginia and our custom rubber mixing operations in Barberton, Ohio. We plan to supply some of our customers who formerly purchased the products of these operations from our other locations and through domestic and foreign sourcing arrangements. We cannot assure you that we will be successful in transferring the production of these products to our other locations or be able to provide them to our customers through sourcing arrangements that will ultimately prove to be profitable. If these activities are not profitable, our financial position and results of operations will suffer.


Following the offerings, there will not be a public market for our warrants and notes and you may therefore have limited liquidity in these securities.


       We cannot assure you that an active public trading market for the notes will develop or be sustained. We do not intend to apply to list our warrants and notes on any national and/or regional securities exchange or inter-dealer quotation service and as a result, your ability to dispose of notes and warrants may be limited.


As a result of the adoption of "fresh-start" accounting, you will not be able to compare our historical financial statements with the financial results disclosed in this prospectus, which may impair your ability to assess the implications of changes in our financial results.


       As a result of the consummation of our plan of reorganization and the transactions contemplated thereby, we are operating our business under a new capital structure. In addition, our company became subject to the fresh-start accounting rules upon emerging from bankruptcy. Accordingly, the financial condition and results of operations of our company disclosed in future filings with the SEC will not be comparable to the financial condition or results of operations reflected in our historical financial statements contained in this prospectus.


If we are unable to adequately provide funding for our pension benefit obligation in the event that we do not achieve assumed long-term rates of return on plan assets, our net income and cash flow in future periods may be adversely impacted.


       Our pension benefit obligation represents a material liability on our balance sheet. We have assumed a 9.5% rate of return on plan assets for purposes of determination of the pension benefit obligation. The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. We cannot assure you that we will be able to achieve this assumed long-term rate of return. If the plan's investments do not achieve this assumed long-term rate of return we may be unable to provide adequate funding to support the liability as participants in the plan retire. Our inability to provide adequate funding to support the liability through return on plan assets could adversely impact our net income and our cash flows in future periods.

         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. These forward-looking statements are not based on historical facts, but rather reflect our current expectations concerning future results and events. These forward-looking statements generally can be identified by the use of statements that include phrases such as "believe," "expect," "anticipate," "intend," "plan," "foresee," "likely," "will" or other similar words or phrases. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be different from any future results, performance and achievements expressed or implied by these statements. You should carefully review all information, including the financial statements and the notes to the financial statements, included or incorporated by reference into this prospectus.

     In addition to the risk factors described in "Risk Factors" beginning on page 8 of this prospectus, the following important factors could affect future results, causing these results to differ materially from those expressed in our forward-looking statements:

     o changes in the general economy or in the primary markets of our company;

     o our future operating results or our ability to generate revenues, income or cash flow to service our debt;

     o    competitive factors;

     o    an adverse determination with respect to litigation or other claims;

     o increased governmental regulation that affects our business and operations;

     o    stability of product and manufacturing costs; and

     o    supply or quality control problems.

     These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our future results. The forward-looking statements included in this prospectus are made only as of the date of this prospectus and we cannot assure you that projected results or events will be achieved.

                                 USE OF PROCEEDS


     We will not receive any of the proceeds from the sale of the shares of common stock and notes offered by the selling holders but we will receive proceeds from the exercise of the warrants held by the selling holders if the warrants are in fact exercised. We intend to use any proceeds received from the exercise of warrants held by the selling holders to reduce our existing indebtedness. Specifically, we plan to use any proceeds from the exercise of warrants to reduce our indebtedness under our revolving credit facility, which bears interest at an annual rate of prime plus 0.5%, which was 5.25% as of March 31, 2002. Our revolving credit facility expires in August 2004.


                                 DIVIDEND POLICY

     We have not historically paid dividends, and we do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and the expansion of our business. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, operating results, capital requirements and other factors that the board deems relevant. In addition, the indenture for our notes restricts our ability to pay dividends.

                     SELECTED CONSOLIDATED FINANCIAL DATA

     The following table provides selected financial data for the periods indicated. You should read the selected financial data set forth below in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the consolidated financial statements and related notes thereto of our company and RBX Group, Inc. appearing elsewhere in this prospectus. The statement of operations and other data for the fiscal years ended 1999 and 2000, the statement of operations and other data for the eight months ended August 27, 2001, the four months ended December 31, 2001 and the balance sheet data as of December 31, 2000 and 2001 are derived from, and are qualified by reference to, the consolidated financial statements and related notes of RBX Group, Inc. or RBX Corporation appearing elsewhere in this prospectus which have been audited by Deloitte & Touche LLP as stated in the report of Deloitte & Touche LLP presented elsewhere in this prospectus. The statement of operations data and other data for the fiscal years ended December 31, 1997 and 1998, the three months ended March 31, 2002 and 2001 and the balance sheet data as of March 31, 2002 and December 31, 1997 and 1998 are derived from the unaudited financial statements of RBX Corporation or RBX Group, Inc., our former parent company, and from the audited consolidated financial statements of our company not appearing in this prospectus and combined for comparative purposes. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments other than those made for fresh-start accounting purposes, have been included to present fairly the unaudited results when read in conjunction with the audited consolidated financial statements and notes thereto appearing elsewhere in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.


                                                          RBX Group, Inc.
                                   ---------------------------------------------------------------------------------  |
                                                                                       Three months     Eight months  |
                                              Year ended December 31,                      ended           ended      |
                                   ------------------------------------------------      March 31,       August 27,   |
                                      1997        1998          1999        2000           2001           2001(2)     |
                                   ---------    ---------    ---------    ---------    ------------      ---------    |
                                                           (As Restated)                (Unaudited)
                                      (in thousands, except per share data)                                           |
Statement of operations data (1):
Net sales ......................   $ 281,662    $ 263,250    $ 246,963    $ 231,503      $54,542         $ 134,097    |
Gross profit ...................      38,279       21,615       37,133       20,203        5,434            12,013    |
Selling, general and                                                                                                  |
    administrative costs .......      28,265       28,375       21,614       20,950        5,752            13,875    |
Operating income (loss) ........       5,503     (111,717)      14,428      (30,749)      (2,293)           17,912    |
Income (loss) before                                                                                                  |
    extraordinary item and                                                                                            |
    cumulative effect adjustment     (27,791)    (137,840)     (11,808)     (56,718)      (2,972)           16,223    |
Net income (loss) (4) ..........     (29,577)    (142,792)     (11,808)     (50,514)      (2,972)          234,539    |
Basic and diluted net income                                                                                          |
    (loss) per common share ....        NA           NA           NA           NA           NA                NA      |
Balance sheet data:                                                                                                   |
Net working capital ............      43,722       14,862       16,778       25,664                                   |
Property, plant and                                                                                                   |
    equipment, net .............      97,374       72,797       68,432       46,740                                   |
Total assets ...................     275,921      138,547      133,856      113,846                                   |
Total debt .....................     211,037      211,072      220,495         --                                     |
Liabilities subject to .........        --           --           --        253,863                                   |
compromise                                                                                                            |
Redeemable preferred stock .....       5,800        6,702        7,634        8,534                                   |
Stockholders' equity (deficit) .     (20,064)    (163,758)    (176,498)    (227,912)                                  |

                                                  RBX
                                               Corporation
                                       ----------------------------
                                        Four months    Three months
                                           ended          ended
                                        December 31,     March 31,
                                          2001(3)          2002
                                       -------------   ------------
                                                       (Unaudited)

Statement of operations data (1):
Net sales ......................         $  55,683      $  43,699
Gross profit ...................             2,578          7,459
Selling, general and
    administrative costs .......             3,910          5,165
Operating income (loss) ........            (7,246)         1,274
Income (loss) before
    extraordinary item and
    cumulative effect adjustment            (8,805)           177
Net income (loss) (4) ..........            (8,805)           177
Basic and diluted net income
    (loss) per common share ....         $   (8.81)     $    0.18
Balance sheet data:
Net working capital ............            11,865         19,563
Property, plant and
    equipment, net .............            53,113         52,411
Total assets ...................           119,573        125,652
Total debt .....................            40,163         46,666
Liabilities subject to .........              --             --
compromise
Redeemable preferred stock .....              --             --
Stockholders' equity (deficit) .             6,356          6,533

                                                                                                     |             RBX
                                                      RBX Group, Inc.                                |         Corporation
                                   --------------------------------------------------------------    | -----------------------------
                                                                           Three months  Eight months|  Four months     Three months
                                               Year ended December 31,        ended         ended    |    ended             ended
                                   ---------------------------------------  March 31,     August 27, |  December 31,       March 31,
                                      1997      1998       1999     2000      2001         2001(2)   |   2001(3)             2002
                                   --------- ---------  --------- --------  ---------     ---------  | -------------    ------------
                                    (in thousands, except per share data)  (unaudited)                                   (unaudited)
Other data:
Net cash provided by (used in)
   operating activities .........    (2,398)   (1,483)   (6,259)    7,672    (4,757)          (238)  |     1,575            (5,176)
Net cash provided by (used in)                                                                       |
   investing activities .........   (16,698)    1,404    (3,192)   (3,888)     (798)        (1,968)  |    (1,511)             (273)
Net cash provided by (used in)                                                                       |
   financing activities .........    15,969        35     9,423     8,005        --         (9,110)  |       523             5,103
Capital expenditures ............    15,582     4,286     4,985     3,085       798          1,973   |     1,542               496
Depreciation ....................     8,370    10,431     7,561     7,991     1,773          3,794   |     1,037               900
Amortization ....................     3,332     3,700     1,296     1,223        --             --   |        --                --
Ratio of earnings to                                                                                 |
    fixed charges (unaudited) (5)      --        --        --        --          --            8.2x  |        --               1.1x

(1) The statement of operations data of RBX Group, Inc. for each of the four years ended December 31, 2000 and for the eight months ended August 27, 2001 have been restated as discussed in Note 21 to the consolidated financial statements of RBX Group, Inc. included elsewhere in this prospectus. A summary of the significant effects of the restatement for the years ended December 31, 1997 and 1998 is as follows:

                                         1997                      1998
                               ----------------------    -----------------------
                                    As                       As
                               Previously       As       Previously       As
                                Reported     Restated     Reported     Restated
                               ----------    --------    ----------    --------
     Net Sales................  $172,450     $281,662    $157,012      $263,250
     Gross profit.............    27,923       38,279      10,404        21,615
     Selling, general
       and administrative
       costs..................    26,444       28,265      26,725        28,375
     Operating income (loss)..    (3,032)       5,503    (121,278)     (111,717)
     Loss before extraordinary
       item and cumulative
       effect adjustment......   (36,326)     (27,791)   (147,401)     (137,840)

(2) The statement of operations data and other data of RBX Group, Inc. for the period from January 1, 2001 through August 27, 2001 have been referred to herein as the statement of operations data and other data for the eight months ended August 27, 2001 for ease of reference.

(3) The statement of operations data and other data of RBX Corporation for the period from August 28, 2001 through December 31, 2001 have been referred to herein as the statement of operations data and other data for the four months ended December 31, 2001 for ease of reference.

(4) Net loss for the four months ended December 31, 2001 included special adjustments totaling $5.9 million. These adjustments were comprised of plant shut-down costs totaling $5.0 million and reorganization expense items totaling $0.9 million. Net income for the eight months ended August 27, 2001 included special adjustments totaling $238.1 million. These adjustments were comprised of a gain on cancellation of debt in the amount of $218.3 million, a gain from fresh-start revaluation in the amount of $28.4 million and net reorganization expense items totaling $8.6 million. Net loss for 2000 included reorganization items totaling $27.8 million. Reorganization items for 2000 were comprised of losses on impairment of long-lived assets of $16.2 million, professional fees related to the reorganization of $4.0 million, a write-off of deferred financing fees of $3.8 million, a provision to reserve for an equity investment of $1.6 million and other charges of $2.2 million related primarily to contractual obligations associated with the abandonment of certain construction projects. Net loss for 1998 includes special charges totaling $119.9 million. Such charges were comprised of losses on impairment of long-lived assets of $101.4 million, inventory write downs, severance, other personnel related costs of $13.5 million and write-off of start-up costs of $5.0 million. Net loss for 1997 includes extraordinary losses of $1.8 million for the early extinguishment of debt.

(5) In computing the ratio of earnings to fixed charges, "earnings" represent income (loss) before income taxes, extraordinary items and changes in accounting principles plus "fixed charges," less redeemable preferred stock dividends and accretion for original issue discount. "Fixed charges" consist of interest expense, amortization of deferred financing fees, an estimate of interest within rental expense and redeemable preferred stock dividends and accretion for original issue discount. For the years ended December 31, 1997, 1998, 1999 and 2000, and the three months ended March 31, 2001 and for the four months ended December 31, 2001 earnings were insufficient to cover fixed charges by $16.2 million, $138.7 million, $12.9 million, $57.6 million, $3.0 million and $8.8 million, respectively.

                            PRO FORMA FINANCIAL DATA

     The following unaudited pro forma financial data has been derived by the application of pro forma adjustments to the financial statements included elsewhere in this prospectus. The unaudited pro forma condensed consolidated statements of operations for the period presented give effect to the reorganization as if it had occurred on January 1, 2001. The adjustments are described in the accompanying notes. The pro forma financial data does not purport to represent what our results of operations actually would have been if the reorganization had been consummated on the date or for the periods indicated, or what such results will be for any future date or for any future period. The unaudited pro forma financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes thereto included elsewhere in this prospectus.

       Unaudited Pro Forma Condensed Consolidated Statement of Operations
                      For the year ended December 31, 2001
                                 (in thousands)


                                                                     Pro Forma
                                                 Historical (1)     Adjustments           Pro Forma
                                                 ----------         -----------           ---------
Net sales                                        $  189,780                   -            $189,780
Cost of goods sold                                  175,189                   -             175,189
                                                 ----------         -----------           ---------
Gross profit                                         14,591                   -              14,591
Selling, general and administrative costs            17,785                   -              17,785
Reorganization items (income)                       (13,854)             19,786   (2)         5,932
Other income                                             (6)                  -                  (6)
                                                 ----------         -----------           ---------
Operating income (loss)                              10,666             (19,786)             (9,120)
Interest expense                                      3,248               2,000   (3)         5,248
                                                 ----------         -----------           ---------
Income (loss) before income taxes                     7,418             (21,786)            (14,368)
Income tax expense                                        -                   -                   -
                                                 ----------         -----------           ---------
Income (loss) before extraordinary item               7,418             (21,786)            (14,368)
Extraordinary item                                  218,316            (218,316)  (4)             -
                                                 ----------         -----------           ---------
Net income (loss)                                $  225,734            (240,102)           $(14,368)
                                                 ==========         ===========           =========





-----------


(1) For purposes of presenting this pro forma financial data, the results of operations of RBX Group, Inc. for the period from January 1, 2001 through August 27, 2001, referred to as the eight months ended August 27, 2001 and the results of our company for the period from August 28, 2001 through December 31, 2001, referred to as the four months ended December 31, 2001, have been combined.

(2) Represents reorganization items which would not have been incurred had the reorganization occurred on January 1, 2001 consisting of a fresh - start revaluation gain of $28,431 and other reorganization costs, including professional fees, of $8,645.

(3) Represents an adjustment to include interest expense related to our senior secured notes for the period from January 1, 2001 through August 27, 2001, that would have been incurred if the reorganization had occurred on January 1, 2001.

(4) Represents gain on cancellation of debt that would not have been incurred had the reorganization taken place on January 1, 2001.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our consolidated financial statements and the accompanying notes and "Selected Consolidated Financial Data" included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of numerous factors, including the risks discussed in "Risk Factors" and elsewhere in this prospectus.

Introduction

     We manufacture closed cell rubber foam products, custom mix rubber polymers and compete in several niche markets, including the manufacturing of cross-linked polyethylene foam.

     We are the surviving corporation of a recent corporate reorganization implemented in connection with the consummation of our Chapter 11 bankruptcy proceedings in August 2001. Prior to the effective date of our corporate reorganization, we were a wholly owned subsidiary of RBX Group, Inc. In connection with our corporate reorganization, RBX Group, Inc. merged into our company and eight of our subsidiaries were merged into one company, Rubatex Corporation, which was renamed RBX Industries, Inc. We are currently a holding company with no business operations and own all of the issued and outstanding stock of RBX Industries, Inc., through which all of our manufacturing and distribution activities are conducted.


     On August 27, 2001, which was the effective date of the plan of reorganization, we emerged from Chapter 11 proceedings. As a result of the reorganization and the recording of the related reorganization transactions and the implementation of fresh-start accounting, our results of operations after August 27, 2001 are not comparable to results reported in prior periods. However, for purposes of this management's discussion and analysis, the results of operations of RBX Group, Inc. for the period from January 1, 2001 through August 27, 2001, referred to as the eight months ended August 27, 2001, and the results of operations of our company for the period from August 28, 2001 through December 31, 2001, referred to as the four months ended December 31, 2001, have been combined.

     Implementation of fresh-start accounting resulted in material changes to our financial statements, including valuation of assets at fair value in accordance with principles of the purchase method of accounting, valuations of liabilities pursuant to provisions of the plan of reorganization and valuation of equity based on a valuation of the business prepared by the independent financial advisors of our company.


     As discussed in Note 21 to the consoldated financial statements, we have restated our financial statements for the years ended December 31, 1999 and 2000 and for the eight months ended August 27, 2001 to present the results of operations of certain plants closed in October 2001 in continuing operations. The following discussion and analysis give effect to that restatement.


Critical Accounting Policies

     Preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make certain estimates and assumptions that we believe are reasonable based upon the information available. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. The significant accounting policies which we believe are the most critical to aid in fully understanding and evaluating our reported financial results include the following:

  Revenue Recognition

     We recognize revenue when products are shipped to customers and the customer takes ownership and assumes risk of loss based on shipping terms. Sales returns and allowances and certain volume incentives are treated as a reduction to sales and are provided based on historical experience and current estimates. Sales returns are typically allowed for quality issues only. We monitor and track product returns and we record a provision for the estimated amount of future returns, based on historical experience and any notification we receive of pending returns. While such returns have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same return rates that we have in the past. Any significant increase in product quality issues and the resulting credit returns could have a material adverse impact on our operating results for the period or periods in which such returns materialize.

  Valuation of Accounts Receivable

     We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customer's current credit worthiness accordingly. We continuously monitor collections and payments from our customers and maintain a provision for bad debts based upon our historical experience and any specific customer collection issues that we have identified. While such bad debts have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience a comparable level of bad debts to what we have experienced in the past. To the extent that our accounts receivable are concentrated in certain customers, a significant change in the liquidity or financial position of those customers could have a material adverse impact on the collectability of our accounts receivables and our future operating results.

  Valuation of Inventories

     Inventories are valued at the lower of cost or market and have been reduced by an allowance for excess and obsolete inventories. We periodically evaluate the need to record adjustments for impairment of inventory. Inventory in excess of our estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value are management's estimates related to our future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of inventory.

  Deferred Tax Assets

     We account for income taxes using the liability method, whereby deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse.


     We evaluate our deferred tax assets periodically and determine the likelihood that our deferred tax assets will be recovered from future taxable income. To the extent we believe that recovery is not likely, we establish a valuation allowance. We have recorded a valuation allowance of $24.1 and $23.8 million as of March 31, 2002 and December 31, 2001 due to uncertainties related to our ability to realize or utilize some of our deferred tax assets, primarily consisting of certain employee benefits and certain state net operating losses carried forward, before they reverse or expire. The valuation allowance is based on our estimates of taxable income by jurisdiction in which we operate and the period over which our deferred tax assets will be recoverable. In the event that actual results differ from these estimates or we adjust these estimates in future periods we may need to adjust our valuation allowance. Such adjustments could materially impact our financial position and results of operations.


  Impairment of Long-lived Assets and Intangible Assets

     We assess impairment of long-lived assets such as property, plant and equipment whenever changes or events indicate that the carrying value may not be recoverable. Long-lived assets are written down to estimated fair value if the sum of the expected future undiscounted cash flows is less than the carrying amount.

     The intangible assets created by the adoption of fresh-start accounting on our emergence from bankruptcy consist of trademark and tradename assets as well as excess enterprise value, or goodwill, and are not subject to amortization. We evaluate the remaining useful life of the trademark and tradename assets at each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Additionally, goodwill is tested for impairment at least annually and more often if events and circumstances require.

     Adjustments to record impairment of long-lived assets or intangible assets could have a material adverse impact on our financial condition and results of operations in the period or periods in which such impairment is identified.

  Pension and Other Postretirement Benefits

     The determination of our obligations and expense for pension and other postretirement benefits is dependent on our selection of certain assumptions used by actuaries in calculating such amounts. Those assumptions are described in Note 11 to the consolidated financial statements and include, among others, the discount rate, expected long-term rate of return on plan assets and rates of increase in compensation and healthcare costs. In accordance with accounting principles generally accepted in the United States of America, actual results that differ from our assumptions are accumulated and amortized over future periods and therefore, generally affect our recognized expense and recorded obligations in such future periods. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions may materially affect our pension and other postretirement obligations and our results of operations.

  Environmental Remediation Liabilities

     We are subject to certain laws and regulations relating to environmental remediation activities such as the Comprehensive Environmental Response, Compensation, and Liability Act and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. Such accruals primarily include estimated costs associated with remediation. We have not used discounting in determining our accrued liabilities for environmental remediation. In developing our estimate of environmental remediation costs, we consider, among other things, currently available technological solutions, alternative clean-up methods and risk-based assessments of the contamination, and estimates developed by independent environmental consultants. We do not maintain insurance coverage for environmental matters and do not anticipate recoveries from other potentially responsible parities, or PRPs; therefore, no claims for possible recovery from third-party insurers or other parties related to environmental costs have been recognized in our consolidated financial statements. We adjust the accrual when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information. To the extent that adjustments are necessary to revise estimates in future periods our financial position and results of operations may be materially impacted.


Revenues

     We derive revenues from the sale of products manufactured by our company. Our foam segment revenues consist of sales of closed cell rubber foam and cross-linked polyethylene foam. Our mixing segment revenues consist of sales of custom-mixed rubber polymers in uncured form. A substantial part of the mixing segment's business is conducted with a limited number of customers.

     We recognize revenues when products are shipped to our customers and the customer takes ownership and assumes risk of loss based on shipping terms. Sales returns and allowances and certain volume incentives are treated as a reduction to sales and are provided based on historical experience and current estimates.

Expenses

     Cost of goods sold consists of the cost of materials, compensation costs and overhead related to the manufacturing process associated with the products that we sell.

     Selling, general and administrative expenses consist of the compensation costs for sales and marketing personnel, travel expenses, customer support expenses, advertising, bad debt expense, the compensation costs for administration, finance and general management personnel, as well as professional fees.

Results of Operations

     The following table sets forth, for the periods shown, certain statement of operations data in millions of dollars and as a percentage of net sales.


                                                               Years Ended December 31,               Three Months Ended March 31,
                                                               ------------------------               ----------------------------
                                                      1999               2000                 2001         2001           2002
                                                      ----               ----                 ----         ----           ----
                                                                   (dollars in millions)
Net sales.....................................   $247.0   100.0%   $231.5    100.0%  $189.8   100.0%  $ 54.5  100.0%  $43.7  100.0%
Gross profit .................................     37.1    15.0      20.2      8.7     14.6     7.7      5.4    9.9     7.5   17.2
Selling, general and administrative costs ....     21.6     8.7      21.0      9.1     17.8     9.4      5.8   10.6     5.2   11.9
Management fees ..............................      1.1      .4       1.3       .6       --      --       --     --      --     --
Reorganization items (income) ................       --      --      27.8     12.0    (13.8)   (7.3)     2.0    3.7     0.6    1.4
Operating income (loss) ......................     14.4     5.8     (30.7)   (13.3)    10.7     5.6     (2.3)  (4.2)    1.3    3.0

Net income (loss) ............................    (11.8)   (4.8)    (50.5)   (21.8)   225.7   118.9     (3.0)  (5.5)     .2     .5



Three Months Ended March 31, 2002 Compared to Three Months Ended March 31, 2001

Net Sales

         Net sales decreased to $43.7 million for the three months ended March 31, 2002 compared to $54.5 million for the same period in 2001, a decrease of $10.8 million or 19.8%. A contributing factor to the decreased sales for both segments was a decrease in sales prices in the first quarter of 2002 of approximately 2.6% or $1.1 million.

         Net sales for the foam segment decreased to $34.6 million for the quarter ended March 31, 2002 from $39.4 million for the quarter ended March 31, 2001, a decrease of $4.8 million or 12.2%. This decrease was primarily attributable to the reduced unit volume in our Bedford, Virginia plant due to the closure of the plant's extrusion and fabrication operations in October 2001.

         Net sales for the mixing segment decreased to $9.1 million in the first quarter of 2002 compared to $15.1 million in the first quarter of 2001, a decrease of $6.0 million or 39.7%. This decrease was primarily attributable to the closing of our Midwest plant in Barberton, Ohio in October 2001. The custom rubber mixing plant had faced increased local competition and as a result experienced declining profitability that contributed to the closing of the plant.

Gross Profit

         Gross profit increased to $7.5 million for the three months ended March 31, 2002 from $5.4 million for the three months ended March 31, 2001, an increase of $2.1 million or 38.9%. Raw materials prices declined approximately 2.6% for the three months ended March 31, 2002, which yielded cost decreases at both segments of approximately $0.6 million that partially accounted for the increase in gross profit for the first quarter of 2002.

         Foam segment. Gross profit for the foam segment increased to $6.7 million in the first quarter of 2002 from $4.4 million in the first quarter of 2001, an increase of $2.3 million or 52.3%. This increase was primarily a result of the elimination of losses experienced at the extrusion and fabrication plant in Bedford, Virginia which was closed in the fourth quarter of 2001.

         Mixing segment. Mixing segment gross profit decreased to $0.8 million in the first quarter of 2002 from $1.1 million in the first quarter of 2001, a decrease of $0.3 million or 27.3%. Gross profit was negatively impacted by lower margin business which was accepted to minimize the impact of low volumes experienced as a result of the economic conditions prevailing in the custom rubber mixing industry.

Selling, general and administrative costs

         Selling, general and administrative costs decreased to $5.2 million for the quarter ended March 31, 2002 compared to $5.8 million for the same period in 2001, a decrease of $0.6 million or 10.3%. This decrease was a result of cost cutting measures implemented by us and decreased sales commissions due to the lower sales volume.

Reorganization Items

         Reorganization items of $0.6 million incurred during the first quarter of 2002 were comprised of severance costs and professional fees related to our filing of a registration statement. Reorganization items of $2.0 million in the first quarter of 2001 were comprised mainly of professional fees.

Operating Income

         Operating income increased to $1.3 million for the three months ended March 31, 2002 compared to an operating loss of $2.3 million for the three months ended March 31, 2001, an increase of $3.6 million. Fluctuations in our operating income (loss) were driven primarily by the factors impacting gross profit and reorganization items discussed above. In addition, operating income was reduced by $0.4 million in the first quarter of 2002 due to the loss from sale of equipment.

Net Income

         Net income increased to $0.2 million during the first quarter of 2001 compared to a net loss of $3.0 million in the in the first quarter of 2001. In addition to the factors impacting operating income (loss) discussed above, fluctuations in net income were impacted by an increase in interest expense. Interest expense increased by $0.4 million in the first quarter of 2002 compared to the same period in 2001 due to the fact that the accrual of interest on certain debt was discontinued as of the bankruptcy petition date.

Year Ended December 31, 2001 Compared to Year Ended December 31, 2000

Net sales


     Net sales decreased to $189.8 million in 2001 from $231.5 million in 2000, a decrease of $41.7 million or 18.0%. Our foam segment and our mixing segment contributed approximately 73% and 27%, respectively, of our net sales for the year ended December 31, 2001. Our foam segment and our mixing segment contributed approximately 72% and 28%, respectively, of our net sales for the year ended December 31, 2000. The decrease in sales in both segments is representative of a significant decline in unit volume, which was partially offset by sales price increases of approximately 0.9% or $1.9 million.


     Foam Segment. Net sales for our foam segment decreased to $137.7 million in 2001 from $167.4 million in 2000, a decrease of $29.7 million or 17.7%. This decrease was primarily attributable to the softening of demand for our cross-linked polyethylene foam products and reduced unit volume in our Bedford, Virginia plant, which lost business due to a prolonged strike and attendant quality problems. In September 1999, laborers at our Bedford plant went on strike. We began hiring and training replacement workers as quickly as possible; however, the disruption caused by the strike had a significant negative impact on operating results. The plant was not able to return to profitability and, as a result, the extrusion and fabrication operations in Bedford were closed during October 2001.

     Mixing Segment. Net sales for our mixing segment decreased to $52.0 million in 2001 from $64.1 million in 2000, a decrease of $12.1 million or 18.9%. This decrease was primarily attributable to our Barberton, Ohio plant, or Midwest, which faced increased local competition. As a result of continued declining profitability at Midwest, the custom rubber mixing plant was closed in October 2001.

Gross profit

         Gross profit decreased to $14.6 million in 2001 from $20.2 million in 2000, a decrease of $5.6 million or 27.7%. As a percentage of net sales, gross profit in 2001 decreased to 7.7% from 8.7% in 2000. In addition to the factors discussed below, the gross profit percentages of both segments were negatively impacted by raw material price increases of approximately 1.1% or $1.0 million.

         Foam Segment. Gross profit for our foam segment decreased to $11.5 million in 2001 from $12.8 million in 2000, a decrease of $1.3 million or 10.2%. This decrease was primarily attributable to productivity and scrap issues at our Bedford, Virginia plant which ultimately led to the closure of the extrusion and fabrication operations at that plant in October 2001.

         Mixing Segment. Gross profit for our mixing segment decreased to $3.3 million in 2001 from $7.7 million in 2000, a decrease of $4.4 million or 57.1%. The decrease resulted primarily from the local competitive conditions mentioned above, eventually resulting in the closing of Midwest in October 2001.

Selling, general and administrative costs

         Selling, general and administrative costs decreased to $17.8 million in 2001 from $21.0 million in 2000, a decrease of $3.2 million or 15.2%. This decrease was primarily due to cost reduction efforts and reduced commission expense on the lower sales volumes referred to previously. As a percentage of net sales, selling, general and administrative costs increased to 9.4% in 2001 from 9.1% in 2000.

Management fees

         Management fees included management and consulting fees and related out-of-pocket expenses associated with financial and management services from American Industrial Partners, or AIP, an affiliate of the majority owners of the Predecessor's stockholder. Such management fees totaled $1.3 million in 2000. No such fees were incurred during 2001.

Reorganization items (income)

         Reorganization items include income of $28.4 million associated with revaluation of certain assets and liabilities to comply with fresh-start accounting procedures, offset by $14.6 million of reorganization costs in 2001. Such reorganization costs in 2001 were comprised of professional fees of $7.3 million, plant shut-down costs of $5.0 million and other reorganization costs totaling $2.3 million. In 2000, reorganization costs of $27.8 million were comprised of loss on impairment of long-lived assets of $16.2 million, write off of deferred financing fees of $3.8 million, professional fees of $4.0 million, reserve for equity investment of $1.6 million and other reorganization costs of $2.2 million.

Operating income (loss)

         We reported operating income in 2001 of $10.7 million compared to operating loss in 2000 of $30.7 million. Fluctuations in our operating income
(loss) were driven primarily by the factors impacting gross profit, selling, general and administrative costs, management fees and reorganization items discussed above.

Net income (loss)

         We reported net income of $225.7 million in 2001 compared to net loss of $50.5 million in 2000. In addition to the factors impacting operating income
(loss) discussed above, fluctuations in net income were impacted by gains on cancellation of debt in 2001 and 2000 in the amounts of $218.3 million and $6.2 million, respectively. The decrease in interest expense to $3.2 million in 2001 compared to $25.9 million in 2000 also contributed to the fluctuation in net income.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Net sales


         Net sales decreased to $231.5 million in 2000 from $247.0 million in 1999, a decrease of $15.5 million or 6.3%. Our foam segment and our mixing segment contributed approximately 72% and 28%, respectively, of our net sales for the years ended December 31, 2000 and 1999. The decrease in sales noted in both segments was representative of a significant decline in unit volume, partially offset by increased sales prices of approximately 2.4% or $5.6 million.



     Foam Segment. Net sales for our foam segment decreased to $167.4 million in 2000 from $177.2 million in 1999, a decrease of $9.8 million or 5.5%. This decrease was primarily attributable to the softening of demand for our cross-linked polyethylene foam products due to prevailing economic conditions in the industry and reduced volume in our Bedford, Virginia plant, which lost business due to the prolonged strike, referred to above, and attendant quality problems.


         Mixing Segment. Net sales for our mixing segment decreased to $64.1 million in 2000 compared to $69.8 million in 1999, a decrease of $5.7 million or 8.2%. This decrease was primarily attributable to our Midwest operations, which faced intensified local competition.

Gross profit

         Gross profit decreased to $20.2 million in 2000 from $37.1 million in 1999, a decrease of $16.9 million or 45.6%. As a percentage of net sales, gross profit in 2000 decreased to 8.7% from 15.0% in 1999. Raw material prices in 2000 increased approximately 2.8% from the 1999 average raw material prices, which contributed to the decrease in gross profit in 2000 for both segments.

         Foam Segment. Gross profit for our foam segment decreased to $12.8 million in 2000 from $27.2 million in 1999, a decrease of $14.4 million or 52.9%. This decrease was primarily attributable to cost and quality issues surrounding the strike at our Bedford, Virginia plant. However, increased scrap and lower productivity in our operations in Colt, Arkansas made a significant contribution to the decrease as well. The decline in volume related to cross-linked polyethylene foam products was also a contributor.

         Mixing Segment. Gross profit for our mixing group decreased to $7.7 million in 2000 from $10.2 million in 1999, a decrease of $2.5 million or 24.5%. This decrease resulted primarily from the local competitive conditions mentioned above.

Selling, general and administrative costs

         Selling, general and administrative costs decreased to $21.0 million in 2000 from $21.6 million in 1999, a decrease of $0.6 million or 2.8%. This decrease was primarily due to cost reduction efforts and reduced commission expense on the lower sales volumes referred to previously. As a percentage of net sales, selling, general and administrative costs increased to 9.1% in 2000 from 8.7% in 1999.

Management Fees

         Management fees increased to $1.3 million in 2000 from $1.1 million in 1999.

Reorganization items (income)

         In 2000 reorganization costs of $27.8 million were comprised of loss on impairment of long-lived assets of $16.2 million, write off of deferred financing fees of $3.8 million, professional fees of $4.0 million, reserve for equity investment of $1.6 million and other reorganization costs of $2.2 million. There were no reorganization items incurred during 1999.

Operating income (loss)

         We reported an operating loss in 2000 of $30.7 million compared to operating income in 1999 of $14.4 million. Fluctuations in our operating income
(loss) were driven primarily by the factors impacting gross profit, selling, general and administrative costs, management fees and reorganization items discussed above.

Net loss

         We reported net losses of $50.5 million and $11.8 million in 2000 and 1999, respectively. In addition to the factors impacting operating income (loss) discussed above, fluctuations in net income were impacted by the gain on cancellation of debt in 2000 in the amount of $6.2 million and the decrease in interest expense to $25.9 million in 2000 compared to $26.4 million in 1999.

Liquidity and Capital Resources

         Cash provided by operating activities was $1.3 million during the year ended December 31, 2001 compared to $7.7 million during the year ended December 31, 2000.

         Cash used in operating activities for the three months ended March 31, 2002 increased to $5.2 million compared to $4.8 million for the three months ended March 31, 2001.

         Cash used in investing activities was $3.5 million during the year ended December 31, 2001 compared to $3.9 million during the year ended December 31, 2000. Cash used in investing activities was mainly for expenditures related to capital improvements during the years ended December 31, 2001 and 2000.


     Cash used in investing activities was $0.3 million for the three months ended March 31, 2002 compared to $0.8 million for three months ended March 31, 2001. Cash used in investing activities was for expenditures related to capital improvements during the three months ended March 31, 2002 and 2001. Cash used in investing activities for the three months ended March 31, 2002 was offset by $0.2 million in proceeds from the sale of equipment.


         Cash used in financing activities was $8.6 million during the year ended December 31, 2001 compared to cash provided by financing activities of $8.0 million during the year ended December 31, 2000.

         Cash provided by financing activities for the three months ended March 31, 2002 was $5.1 million. There were no financing activities during the three months ended March 31, 2001. For the three months ended March 31, 2002, we borrowed $44.3 million and paid back $39.2 million on the revolving credit and term loan facility.

         We are dependent on cash from operations and available borrowings on our revolver to support our capital requirements. We believe minimum capital expenditures for 2002 to be approximately $5.0 million and we believe minimum capital requirements to support the Company's operating working capital for 2002 to be $4.0 million. We believe that cash flows from operations combined with available borrowings on our revolver will be sufficient to fund the Company's capital requirements throughout 2002 and into 2003.

         Our indebtedness contains certain financial covenants, including maintenance of a minimum level of adjusted tangible net worth (not less than a $24.5 million deficit) and maintenance of a minimum level of earnings before interest, taxes, depreciation and amortization ("EBIDTA") (not less than $12.9 million and $7.25 million for the years ended December 31, 2002 and 2001, respectively). We were in compliance with the terms of our indebtedness as of December 31, 2001 and March 31, 2002.

         We are subject to federal, state and local environmental laws which regulate air and water emissions and discharges; the generation, storage, treatment, transportation and disposal of solid and hazardous waste; and, the release of hazardous substances, pollutants and contaminants into the environment. In addition, we may be responsible for the environmental clean-up of property for contamination which occurred prior to our ownership, We are involved in environmental remediation activities resulting from past operations, including designation as a potentially responsible party, or PRP, at sites designated for cleanup by state environmental agencies.

         We are a PRP along with other PRPs for the environmental clean-up of certain property designated as a state Superfund site in North Carolina. Based on the allocation method determined by a committee made up of representatives of us and other PRPs our share of the liability is considered immaterial.

         We are also a PRP along with other PRPs for the environmental clean-up of certain property designated as a state Superfund site in Ohio. Currently the Federal EPA has designated the site as "No Further Remedial Action Planned;" however, the Ohio EPA has completed a preliminary investigation of the property and requested that we conduct a more extensive environmental study. We have accrued approximately $2 million based on a consultant's estimate but are unable to predict the outcome of this potential liability at this time.

         Management believes the estimates discussed above will be sufficient to satisfy anticipated costs of remediation at these two Superfund sites. At March 31, 2002 and December 31, 2001, approximately $2.2 million for estimated environmental remediation costs was accrued and substantially the entire amount is included in long-term liabilities. Expenditures relating to costs currently accrued are expected to be made over the next 5 to 10 years. As a result of factors such as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, and the identification of presently unknown remediation sites, estimated costs for future environmental compliance and remediation are necessarily imprecise, and it is not possible to predict the amount or timing of future costs of environmental remediation requirements which may subsequently be determined. Based upon information presently available, such future costs are not expected to have a material adverse effect on our competitive or financial position or our ongoing results of operations. However, such costs could be material to results of operations in a future period.

Financing Activities

     On April 20, 2001, we reached an agreement on new debtor-in-possession financing with Congress Financial Corporation. The proceeds of this credit facility were used to repay amounts outstanding under our old revolving credit facility. Additional amounts were drawn as needed to fund our operations during the reorganization period. This credit facility provided for a $35 million limit, subject to a borrowing base formula applied to eligible receivables and inventory.

     On August 27, 2001, our company and our wholly owned subsidiary, RBX Industries, Inc., entered into a credit agreement with Congress Financial Corporation which provides for a $45 million credit facility. The credit facility is comprised of:

     o a revolving line of credit not to exceed $35 million which is subject to a borrowing base formula applied to eligible receivables and inventory; and

     o    a term loan in the principal amount of $10 million.

     RBX Industries, Inc.'s indebtedness under the new credit agreement is guaranteed by our company and is secured by a first priority security interest in all of our present and future properties and interests in real or personal property and proceeds of the foregoing.


     Indebtedness under our revolving credit facility bears interest at the rate publicly announced by First Union National Bank as its prime rate plus one-half percent (1/2%) per annum (5.25% as of April 15, 2002).

     The term loan bears interest at the rate publicly announced by First Union National Bank as its prime rate plus one percent (1.0%) per annum (5.75% as of April 15, 2002).



     The revolving credit facility matures on August 27, 2004, which is the third anniversary of the new credit agreement and is subject to consecutive one year extensions. Loans made under the revolving credit facility may be borrowed, repaid and reborrowed from time to time, subject to borrowing base limitations and the satisfaction of certain conditions on the date of any such borrowing, until the third anniversary of the new credit agreement. The borrowing base at any time is comprised of the sum of a percentage of our eligible accounts receivable and a percentage of our eligible inventory at such time less any reserves required.

     As of March 31, 2002 and December 31, 2001, the interest rate on our revolving credit facility was 5.25% and 5.5%, respectively. As of March 31, 2002 and December 31, 2001, the amount drawn on the new revolving credit facility was $11.8 million and $5.9 million, respectively.

Future Capital Requirements

     As of March 31, 2002, we have contractual obligations due in future periods as follows:



                                              Payments Due by Period
                                          Less than  1 to 3     4 to 5   After 5
Contractual Obligations            Total    1 Year    Years      Years    Years
-----------------------           -------   ------   -------    -------  -------
Revolving credit facility         $11,804   $   --   $11,804    $    --  $    --
Senior secured notes               26,400       --        --     26,400       --
Term loan                           8,462    2,000     4,000      2,462       --
Operating leases                    5,142    1,099     2,349        677    1,017
Postretirement benefit obligation  30,748    2,780     5,813      6,166   15,989
Pension benefit obligation         15,630       --        --         --   15,630
Letters of credit                   1,000       --     1,000         --       --
                                  -------   ------   -------    -------  -------
Total contractual obligations     $99,186   $5,879   $24,966    $35,705  $32,636
                                  =======   ======   =======    =======  =======


     As of March 31, 2002, we had no material commitments for capital expenditures. We anticipate that the funds necessary to meet our current capital requirements and those to be incurred in the foreseeable future will come from operating cash flows and our credit facility. We believe that funds from a number of these sources, coupled with cash on hand, will be sufficient to meet our projected capital requirements for the near term.

     Our pension benefit obligation is calculated based on an assumed 9.5% rate of return on plan assets. The expected long-term rate of return on plan assets reflects the average rate of earnings expected on the funds invested or to be invested to provide for the benefits included in the projected benefit obligation. We typically attempt to maintain a balanced investment portfolio consisting of 50% equity instruments and 50% fixed income assets in order to mitigate the impact of short-term highs and lows in the capital markets. An analysis of the impact of a 1% change (i.e., if the actual long-term rate of return was 8.5% instead of 9.5%) in the expected long-term rate of return on plan assets would have increased or decreased our pension benefit obligation by approximately $40,000 in 2001, depending on whether the actual long-term rate of return was higher or lower by 1%.

Inflation

     We believe that inflation has not had a significant effect on our results of operations over the periods presented. Many of our raw materials are petrochemical derivatives. Substantial increases in costs of such materials could adversely affect our operations.

Recent Accounting Pronouncements

     In June 2001, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 143, or SFAS 143, "Accounting for Asset Retirement Obligations." SFAS 143 is effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, an entity would recognize a gain or loss on settlement. Management does not expect the adoption of SFAS 143 to have a significant impact on the financial position, results of operations, or cash flows of our company.

Quantitative and Qualitative Disclosures About Market Risk

     Under our credit facility, both the term loan and borrowings under the line of credit bear interest at fluctuating market rates. An analysis of the impact of our interest rate sensitive financial instruments of a 1% change (i.e., if the interest rate increases from 5% to 6%) in short-term interest rates shows an impact on expected 2002 earnings of approximately $150,000 of higher or lower earnings, depending on whether the short-term rates rise or fall by 1%.

                                    BUSINESS

General

     We manufacture closed cell rubber foam products and custom mix rubber polymers. We compete in several niche markets, including the manufacturing of cross-linked polyethylene foam. Our products are used in a range of applications, including:

     o    athletic equipment;

     o    sports medicine wraps;

     o    neoprene, or synthetic rubber wetsuits;

     o hardware center products, such as do-it-yourself insulation, tubing, gardening and construction kneepads;

     o other consumer products, such as computer mouse pads and beverage can insulators;

     o    insulation for refrigeration and air conditioning systems;

     o    automotive components; and

     o    other industrial products.


     Our foam products operations, or foam group, consist of the manufacture of closed cell rubber foam and related products and cross-linked polyethylene foam. The foam group contributed approximately 72% and 73% of our net sales for the years ended December 31, 2000 and 2001, respectively. Our custom rubber mixing operations, or mixing group, mixes a variety of rubber polymers to serve a wide range of end-use markets. The mixing group contributed approximately 28% and 27% of our net sales for the years ended December 31, 2000 and 2001, respectively. We combine purchases of raw materials for both the foam group and mixing group to obtain volume discounts from our suppliers.

     The manufacturing of all of our products begins with the blending of synthetic compounds in a mixer. Our mixing group sells these compounds in uncured sheet or strip form to our customers. Our foam group performs additional manufacturing steps, including extruding, molding and curing, before selling products to our customers.

Our History and Chapter 11 Bankruptcy Reorganization

     We are the surviving corporation of a recent corporate reorganization implemented in connection with the consummation of our Chapter 11 bankruptcy proceedings in August 2001. Prior to the effective date of our corporate reorganization, we were a wholly owned subsidiary of RBX Group, Inc. We are currently a holding company with no business operations and own all of the issued and outstanding stock of RBX Industries, Inc., through which all of our manufacturing and distribution activities are conducted.

     Our company and our former parent company, RBX Group, Inc. were formed by AIP in October 1995 in connection with AIP's leveraged acquisition of RBX Investors Inc. and its subsidiaries for approximately $210 million. Following the RBX Investors acquisition, our company and our affiliates acquired the Ensolite division of Uniroyal Technologies for approximately $26 million.

     On December 5, 2000, certain unsecured creditors of our company filed an involuntary bankruptcy petition for reorganization of our company under Chapter 11 of Title 11 of the U.S. Code in the U.S. Bankruptcy Court for the District of Delaware, which we refer to in this prospectus as the Delaware Bankruptcy Court. On December 7, 2000, our company, RBX Group, Inc. and eight of our subsidiaries (Rubatex Corporation, Groendyk Manufacturing Company, Inc., OleTex Inc., Midwest Rubber Custom Mixing Corp., Hoover-Hanes Rubber Custom Mixing Corp., Waltex Corporation and UPR Disposition, Inc.), as debtors, each filed voluntary petitions with the Delaware Bankruptcy Court for relief under Chapter 11.

     By order dated as of February 2, 2001, the Delaware Bankruptcy Court transferred the cases to the U.S. Bankruptcy Court for the Western District of Virginia, Roanoke Division, or the Virginia Bankruptcy Court, where the cases were consolidated for purposes of joint administration. In July 2001, the Virginia Bankruptcy Court confirmed our second amended joint plan of reorganization. In connection with our corporate reorganization, RBX Group, Inc. merged into our company and our eight subsidiaries that also filed for relief under Chapter 11 were merged into one company, Rubatex Corporation, which was renamed RBX Industries, Inc. On August 27, 2001, which was the effective date of the plan of reorganization, our company and RBX Industries, Inc. emerged from our Chapter 11 proceedings. On that date, we entered into a $45 million secured credit facility with Congress Financial Corporation to replace our debtor-in-possession financing. In addition, we cancelled all of our equity securities that were outstanding immediately before the effective date and we issued:

     o 950,000 new shares of our common stock, representing a 95% equity interest in our company and new 12% secured notes in the aggregate principal amount of $25 million, to persons having a beneficial interest in our old 12% notes as of the record date determined by the Virginia Bankruptcy Court; and


     o 50,000 new shares of our common stock, representing a 5% equity interest in our company and 67,416 new warrants to holders of general unsecured claims against our company. As of April 15, 2002, the warrants represented the right to acquire 67,416 shares of our common stock (subject to anti-dilution adjustment) and the exercise price was $48.00 per share. The warrants are exercisable at any time on or before August 27, 2008.

The Foam Group

Products

     Our foam group's products are formulated to provide specific performance characteristics based on their end-use applications. Closed cell rubber foam is produced by the expansion of synthetic rubber polymers through the infusion of millions of gas-filled cells that are permanently sealed in the material. The closed cell structure is flexible, resilient and shuts out water, dust and air, which makes the material ideal for insulating, sealing, shock absorption and a variety of other uses. Products made with closed cell rubber foam include:

     o    residential and industrial building insulation;

     o    plumbing insulation;

     o    automotive gaskets;

     o home and hardware center products, such as grips, handles and foam cushions;

     o a broad range of consumer products such as wetsuits, ski masks and knee braces;

     o    other sports medicine applications;

     o    foam beverage can insulators; and

     o    computer mouse pads.

     Cross-linked polyethylene foam, which has many of the same physical properties as closed cell rubber foam, is less elastic but relatively less expensive and is easily thermoformed. Polyethylene foam is used in such products as athletic mats, marine flotation buoys, ship fenders, shoe insoles and artificial turf underlay. Silicone rubber is flame resistant and possesses a number of exceptional physical and chemical properties that make it suitable for products that are exposed to extreme temperatures. We manufacture silicone-based products for a number of high-performance applications, including commercial lighting, automobile gaskets, commercial aircraft, aerospace and electronics.

     Products sold in the most basic form include:

     o extruded sheets and tubes used for insulation in air conditioning, plumbing and refrigeration; and

     o molded sheets which are sold to manufacturers who slit, cut and fabricate the material into industrial and consumer products ranging from automotive gaskets to football padding to children's toys.

     We also produce extruded shapes of closed cell rubber that are sold in various lengths for specialized sealing or gasket applications that require unusual profiles. Our products are sold in a variety of forms including sheets, tubes, buns, rolls and extruded shapes.

Customers

     The foam group serves a wide array of industrial and consumer end-user markets. The foam group's base of over 3,000 current customers is comprised of a large group of core customers who rely on our company for their ongoing needs and a smaller number of customers who approach our company on a project-specific basis. The foam group is able to serve both types of customers because of its wide range of products, its design and production capabilities and its sales force that is able to assess our customers' requirements in order to develop products that meet their specifications. The size and diversity of the foam group's customer base reduces our reliance on any individual customer or industry segment.

     Our foam group's products are sold primarily in the United States to end product manufacturers, intermediate fabricators and distributors. End product manufacturers operate in a wide range of industrial and commercial segments that produce subassemblies and finished products. Fabricators slice and cut foam into shaped pieces and then sell them to other manufacturers. Distributors purchase tubes, sheets and buns for resale to smaller contractors.

Nomaco Agreements

     In April 2002, we entered into Manufacturing, Sales and Marketing Agreements with Nomaco Inc., a North Carolina-based manufacturer of polyethylene thermal mechanical insulation products, and Nomaco K-Flex, LLC, a North Carolina-based manufacturer of elastomeric thermal mechanical insulation products. Nomaco K-Flex is a joint venture between Nomaco Inc. and Isolante K-Flex of Milan, Italy.


     Under the provisions of the agreements, which have an initial term of 20 years, we will discontinue the production of those products in the U.S., U.S. possessions and territories, Canada and Mexico and will serve as the exclusive representative of Nomaco and Nomaco K-Flex with respect to the future marketing and sale of those products in those markets. Each of the agreements may be terminated by RBX if the Nomaco entity party to the agreement is acquired by any of certain identified parties and by the Nomaco entities if RBX or the RBX's Insulation Division is acquired by any of certain identified parties.


Industry

     Growth in the closed cell rubber foam and related products market is expected to primarily come from increased use of closed cell rubber foam in automotive sound and vibration insulation, new applications in sports and leisure markets and growth in the consumer and residential housing markets for heating, ventilation and air conditioning, or HVAC, insulation. The market includes rubber foams sold for thermal insulation and for processing into components or finished parts or products, but does not include rubber foams manufactured by vertically integrated companies exclusively selling finished products. The overall market is comprised of several segments that are defined by the product's end use and this market continues to expand as new products and applications are developed. Some segments, such as insulation, represent a large share of the overall market and have a large number of customers and suppliers. A number of other segments represent niche product markets constituting a small share of the overall market and have relatively few customers and suppliers. The overall market includes a large number of customers from a variety of industries, and even established customers in the larger segments of this market generally represent only a small percentage of the market's total sales.

The Mixing Group

Products

     Our mixing group mixes natural and synthetic rubbers with various additives and fillers. The various ingredients of a custom formulation are carefully weighed into a mixer that blends the components and feeds the mixture onto a large mill. The milled rubber is then pulled off the mill in a wide ribbon, cooled, and then cut into rough sheets or strips of uncured compound. These sheets and strips are molded or extruded by the customer into a wide variety of products including automobile tires and parts, industrial belts and hoses, agricultural tools and equipment and roofing materials. The custom-mixed compounds are delivered to customers in sheets or strips of uncured rubber which the customers then process and fabricate into a variety of end-use products, including automobile tires and parts, industrial belts and hoses, agricultural tools and equipment and roofing materials. The mixing group's mixing lines enable it to custom mix many different compounds concurrently and to respond quickly to customers' requests, even for unusual formulations or small orders. The mixing group included seven mixing lines until the closing of a portion of our facilities in October 2001 reduced the number of mixing lines to four. We believe these factors, combined with the mixing group's ability to maintain what we believe to be a high level of product quality, enable the mixing group to compete effectively on price, quality and service.

Customers

     Our mixing group offers services primarily in the United States and serves more than 200 current customers from a variety of industries. In most instances, we supply the raw materials for a given customer formulation and charge the customer on a "cost-plus" basis, reflecting raw material costs plus a usage fee for time used on the mixing line. In cases where a customer supplies the raw materials, the mixing group charges a "tolling" fee for providing the mixing service. During 2001, sales to one customer accounted for approximately 26% of the mixing group's net sales, which represents less than 10% of our total net sales. No other customer accounted for more than 10% of the mixing group's sales during these periods.

Industry

     The critical elements in custom compounding are quality, service and efficiency. The accuracy of the mix is critical to ensure smooth processing through the customer's manufacturing equipment and the proper performance of the finished product. While price is important, customers choose suppliers who can provide rapid turnaround, maximize throughput and minimize waste while maintaining high quality standards.

Sales, Marketing and Distribution

     We rely on our direct sales force to market and sell the vast majority of our products. Our direct sales force maintains contact with our customers. For products targeted to certain markets, we use independent sales agencies that have the industry expertise necessary to market and sell the product effectively. For example, we rely on independent sales agencies with automotive expertise to sell foam products to automotive original equipment manufacturers. For certain products that are manufactured in standard configurations, we sell directly to distributors for resale to end users. For example, insulation tubing, which is manufactured in a number of standard sizes, is sold to the construction industry through distributors. Products are distributed either directly to customers or through distribution warehouses strategically located throughout the United States.

Competition

     We face domestic and foreign competition across our product lines ranging from divisions of leading national and international manufacturers to small, regional competitors. We believe that competition is based primarily on price, product quality and customer service.

     In addition, we face competition from a number of manufacturers located in Asia that have lower operating and labor costs than we do, which in certain instances allow these manufacturers to sell their products for lower prices.


     We believe that our competitors include companies such as Owens Corning, Armacell, Monarch Rubber, American National Rubber, Voltek, Sentinal, PolyOne and Associated Rubber.


Raw Materials

     Our key raw material inputs are synthetic polymers, specialty chemicals, carbon black, synthetic fabrics, natural rubber and polyethylene. Raw material purchases accounted for approximately 44% of the cost of goods sold by the foam group and approximately 79% of the cost of goods sold by the mixing group in 2001. We purchase raw materials from a number of suppliers through short-term purchasing arrangements and we believe that there are sufficient sources of supply for the foreseeable future.

     We expect that we will continue to experience raw material price fluctuations from time to time. Many of the raw materials used by our company are petrochemical derivatives, which are subject to periodic price fluctuations.

Trademarks and Patents

     We have numerous trademarks and several patents registered in the United States and several trademarks registered in a number of foreign countries, in each case, for varying lengths of time. Our registered trademarks include RBX(R), under which we market the majority of our rubber and insulation products, Rubatex(R), under which we market a variety of insulation and related products, Insul-Tube(R) and Therma-Cel(R), under which we market certain other insulation products, Ensolite(R) under which we market certain cellular plastic materials, SeaTex(R) under which we market closed cell foam sheets for use in the manufacture of, among other things, wetsuits, and Comfortex(R) under which we market closed cell foam laminated to various fabrics for use in the manufacture of sports medicine/medical devices. We also have a number of applications for trademarks pending in the United States and abroad. Management considers its various trademarks, trademark applications and patents to be valuable assets but believes that the loss of any one trademark or patent would not materially adversely affect our operations.

Environmental Matters

     We are subject to federal, state and local environmental laws which regulate air and water emissions and discharges; the generation, storage, treatment, transportation and disposal of solid and hazardous waste; and, the release of hazardous substances, pollutants and contaminants into the environment. In addition, we may be responsible for the environmental clean-up of property for contamination which occurred prior to our ownership. We are involved in environmental remediation activities resulting from past operations, including designation as a potentially responsible party, or PRP, at sites designated for cleanup by state environmental agencies.

     We are a PRP along with other PRPs for the environmental clean-up of certain property designated as a state Superfund site in North Carolina. Based on the allocation method determined by a committee made up of representatives of our company and other PRPs, we consider our share of the liability immaterial.

     We are also a PRP along with other PRPs for the environmental clean-up of certain property designated as a state Superfund site in Ohio. Currently the Federal EPA has designated the site as "No Further Remedial Action Planned;" however, the Ohio EPA has completed a preliminary investigation of the property and requested that we conduct a more extensive environmental study. We have accrued approximately $2 million based on a consultant's estimate but are unable to predict the outcome of this potential liability at this time.

     Management believes the estimates discussed above will be sufficient to satisfy anticipated costs of remediation at these two Superfund sites. At December 31, 2001, approximately $2.2 million (undiscounted) for estimated environmental remediation costs was accrued and substantially the entire amount is included in long-term liabilities. Expenditures relating to costs currently accrued are expected to be made over the next 5 to 10 years. As a result of factors such as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, and the identification of presently unknown remediation sites, estimated costs for future environmental compliance and remediation are necessarily imprecise, and it is not possible to predict the amount or timing of future costs of environmental remediation requirements which may subsequently be determined.

     Based upon information presently available, such future costs are not expected to have a material adverse effect on our competitive or financial position or our ongoing results of operations. However, such costs could be material to results of operations in a future period.

Employees and Employee Relations

     At December 31, 2001, we employed approximately 1,200 persons, of whom approximately 27% were salaried employees and 73% were hourly employees. Approximately 73% of our hourly employees are represented by labor unions pursuant to collective bargaining agreements that expire between February 2002 and October 2005. In September 1999, over 400 production workers at our Bedford, Virginia plant stopped work. In June 2000, the employees conditionally returned to work, subject to the parties' ongoing negotiations. Our company and our employees reached a consensual resolution and on or about March 28, 2001, the workers at the Bedford plant agreed to the terms of a new collective bargaining agreement. We believe that our current relations with both union and non-union employees are good.

Seasonal Nature of Business

     We participate in a number of markets, some of which have slight seasonalities, but this wide market participation insulates against significant seasonal business fluctuations.

Legal Proceedings

     From time to time, we are involved in various legal proceedings arising in the ordinary course of business. Management believes that none of the matters in which our company is currently involved, either individually or in the aggregate, should adversely affect our business or financial condition and operating results.

Properties

     In addition to our leased 17,000 square foot headquarters in Roanoke, Virginia, we currently operate six manufacturing facilities, the majority of which are located in the southeastern United States. We also lease public warehouse facilities throughout the United States. Our leased facilities are occupied under lease agreements that expire in 2009. The size and location of our significant facilities are summarized below:

Location                Size (sq. ft.)      Leased/Owned
--------                --------------      ------------
Bedford, VA .....          235,000              Owned
Colt, AR ........          223,000              Owned
Conover, NC .....          387,000          Owned (1)
Buchanan, VA ....           77,000              Owned
South Holland, IL          165,000             Leased
Tallapoosa, GA ..          165,000              Owned

-------
(1) Includes approximately 100,000 square feet of leased warehouse space.

     We believe these facilities are adequate for our current and foreseeable purposes and that additional space will be available when needed.

                                   MANAGEMENT


     Set forth below is the name, age as of June 30, 2002, and a brief account of the business experience of each person who is, or was at June 30, 2002, a director or executive officer of our company.


Name                        Age     Position
----                        ---     --------
Eugene I. Davis .........    47     Chief  Executive  Officer  and  Chairman  of the  Board of
                                    Directors of RBX Corporation and RBX Industries, Inc.

Richard W. Detweiler ....    60     Director, RBX Corporation and RBX Industries, Inc.

Eric R. Johnson .........    41     Director, RBX Corporation and RBX Industries, Inc.

Stephen C. Larson .......    53     Director, RBX Corporation and RBX Industries, Inc.

Joseph J. Radecki, Jr. ..    43     Director, RBX Corporation and RBX Industries, Inc.

Timothy J. Bernlohr .....    43     Chief   Operating   Officer  and  Vice  President  of  RBX
                                    Corporation and RBX Industries, Inc.

Rodney P. Repka .........    49     Vice President -  Manufacturing,  RBX  Corporation and RBX
                                    Industries, Inc.

Harry L. Schickling .....    64     Vice  President  -  Administration   and  Secretary,   RBX
                                    Corporation and RBX Industries, Inc.

Thomas W. Tomlinson .....    42     Vice  President  -  Finance,   RBX   Corporation  and  RBX
                                    Industries, Inc.

Lynn A. Bakker ..........    55     Vice President - Technology, RBX Industries, Inc.

William M. Allen ........    67     Vice President - OleTex Division, RBX Industries, Inc.

Jack D. Williams ........    66     Vice President - Custom Mixing Group, RBX Industries, Inc.

     Eugene I. Davis joined our company as Chief Restructuring Officer in January 2001 and became Chairman and Chief Executive Officer in September 2001. Mr. Davis began his career as an attorney for Exxon Corporation and served as an international attorney/negotiator in the oil industry for several years before moving to the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. in Dallas, Texas. From 1990 through 1997, Mr. Davis served in increasing positions of responsibility at Emerson Radio Corporation, including Chief Financial Officer, Executive Vice President, President and Vice Chairman of the Board. From 1998 through 1999, Mr. Davis served as Chief Operating Officer of Total-Tel USA Communications, Inc. Since 1999, Mr. Davis has served as Chief Executive Officer of Smartalk Teleservices, Inc. and Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately held consulting firm specializing in, among other areas, crisis and turn-around management. Mr. Davis also serves on the board of directors of COHO Energy, Inc., Murdock Communications

Corporation, Phonetel Technologies, Inc., Tipperary Corporation and on the Council of Advisors of PPM America Special Investment Funds.

     Richard W. Detweiler has been a director of our company and RBX Industries, Inc. since August 2001. Mr. Detweiler has 30 years of experience in general management, manufacturing and finance in a diverse array of product technologies, service industries and global environments. Since October 1996, Mr. Detweiler has been a Managing Director at Carlisle Enterprises, LLC. From February 1990 to October 1996, he was Chairman and CEO of Precision Aerotech, Inc., where he completed a complicated restructuring and turnaround of a diversified, publicly traded, manufactured products company. Mr. Detweiler is currently a director of Treesource Industries, Inc. and Precision Partners, Inc.

     Eric R. Johnson has been a director of our company and RBX Industries, Inc. since August 2001. Since March 1997, Mr. Johnson has been a Vice President at Conseco Capital Management (CCM). As founder of the Special Assets Unit, he oversees the management of distressed investments for CCM-managed portfolios. Over his 17-year career, Mr. Johnson has been involved in the reorganization and restructuring of numerous companies. Mr. Johnson began his career at Manufacturers Hanover Trust Company (MHT) and is a graduate of MHT's Credit Training Program. After several credit-related line assignments at MHT, including the Special Loan Group and the Merchant Banking Group, Mr. Johnson joined National Westminster Bank Plc in 1987. During his tenure at National Westminster Bank, he served in positions of increasing responsibility as a manager of proprietary high yield/bankruptcy/distressed portfolios. Prior to joining CCM in March 1997, Mr. Johnson was employed by Havens Advisors, L.L.C, specializing in bankruptcy and distressed securities.

     Stephen C. Larson has been a director of our company and RBX Industries, Inc. since August 2001. Mr. Larson is now a private investor residing in Scottsdale, Arizona. Mr. Larson had a 26 year career with International Forest Product companies. From 1997 to 2000, he worked at Repap Enterprises, leaving as President and Chief Executive Officer. From 1991 to 1997, he worked at Domtar Inc. and was the President and Chief Operating Officer. Mr. Larson was employed by Boise Cascade Corporation from 1976 to 1991, leaving as Senior Vice President.

     Joseph J. Radecki, Jr. has been a director of our company and RBX Industries, Inc. since August 2001. Since March 1998, Mr. Radecki has been a Managing Director in the leveraged finance group at CIBC World Markets Corp., where he is principally responsible for the firm's financial restructuring and distressed situation advisory practice. From March 1990 to March 1998, he was Executive Vice President in charge of the financial restructuring advisory group at Jefferies & Company, Inc. From 1983 to 1990, Mr. Radecki was First Vice President in the International Capital Markets Group at Drexel Burnham Lambert, Inc., where he specialized in financial restructurings and recapitalizations. Mr. Radecki is also currently a director of Wherehouse Entertainment, Inc.

     Timothy J. Bernlohr has been Chief Operating Officer of our company since September 2001 and a Vice President of our company since July 1997. Prior to becoming Chief Operating Officer, Mr. Bernlohr received a Senior Vice President designation in July 1998 and an Executive Vice President designation in July 2000. Prior to joining our company, Mr. Bernlohr spent 16 years with Armstrong World Industries and spent his last five years at Armstrong as Division Sales & Market Manager, North America for Armstrong's closed cell rubber and polyethylene foam businesses.

     Rodney P. Repka has been a Vice President of our company since January 2000. From September 1996 to January 2000, Mr. Repka was Director of Manufacturing for AlliedSignal Specialty Films Division. Mr. Repka's previous experience includes 12 years with Mobil Chemical Company in various manufacturing positions, including Director of Manufacturing for Mobil's Tucker Housewares Division.

     Harry L. Schickling has been a Vice President of our company since 1990. He joined our company in 1980 as Manager of Computer Systems & Software and also held the position of Environmental and Legal Director before his promotion to Vice President and Secretary. Immediately before coming to our company, Mr. Schickling headed the Navy Field Engineering Office in Charleston, South Carolina. Prior to that, he held various positions with Honeywell Aerospace, Sears Roebuck & Company and the U.S. Navy.

     Thomas W. Tomlinson has been a Vice President of our company since 2000. He joined the company in 1997 as Corporate Accounting Manager and also held the position of Corporate Controller prior to his promotion to Vice President. Prior to joining our company, Mr. Tomlinson spent 10 years with PricewaterhouseCoopers where he held various positions including, most recently, Senior Manager.

     Lynn A. Bakker has been a Vice President of our company since July 1998. Prior to joining our company, Mr. Bakker spent seven years at Perma-Flex N.A., first as Vice President & General Manager, then as Executive Vice President and finally as President. Prior to 1991, Mr. Bakker served as Plant Chemist and Director of Research & Development for Uniroyal Plastics and as Research Chemist for American Roller Company.



     William M. Allen has been a Vice President of our company since October 1994. Mr. Allen has been the head of our OleTex division for 22 years.

     Jack D. Williams has been a Vice President of our company since 1970. From 1957 to 1970, he held various other positions at our company, including Production Manager and Lab Manager.

Board of Directors

     Our directors are elected annually to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified. Our board of directors elects our executive officers annually to serve until the next annual meeting of the board of directors, or until their successors are duly elected and qualified, or until their earlier death, resignation, disqualification or removal from office. The current members of our board of directors were selected in accordance with the terms of our plan of reorganization and were nominated by the holders of our old 12% notes.

Executive Compensation

     Summary Compensation Table. The following table sets forth information concerning the compensation for Mr. Davis, Chief Executive Officer and Chairman of the Board of Directors of our company, and the four other most highly compensated officers of our company for the years indicated.

                                                                      Annual Compensation
                                                    -------------------------------------------------------
                                                                                            Other Annual           All Other
Name and Principal Position                         Year       Salary        Bonus         Compensation (2)      Compensation (3)
---------------------------                         ----       ------        -----         ----------------      ----------------
Eugene I. Davis (1)                                 2001      $540,000        $   -                $   -                 $  -
Chief Executive Officer and Chairman                2000             -            -                    -                    -
                                                    1999             -            -                    -                    -

John C. Cantlin                                     2001       201,775       50,000                    -                2,625
Former Executive Vice President, Chief              2000       210,000            -                    -                3,063
Financial Officer and Treasurer                     1999       210,000      464,205                    -                4,000

Timothy J. Bernlohr                                 2001       185,769       80,000                    -                3,433
Chief Operating Officer and Vice President          2000       175,000            -                    -                3,792
                                                    1999       173,667      464,205                    -                4,000

Rodney P. Repka                                     2001       159,946       68,000                    -                4,669
Vice President - Manufacturing                      2000       160,000       20,000               21,433                    -
                                                    1999             -            -                    -                    -

Lynn A. Bakker                                      2001       163,645            -                    -                2,675
Vice President - Technology                         2000       161,982       15,000                    -                3,078
                                                    1999       157,329       25,000               20,683                    -

---------------
(1) Mr. Davis became our Chief Restructuring Officer in January 2001 and was not employed by our company in 1999 or 2000. In September 2001, Mr. Davis became our Chief Executive Officer and Chairman.
(2) Reflects payments made by our company for relocation expenses. No other annual compensation is reported for Mr. Davis, Mr. Cantlin, or Mr. Bernlohr because perquisites and personal benefits did not exceed the lesser of $50,000 and 10% of the total annual salary and bonus reported for these named executive officers.
(3) Reflects our matching contributions to the 401(k) plan of Mr. Cantlin, Mr. Bernlohr, Mr. Repka and Mr. Bakker.

     Stock Options. In connection with our plan of reorganization, all options to acquire our common stock that were outstanding immediately before the effective date of the plan were cancelled. On August 27, 2001, pursuant to our plan of reorganization, our board of directors adopted a stock option plan. The primary purposes of the management stock option plan are to attract and retain employees, consultants and directors and provide plan participants with an ownership interest in our company. The stock option plan provides for the grant of up to 56,180 stock options, subject to adjustment for stock splits and similar capital changes. As of December 31, 2001, no stock options had been granted under this plan.

     A committee comprised of five members of our board of directors administers the stock option plan. Generally, stock options will be exercisable for 10 years from the date that the option is granted. The committee will select the participants and establish the terms and conditions of each stock option grant, including vesting schedules.

Pension Plans

     We maintain a noncontributory defined benefit pension plan covering certain of our employees, including the executive officers listed in the foregoing tables. The accrued monthly benefit ordinarily payable under this plan is equal to 1/12 multiplied by:

     o 0.5% of the average compensation (including merit bonuses) received by a participant during the five consecutive calendar years of employment that would produce the highest such average, which we refer to in this prospectus as the final average compensation, times the years of service of the participant with our company and certain related or predecessor employers not in excess of 35 years; plus

     o 0.5% of the final average compensation that is in excess of the social security taxable wage base times years of benefit service.

     The compensation covered by this plan generally corresponds to the annual salary and merit bonus amounts reported in the preceding summary compensation table. For calendar years starting on and after January 1, 1994, the total compensation that can be considered for any purpose under the plan is limited to $150,000 pursuant to requirements imposed by the Internal Revenue Code of 1986, as amended, which we refer to in this prospectus as the Code. The Code also places certain other limitations on the annual benefits that may be paid under the plan. However, the benefits payable under the plan are not reduced for any social security payments that may be received by a participant.

     The estimated annual benefits payable under the plan (as a straight life annuity commencing at age 65) for employees not covered by the SERP are illustrated below:

                                                             Years of Service
Final Average         ------------------------------------------------------------------------------------------------
Compensation                 15                  20                 25                  30                 35
$125,000                   $16,682             $22,242             $27,803             $33,364           $38,924
$150,000 and above          20,432              27,242              34,053              40,864            47,674


     We also have an unfunded supplemental retirement plan for certain designated employees, or SERP, which is designed to supplement the benefits payable to participants under the plan and certain other plans of our company. The annual benefit ordinarily payable under the SERP is equal to 50% of the participant's final average compensation (as determined under the plan), calculated based on a maximum compensation of $235,840 (or, if greater, the amount of the pay limit then in effect), but reduced by:

     o the sum of all benefits under the plan and any other qualified plans maintained by our company;

     o the amount of monthly social security benefit payments received by the participant; and

     o    the amount of any long-term disability payments to the participant.

         The SERP has the effect of establishing a minimum pension level for participating executives, regardless of participation in the qualified plans.

Compensation of Directors

     We pay directors an annual retainer of $20,000 and a $1,000 per meeting fee for attendance at meetings of our board of directors or any committee of which the director is a member. A committee chairman is paid a $2,000 per meeting fee for attendance at each committee meeting. In addition, directors are reimbursed for travel expenses and other out-of-pocket costs incurred in connection with their attendance at meetings at a rate of $500 per day of travel.

Compensation Committee Interlocks and Insider Participation

     In 2001, Messrs. Davis, Detweiler, Johnson, Larson and Radecki served on our compensation committee. In 2001, Mr. Davis was the only member of our compensation committee who was an officer or employee of our company. The purpose of our compensation committee is to establish and manage the total compensation and bonus incentive awards for the officers and directors of our company.

Employment Agreements


     In May 2002, we entered into a Success Fee Payment Agreement with Eugene I. Davis, who is our Chief Executive Officer and Chairman of our board of directors, for the purposes of rewarding Mr. Davis for successfully managing our company through our recent financial reorganization and incentivizing Mr. Davis to continue his employment with us. Under the terms of the agreement, Mr. Davis will be entitled to receive 1% of the amount, if any, by which the proceeds realized by our company or its shareholders, in one or a series of related transactions involving the sale of our company or its assets, exceed a target amount to be determined by our board of directors. While the target amount has not been determined, the agreement provides that it will be based on the exercise price that will be payable upon the exercise of the first series of stock options that will be issued by us to our employees under our stock option plan, adopted in 2001. In order to be entitled to receive a success fee under the agreement, the transaction or transactions with respect to which the fee is payable must be completed while Mr. Davis is an employee of our company or within one year following the termination of his employment.

     Our wholly owned subsidiary, RBX Industries, Inc., has entered into employment agreements with each of Timothy J. Bernlohr, our Chief Operating Officer and Vice President, and Rodney P. Repka, our Vice President--Manufacturing. Each agreement is dated as of October 24, 2001 and contains identical terms with the exception of base salary figures. Under the terms of these employment agreements, employment may be terminated by RBX Industries, Inc. or the employee at any time. However, if employment is terminated prior to September 1, 2002 for any reason other than for cause, the employee is entitled to receive base salary, health insurance, life insurance, disability benefits and accrued and unused vacation pay through September 1, 2002. Under each employment agreement, the employee is entitled to receive a bonus based upon RBX Industries, Inc.'s Annual Incentive Plans for 2001 and 2002, retirement benefits based upon RBX Industries, Inc.'s Pension Plan and 401(k) Savings Plan and severance benefits based upon RBX Industries, Inc.'s new standard severance program, subject to the approval and adoption of the program by the board of directors of RBX Industries, Inc. Under the terms of the employment agreements, we currently pay Timothy J. Bernlohr an annual salary of $210,000 and we pay Rodney P. Repka an annual salary of $175,000. We have not entered into an employment agreement with Lynn A. Bakker, our Vice President
- Technology.


Indemnification of Directors and Executive Officers and Limitation on Liability

     Our amended and restated certificate of incorporation and amended and restated bylaws provide that we indemnify our directors and executive officers to the fullest extent permitted by Delaware law for damages resulting from conduct as a director or executive officer. In addition, we carry an insurance policy for the protection of our directors and executive officers against any liability asserted against them in their official capacities. To the extent that indemnification for liabilities under the Securities Act of 1933 may be permitted to directors or executive officers of our company, we have been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

                          PRINCIPAL AND SELLING HOLDERS

     The following table sets forth, as of April 15, 2002, certain information regarding beneficial ownership of our common stock by each selling holder and each other person who is known by our company to be the beneficial owner of more than 5% of the common stock. None of our directors and none of our executive officers named in the summary compensation table appearing in this prospectus is the beneficial owner of any of our common stock. The information provided in the table below with respect to the selling holders has been obtained from the selling holders.



     As of April 15, 2002, we had 1,000,000 shares of common stock issued and outstanding. In calculating the percentages of ownership, all shares of common stock that each selling holder had the right to acquire within 60 days of April 15, 2002 upon the exercise of warrants are deemed to be outstanding for the purpose of computing the percentage of shares of common stock owned by such holder, but are not deemed to be outstanding for the purpose of computing the percentage of shares owned by any other person.



                                        Beneficial Ownership                        Beneficial Ownership
                                       Prior to the Offerings                       After the Offerings
                                     -------------------------                   -------------------------

                                                                   Number of
                                                                   ---------
                                                                   Shares of
                                                                   ---------
                                       Number of                     Common        Number of
                                       ---------                     ------        ---------
                                       Shares of                  Stock Offered    Shares of
                                       ---------                  -------------    ---------
                                        Common                       by this        Common
Name and Address of                     ------                       -------        -------
Beneficial Owner                        Stock          Percent      Prospectus       Stock        Percent
----------------                        -----          -------      ----------       -----        -------

Foothill Partners III, L.P. (1)
c/o Foothill Capital Corporation
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404.....    255,739 (2)      25.57%       255,739 (2)        0             *

The Equitable Life Assurance
Society of the United States (3)
c/o Alliance Capital
Management L.P.
1345 Avenue of the Americas
New York, New York 10105...........      149,625        14.96%         149,625          0             *


PPM American Special Investments (4)
CBO II, L.P.
c/o PPM America, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606............      108,300        10.83%         108,300          0             *


PPM America Special Investments(5)
Fund, L.P.
c/o PPM America, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606............       85,975        8.60%          85,975           0             *
Alliance Capital Investment
Opportunities Fund(6)
c/o Alliance Capital
Management L.P.
1345 Avenue of the Americas
New York, New York 10105...........      47,500          4.75%         47,500           0             *

--------

(1) The Foothill Group, Inc., a Delaware corporation, Stearns Family Trust 2001, Dennis R. Ascher, Jeffrey T. Nikora Living Trust and John F. Nickoll Living Trust are the general partners of Foothill Partners III, L.P. The Foothill Group, Inc. is a wholly-owned subsidiary of Wells Fargo & Co (NYSE:WFC). Ed Stearns serves as trustee of the Stearns Family Trust 2001. Jeffrey T. Nikora serves as trustee of the Jeffrey T. Nikora Living Trust. John F. Nickoll serves as trustee for the John F. Nickoll Living Trust. Foothill Partners III, L.P., The Foothill Group, Inc., Stearns Family Trust 2001, Dennis R. Ascher, Jeffrey T. Nikora Living Trust, John F. Nickoll Living Trust, Wells Fargo & Co, Ed Stearns, Jeffrey T. Nikora and John F. Nickoll have shared voting and dispositive powers with respect to Foothill Partners III, L.P.'s shares of the company's common stock.

(2)  Includes 11,563 shares of common stock issuable upon exercise of warrants.

(3) The Equitable Life Assurance Society of the United States is a subsidiary of AXA Financial, Inc. (NYSE: AXA).

(4) PPM America Special Investments CBO II, L.P. is an investment fund. PPM America CBO II Management Company serves as the general partner of PPM America Special Investments CBO II, L.P. PPM MGP (Bermuda), Ltd. serves as the general partner of PPM America CBO II Management Company. PPM America, Inc. serves as investment adviser to PPM America Special Investments CBO II, L.P. Each of PPM America, Inc., PPM MGP (Bermuda), Ltd., and PPM America CBO II Management Company are subsidiaries of PPM Holdings, Inc. PPM Holdings, Inc.'s sole stockholder is Brooke Holdings, Inc., which is itself wholly-owned by Holborn Delaware Partnership. The partners of Holborn are Prudential One Limited (80% Partnership Interest), Prudential Two Limited (10% Partnership Interest) and Prudential Three Limited (10% Partnership Interest). The sole stockholder of Prudential One Limited is Prudential Corporation Holdings Limited. Prudential plc (NYSE: PUK), is the sole shareholder of Prudential Corporation Holdings Limited. The directors of PPM MGP (Bermuda), Ltd. are Leandra R. Knes, Bruce Gorchow, Mark B. Mandich, Charles Macaluso, James Macdonald, John Collis, Donald Malcom, Brian Schinderle (alternate), Kenneth Schlemmel (alternate) and Charles Collis (alternate). The directors of PPM America, Inc. are Leandra R.
     Knes, Mark B. Mandich and Bruce Gorchow. The directors of PPM Holdings, Inc. are Leandra R. Knes, Mark B. Mandich and Bruce Gorchow.


     Prudential plc is a holding company for ownership interests in a variety of entities engaged in financial services, which includes certain distinct specialized business units that are independently operated, including that of PPM Holdings, Inc. and its subsidiaries. Prudential plc, for purposes of the federal securities laws, ultimately controls PPM Holdings, Inc. and its subsidiaries. With respect to the securities of some issuers, PPM America, Inc. serves as investment adviser to certain other Prudential plc subsidiaries, and in such cases, those securities would be reported pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. Where PPM America, Inc. does not advise a Prudential plc subsidiary with respect to securities of an issuer, as is the case with the securities of the company, Prudential plc, its executive officers and directors, and subsidiaries (including all of Prudential plc's other business units except that consisting of PPM Holdings, Inc. and its subsidiaries) disclaim beneficial ownership of such securities beneficially owned by PPM Holdings, Inc. and its subsidiaries, and PPM Holdings, Inc. and its subsidiaries disclaim beneficial ownership of such securities, if any, which may be beneficially owned by Prudential plc, its executive officers and directors, and subsidiaries (including all of Prudential plc's other business units except that consisting of PPM Holdings, Inc. and its subsidiaries), in each case in reliance on Securities Exchange Act Release No. 34-39538 (January 12, 1998) due to the separate management and independent operation of PPM Holdings, Inc. and its subsidiaries.


     PPM America Special Investments CBO II, L.P., PPM America CBO II Management Company, PPM MGP (Bermuda), Ltd., PPM America, Inc. and PPM Holdings, Inc. may be deemed to have shared voting and dispositive powers with respect to PPM America Special Investments CBO II, L.P.'s shares of the company's common stock. Leandra R. Knes, Bruce Gorchow and Mark B. Mandich as directors of PPM MGP (Bermuda), PPM America, Inc. and PPM Holdings, Inc. and Charles Macaluso, James Macdonald, John Collis, Donald Malcom, Brian Schinderle (alternate), Kenneth Schlemmel (alternate) and Charles Collis (alternate) as directors of PPM MGP (Bermuda) may be deemed to share voting and dispositive powers with respect to PPM America Special Investments CBO II, L.P.'s shares of the company's common stock.




(5) PPM America Special Investments Fund, L.P. is an investment fund. PPM America Fund Management GP, Inc. serves as the managing general partner of PPM America Special Investments Fund, L.P. PPM America, Inc. serves as investment manager to PPM America Special Investments Fund, L.P. Each of PPM America, Inc. and PPM America Fund Management GP, Inc. are subsidiaries of PPM Holdings, Inc. PPM Holdings Inc.'s sole stockholder is Brooke Holdings, Inc., which is itself wholly owned by Holborn Delaware Partnership. The partners of Holborn are Prudential One Limited (80% Partnership Interest), Prudential Two Limited (10% Partnership Interest) and Prudential Three Limited (10% Partnership Interest). The sole stockholder of Prudential One Limited is Prudential Corporation Holdings Limited. Prudential plc (NYSE:PUK), is the sole shareholder of Prudential Corporation Holdings Limited. The directors of PPM Fund Management GP, Inc. are Leandra R. Knes, Bruce Gorchow, Mark B. Mandich, Charles Macaluso and Michael Salvati.

     Prudential plc is a holding company for ownership interests in a variety of entities engaged in financial services, which includes certain distinct specialized business units that are independently operated, including that of PPM Holdings, Inc. and its subsidiaries. Prudential plc, for purposes of the federal securities laws, ultimately controls PPM Holdings, Inc. and its subsidiaries. With respect to the securities of some issuers, PPM America, Inc. serves as investment adviser to certain other Prudential plc subsidiaries, and in such cases, those securities would be reported pursuant to Section 13 of the Securities Exchange Act of 1934, as amended. Where PPM America, Inc. does not advise a Prudential plc subsidiary with respect to securities of an issuer, as is the case with the securities of the company, Prudential plc, its executive officers and directors, and subsidiaries (including all of Prudential plc's other business units except that consisting of PPM Holdings, Inc. and its subsidiaries) disclaim beneficial ownership of such securities beneficially owned by PPM Holdings, Inc. and its subsidiaries, and PPM Holdings, Inc. and its subsidiaries disclaim beneficial ownership of such securities, if any, which may be beneficially owned by Prudential plc, its executive officers and directors, and subsidiaries (including all of Prudential plc's other business units except that consisting of PPM Holdings, Inc. and its subsidiaries), in each case in reliance on Securities Exchange Act Release No. 34-39538 (January 12, 1998) due to the separate management and independent operation of PPM Holdings, Inc. and its subsidiaries.



     PPM America Special Investments Fund, L.P., PPM America Fund Management GP, Inc., PPM America, Inc. and PPM Holdings, Inc. may be deemed to have shared voting and dispositive powers with respect to PPM America Special Investments Fund, L.P.'s shares of the company's common stock. Leandra R. Knes, Bruce Gorchow and Mark B. Mandich as directors of PPM America Fund Management GP, Inc., PPM America, Inc. and PPM Holdings, Inc. and Charles Macaluso and Michael Salvati as directors of PPM America Fund Management GP, Inc. may be deemed to share voting and dispositive powers with respect to PPM America Special Investments Fund, L.P.'s shares of the company's common stock.


(6) Alliance Capital Management L.P. as managing member of Alliance Capital Investment Opportunities Fund has shared voting and dispositive powers with respect to Alliance Capital Investment Opportunities Fund's shares of the company's common stock. Alliance Capital Management L.P. is a subsidiary of AXA Financial, Inc. (NYSE: AXA)

* Less than 1%.


     The following table sets forth, as of April 15, 2002, certain information regarding beneficial ownership of our notes by each selling holder. None of our directors and none of our executive officers named in the summary compensation table appearing in this prospectus is the beneficial owner of any of our notes.



                              Beneficial Ownership                  Beneficial Ownership
                             Prior to the Offerings                 After the Offerings
                             ----------------------                 -------------------
                                                       Aggregate
                                                       ---------
                                                       Principal
                                                       ---------
                                                       Amount of      Aggregate
                                                       ---------      ---------
                                      Aggregate      Notes Offered    Principal
                                      ---------      -------------    ---------
                                      Principal         by this       Amount of
Name and Address of                   ---------         -------       ---------
Beneficial Owner                    Amount of Notes    Prospectus       Notes
----------------                    ---------------    ----------       -----
Foothill Partners III, L.P.
c/o Foothill Capital Corporation
2450 Colorado Avenue
Suite 3000 West
Santa Monica, California 90404.....   $6,200,000       $6,200,000        $0
The Equitable Life Assurance
Society of the United States
c/o Alliance Capital
Management L.P.
1345 Avenue of the Americas
New York, New York 10105...........   $3,937,000       $3,937,000        $0

PPM American Special Investments
CBO II, L.P.
c/o PPM America, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606............   $2,850,000       $2,850,000        $0


PPM America Special Investments
Fund, L.P.
c/o PPM America, Inc.
225 West Wacker Drive
Suite 1200
Chicago, Illinois 60606............   $2,263,000       $2,263,000        $0
Alliance Capital Investment
Opportunities Fund
c/o Alliance Capital
Management L.P.
1345 Avenue of the Americas
New York, New York 10105...........   $1,250,000       $1,250,000        $0

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We describe below some of the transactions we have entered into with parties that are related to our company.

Registration Rights Agreement

     On August 27, 2001, we entered into a registration rights agreement with The Equitable Life Assurance Society of the United States, Alliance Capital Investment Opportunities Fund, PPM American Special Investments Fund, L.P., PPM American Special Investments CBO II, L.P. and Foothill Partners III, L.P. Under the registration rights agreement, as amended, we agreed to file this registration statement, on or before February 22, 2002, relating to the offer and sale by such persons of our notes, warrants and shares of our common stock. In addition, under the registration rights agreement, we agreed to use our reasonable best efforts to have this registration statement declared effective by the SEC as soon as practicable after February 22, 2002, but no later than April 20, 2002.

     We are required to bear all expenses incident to the registration. We agreed to indemnify the holders of the restricted securities against all liabilities, whether under the securities laws or otherwise, arising out of disclosure deficiencies in the registration statement. Our indemnity obligation does not, however, extend to liability for information pertaining to a holder and furnished to our company by or on behalf of such holder for inclusion in this registration statement.

     We are obligated to keep this registration statement continuously effective, supplemented and amended in order to permit the holders of the restricted securities to lawfully deliver the prospectus included in this registration statement for a period of four years (subject to adjustment in certain events). We need not maintain the effectiveness of the registration statement after all of the restricted securities have been sold or for the benefit of any holder that holds shares of common stock representing less than 10% of the shares of common stock then outstanding.

Transactions with American Industrial Partners

     Historically, we have received substantial ongoing financial and management services from American Industrial Partners, an affiliate of the majority owners of our former stockholder. Management and consulting fees expense related to AIP were $850,000, $850,000 and $795,000 for 1998, 1999 and 2000, respectively, plus out-of-pocket expenses. Although such management fees were accrued, there were no cash payments of management fees made in 1998, 1999 and 2000. Out-of-pocket expenses of $269,000, $289,000 and $191,000 were reimbursed in cash for 1998, 1999 and 2000, respectively.

Transactions with Former Director


     We paid Tom H. Barrett, a former member of our Board of Directors, a fee of $150,000 in 1998 and 1999. Mr. Barrett's fee was paid as compensation associated with his role as chairman of the boards of directors of our ten corporations existing at the time. The fee was approved by unanimous vote of the boards of directors. In his role as Chairman, Mr. Barrett was actively involved in observing plant operations and administrative matters. Additionally, Mr. Barrett traveled with our sales force to call on major customers.

                            DESCRIPTION OF SECURITIES

Description of Common Stock

     Our company is authorized to issue 6,000,000 shares, 5,000,000 of which are designated as common stock with a par value of $0.001 per share and 1,000,000 of which are designated as preferred stock with a par value of $0.001 per share. As of April 15, 2002, 1,000,000 shares of common stock were outstanding and no shares of preferred stock were outstanding. Our board of directors is authorized, subject to any limitations prescribed by law and our amended and restated certificate of incorporation, to provide for the issuance of preferred stock in one or more series and to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then issued and outstanding).

     All shares of common stock are identical and entitle the holders thereof to the same rights and privileges. The issued and outstanding shares of our common stock are validly issued, fully paid and non-assessable. The holders of outstanding shares of our common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board of directors may from time to time determine. The shares of our common stock are neither redeemable nor convertible, and the holders thereof have no preemptive or subscription rights to purchase any of our securities. Upon liquidation, dissolution or winding up of our company, the holders of our common stock are entitled to receive pro rata our assets which are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of any preferred stock then outstanding. Each outstanding share of our common stock is entitled to one vote on all matters submitted to a vote of stockholders.

Description of Warrants

     We issued warrants representing the right to acquire up to 67,416 shares of our common stock (subject to customary anti-dilution adjustments) under a warrant agreement that we entered into on August 27, 2001 with The Bank of New York, as warrant agent. The exercise price of each warrant on April 15, 2002 was $48.00. This price is subject to adjustment upon stock dividends, splits and combinations as well as certain anti-dilution adjustments as set forth in the warrant agreement.

     Foothill Partners III, L.P. is currently entitled to 11,563 warrants to purchase shares of our common stock. All 67,416 of the warrants issuable under the warrant agreement (including the 11,563 warrants that Foothill is currently entitled to) are currently held in the name of our company, as distribution agent under our plan of reorganization, for the benefit of the holders of Allowed Class 5 Claims within the meaning of the plan of reorganization, pending final determination of each holder's pro rata entitlement thereto.

Transfer Agent and Registrar

     The transfer agent and registrar for our common stock and warrants is The Bank of New York.

Description of Notes

General

     We issued 12% senior secured notes, which we refer to below as the Notes, under an indenture dated August 27, 2001 between our company and State Street Bank and Trust Company, as trustee.

     The following discussion summarizes material provisions of the Notes and the indenture under which the Notes were issued. Because this is only a summary, it is not complete and does not describe every aspect of the Notes and the indenture. Whenever there is a reference to particular sections or defined terms of the indenture, the sections or defined terms are incorporated by reference, and the statement is qualified in its entirety by that reference. The definition of certain capitalized terms used in the following summary are set forth below under "-Certain Definitions." Other capitalized terms are terms that are defined in the indenture. In this description, we refer to "we" and "our company" as RBX Corporation and not to our subsidiaries.

Principal

     The Notes are limited in aggregate principal amount to $25 million, except that, during the period beginning August 27, 2001 and ending on August 15, 2004, so long as no Default or Event of Default is then continuing, we may elect to pay interest on all or any portion of the outstanding Notes by the issuance of Additional Notes at a rate of 12% per annum in lieu of cash. Each Additional Note will be an additional obligation of our company and the Subsidiary Guarantors and will be governed by, and entitled to the benefits of, the indenture and will be subject to the terms of the indenture and will rank equally in right of payment with and be subject to the same rate of interest and other terms as all other Notes (except, as the case may be, with respect to the issuance date and aggregate principal amount) and will have the benefit of all Liens securing Notes.

Maturity and Interest

     The Notes mature on August 15, 2006. Interest on the Notes accrues at the rate of 12% per annum and is payable semi-annually in arrears on February 15 and August 15, commencing on February 15, 2002, to Holders of record on the immediately preceding February 1 and August 1. Interest on the Notes accrues from the most recent date on which interest has been paid or, if no interest has been paid, from the date of original issuance, or in case of Additional Notes, from the date of issuance of such Additional Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

     Principal, premium, if any, and interest on the Notes are payable at our office or agency maintained for such purpose within the City and State of New York or, at our option, payment of interest may be made by check mailed to the Holders of the Notes at their respective addresses set forth in the register of Holders of Notes; provided that all payments of principal, premium, interest with respect to Notes the Holders of which have given wire transfer instructions to our company will be required to be made by wire transfer of immediately available funds to the accounts specified by the Holders thereof. Until otherwise designated by our company, our office or agency in New York will be the office of the trustee maintained for such purpose. The Notes were issued in denominations of $1,000 and integral multiples thereof, with the exception of Notes originally issued in such denominations as may be required under our Plan of Reorganization or the indenture which may be subsequently transferred in such denominations.

Ranking and Security

     The Notes rank equally in right of payment with all Indebtedness of our company that is not subordinated to the Notes, including borrowings under the New Credit Agreement. The Notes rank senior to any Indebtedness of our company that is subordinated to the Notes.

     The Notes are unconditionally guaranteed on a senior secured basis by each of the Subsidiary Guarantors. See "--Subsidiary Guarantees." The Subsidiary Guarantees rank equally in right of payment with all Indebtedness of the Subsidiaries Guarantors that is not subordinated to such Subsidiary Guarantees, including guarantees of borrowings under the New Credit Agreement. The Subsidiary Guarantees rank senior to any Indebtedness of the Subsidiary Guarantors that is subordinated to such Subsidiary Guarantees.

     The Notes and the Subsidiary Guarantees are secured by second priority Liens on substantially all of the assets of our company and the Subsidiary Guarantors and the proceeds thereof, whether now owned or hereafter acquired.

     The Collateral owned by our company includes, without limitation (whether now owned or hereafter acquired):

     o    the outstanding Capital Stock of our Subsidiaries;

     o our material owned personal property, plant, equipment, furnishings and fixtures;

     o some of our owned manufacturing and warehouse facilities, including additions and improvements and our leasehold interests in some of our leased manufacturing facilities;

     o our trademarks, patents and copyrights and related intellectual property; and

     o    some of our other assets.

     The Collateral owned by the Subsidiary Guarantors includes, without limitation (whether now owned or hereafter acquired):

     o the Subsidiary Guarantors' material owned personal property, plant, equipment, furnishings and fixtures;

     o some of the Subsidiary Guarantors' owned manufacturing and warehouse facilities, including additions and improvements and the Subsidiary Guarantors' leasehold interests in certain leased manufacturing facilities;

     o the Subsidiary Guarantors' trademarks, patents and copyrights and related intellectual property; and

     o    some of the Subsidiary Guarantors' other assets.

     The indenture and the Collateral Documents require that our company and our Subsidiaries pledge all After-Acquired Property of the types described above as Collateral under the indenture and the Collateral Documents.

     Pursuant to the Plan of Reorganization, the trustee, the agent under the New Credit Agreement, or Agent, our company and the Subsidiary Guarantors entered into an Intercreditor Agreement, which defines the rights between the trustee and the Agent with respect to the New Credit Agreement Collateral. Among other things, the Intercreditor Agreement provides that the Agent will be entitled to sell or dispose of the New Credit Agreement Collateral without regard to the Lien of the indenture and the Collateral Documents, except that the Agent is required to promptly deliver to the trustee any proceeds remaining from such sale, transfer or other disposition of the New Credit Agreement Collateral after payment and satisfaction of all Obligations under the New Credit Agreement. Moreover, the trustee, on behalf of itself and the holders of the Notes, will agree to release the Lien of the Indenture and the Collateral Documents in the New Credit Agreement Collateral to allow any sale or disposition of such collateral for the benefit of the lenders under the New Credit Agreement if such sale or disposition is made in accordance with the provisions of the Indenture. Under the Intercreditor Agreement, the trustee will agree, on behalf of itself and the holders of the Notes, that without the prior written consent of the Agent, it will not exercise any rights of enforcement with respect to New Credit Agreement Collateral until the Obligations under the New Credit Agreement have been paid and satisfied in whole.

     The Notes are effectively subordinated to existing and future secured Indebtedness to the extent of any assets serving as collateral for such Indebtedness, and each Subsidiary Guarantee likewise is effectively subordinated to existing and future secured Indebtedness of the respective Subsidiary Guarantors to the extent of any assets serving as collateral for such Indebtedness. In that regard, borrowings by our company under the $45 million New Credit Agreement, and the guarantees thereof by each of the Subsidiary Guarantors, will be secured by a first priority Lien on the New Credit Agreement Collateral, and the Notes and the Subsidiary Guarantees are secured by a Lien on such collateral that is junior to the Lien securing the New Credit Agreement. In addition, the indenture permits our company and the Subsidiary Guarantors to create Purchase Money Liens securing Purchase Money Obligations, and the Notes and the Subsidiary Guarantees are also effectively subordinated to such Purchase Money Obligations and other obligations secured by such Purchase Money Liens to the extent of any assets serving as collateral for such Indebtedness.

     Upon the occurrence and during the continuance of an Event of Default, the trustee will have the right to exercise on behalf of the holders of the Notes such remedies, including, subject to the Intercreditor Agreement, such remedies with respect to the Collateral as are available under the indenture, the Collateral Documents and at law. All funds distributed under the Collateral Documents and received by the trustee for the benefit of the Holders of the Notes will be distributed by the trustee in accordance with the provisions of the indenture.

     Under the terms of the indenture and the Collateral Documents, the trustee will determine the circumstances and manner in which to dispose, subject to the Intercreditor Agreement, of the Collateral, including, but not limited to, the determination of whether to release all or any portion of such Collateral from the Liens created by the Collateral Documents and whether to foreclose on such Collateral following an Event of Default. The right of the trustee to repossess and dispose of the Collateral upon the occurrence of an Event of Default under the Indenture is subject to the provisions of the Intercreditor Agreement and, with respect to any Collateral, likely to be significantly impaired by applicable bankruptcy law if a bankruptcy case were to be commenced by or against our company or any of our Subsidiaries prior to the trustee having repossessed and disposed of the Collateral, and, in the case of real property Collateral, could also be significantly impaired by restrictions under state law.

     The indenture permits the release of Collateral without the substitution of additional Collateral under certain circumstances, including in connection with certain Asset Sales. See "--Possession, Use and Release of Collateral." As described under "--Certain Covenants--Asset Sales," the Net Proceeds of Asset Sales may be required to be utilized to make an Asset Sale Offer. To the extent an Asset Sale Offer is not accepted by Holders, the unutilized Net Proceeds will be retained by our company or the applicable Subsidiary Guarantor, free and clear of the Lien of the Indenture and the Collateral Documents. In addition, the term "Asset Sale," as defined in the indenture, excludes certain sales or other dispositions of assets. As a result, our company and our Subsidiaries are permitted to sell certain assets without compliance with the foregoing provisions. The Collateral will also be released as security for the Notes and the Guarantees upon a legal defeasance or covenant defeasance of the Notes and, upon the release of any Subsidiary Guarantor as described in the last paragraph under "--Subsidiary Guarantees" below, the Collateral pledged by such Subsidiary Guarantor will be released as security for its Subsidiary Guarantee.

     We have not conducted appraisals of the Collateral in connection with the offering of the Notes pursuant to the Plan of Reorganization. The consolidated book value of the Collateral as of August 27, 2001 was approximately $127.7 million. The amount realized in respect of the Collateral in the event of a liquidation will depend upon market and economic conditions, the availability of buyers and similar factors. In that regard, the New Credit Agreement Collateral is material to our company and our Subsidiaries and is necessary to operate our respective businesses. As a result, the trustee and the Holders of the Notes do not have the benefit of a first priority Lien on all the assets necessary to continue to operate our business in the ordinary course of business. In addition, the fact that the lenders under the New Credit Agreement have a first priority Lien on the Collateral has a material adverse effect on the amount that would be realized upon a liquidation of the Collateral. Accordingly, we cannot assure you that proceeds of any sale of the Collateral pursuant to the indenture and the related Collateral Documents following an Event of Default would be sufficient to satisfy, or would not be substantially less than, amounts due under the Notes. If the proceeds of any of the Collateral were not sufficient to repay all amounts due on the Notes, the holders of the Notes (to the extent not repaid from the proceeds of the sale of the Collateral) would have only an unsecured claim against the remaining assets of our company and the Subsidiary Guarantors. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value. Likewise, we cannot assure you that the Collateral will be saleable, or, if saleable, that there will not be substantial delays in its liquidation. To the extent that Liens, rights or easements granted to third parties encumber assets located on property owned by our company or the Subsidiary Guarantors, including the New Credit Agreement Collateral, such third parties have or may exercise rights and remedies with respect to the property subject to such Liens that could adversely affect the value of the Collateral and the ability of the trustee or the holders of the Notes to realize or foreclose on Collateral.

Subsidiary Guarantees

     Our payment obligations under the Notes will be fully and unconditionally guaranteed on a joint and several basis by each of the Subsidiary Guarantors. As of the date of this prospectus, we only have one subsidiary - RBX Industries, Inc. As used in this description of notes, the term "Subsidiary Guarantor" refers to any subsidiaries of our company that may become party to the indenture in the future which agree to guarantee the notes. The obligations of each Subsidiary Guarantor under its Subsidiary Guarantee, and the grant by each Subsidiary Guarantor of Liens on the Collateral of each Subsidiary Guarantor to secure its obligations under its Subsidiary Guarantee, are subject to various laws for the protection of creditors, including, without limitation, laws governing fraudulent conveyances and transfers. To the extent that the obligations of the Subsidiary Guarantor under its Subsidiary Guarantee, or the Lien granted by the Subsidiary Guarantor on its Collateral, were held to be unenforceable as a fraudulent conveyance or transfer or for other reasons, the holders of Notes would cease to have any direct claim against the Subsidiary Guarantor, cease to have any Lien on the assets of such Subsidiary Guarantor, or both, as appropriate. In an attempt to avoid this result, the Subsidiary Guarantees provide that the obligations of each Subsidiary Guarantor thereunder are limited to the maximum amount as will not constitute a fraudulent conveyance or fraudulent transfer under applicable law. Such amount could be substantially less than the obligations on the Notes. In addition, any limitation on the amounts payable by a Subsidiary Guarantor under the Subsidiary Guarantee pursuant to such provision will result in a corresponding limitation on the ability of the trustee to realize upon the Collateral pledged by such Subsidiary Guarantor.

     The indenture provides that no Subsidiary Guarantor may consolidate with or merge with or into (whether or not such Subsidiary Guarantor is the surviving Person) another corporation or other Person, whether or not affiliated with such Subsidiary Guarantor, unless, among other things set forth in the indenture:

     o subject to the indenture, the surviving entity (if other than such Subsidiary Guarantor) assumes all the obligations of such Subsidiary Guarantor under its Subsidiary Guarantee and the indenture pursuant to a supplemental indenture in form reasonably satisfactory to the trustee;

     o immediately after such transaction, no Default or Event of Default exists;

     o the surviving entity (a) has Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of such Subsidiary Guarantor immediately preceding the transaction and
          (b) our company would, at the time of such transaction after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted, to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock";

     o    the Collateral owned by or transferred to the surviving entity will:

          o continue to constitute Collateral under the indenture and the Collateral Documents;

          o be subject to a Lien in favor of the trustee for the benefit of the holders of the Notes; and

          o    not be subject to any Lien other than Collateral Permitted Liens;
               and

     o the property and assets of the Person which is merged or consolidated with or into the surviving entity, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, will be treated as After-Acquired Property and the surviving entity will take such actions as may be necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required by the indenture.

     The indenture provides that in the event of a sale or other disposition of all or substantially all of the assets of any Subsidiary Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all or substantially all of the Capital Stock of any Subsidiary Guarantor, which sale or other disposition complies with the terms of the indenture, then such Subsidiary Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all or substantially all of the Capital Stock of such Subsidiary Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Subsidiary Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are treated in accordance with the provisions of the indenture described under "--Certain Covenants--Asset Sales."

Redemption

     We may redeem the notes at any time at our option, in whole or in part at 101% of the principal amount plus accrued and unpaid interest thereon to the applicable redemption date. We are not required to make mandatory redemption payments with respect to the Notes.

     If less than all of the Notes are to be redeemed at any time, selection of Notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed, or, if the Notes are not so listed, on a pro rata basis, by lot or by such method as the trustee considers fair and appropriate. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note will state the portion of the principal amount thereof to be redeemed. A new
Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. Upon fulfillment of certain conditions, on and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Certain Covenants

     The indenture contains certain covenants, including, among others, the following:

     Change of Control. The indenture provides that upon the occurrence of a Change of Control, our company will offer to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of each Holder's Notes pursuant to the offer described below at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon to the date of purchase. Within 30 days following any Change of Control, we will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes pursuant to the procedures required by the Indenture and described in such notice. We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control.

     The Change of Control offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. No later than five Business Days after the termination of the offer period, we will purchase all Notes tendered in response to the Change of Control offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

     If the Change of Control purchase date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the Change of Control offer.

     On the Change of Control Purchase Date, we will, to the extent lawful:

     o accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control offer;

     o deposit with the Paying Agent an amount equal to the Change of Control payment in respect of all Notes or portions thereof so tendered; and

     o deliver or cause to be delivered to the trustee the Notes so accepted together with an Officer's Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by our company.

     The Paying Agent will promptly mail to each Holder of Notes so tendered the Change of Control payment for such Notes, and, upon receipt of an Authentication Order, the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any.

     We will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Purchase Date.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the indenture are applicable. Except as described above with respect to a Change of Control, the indenture does not contain provisions that permit the Holders of the Notes to require that our company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

     Asset Sales. The indenture provides that our company will not, and will not permit any of our Subsidiaries to, engage in an Asset Sale in excess of $1.0 million unless the Intercreditor Agreement then in effect does not prohibit the Asset Sale and expressly provides that the trustee has no right to restrict or permit or approve or disapprove of such Asset Sale. In all other cases, no Asset Sale is permitted under the indenture unless:

     o our company (or the Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value, and in the case of a lease of assets, a lease providing for rent and other conditions which are no less favorable to our company (or the Subsidiary, as the case may be) in any material respect than the then prevailing market conditions (evidenced in each case by a resolution of the Board of Directors of such entity set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests sold or otherwise disposed of;

     o at least 75% (100% in the case of lease payments) of the consideration therefor received by our company or such Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of any notes or other obligations received by our company or any such Subsidiary from such transferee that are promptly, but in no event more than 30 days after receipt, converted by our company or such Subsidiary into cash (to the extent of the cash received), will be deemed to be cash for purposes of this provision;

     o subject to the Intercreditor Agreement, if such Asset Sale involves the disposition of Collateral, our company or such Subsidiary has complied with applicable provisions of the indenture;

     o our company or such Subsidiary, as the case may be, applies the Net Proceeds as provided below.

     Subject to the Intercreditor Agreement, any such Net Proceeds may, at the option of our company, be applied within 180 days of the related Asset Sale as follows:

     o to the acquisition of another business or the acquisition of other long term assets, in each case, in the same or a similar line of business as our company or any of our Subsidiaries was engaged in on August 27, 2001 or any reasonable extensions or expansions thereof, which we refer to as replacement assets; provided, that any replacement assets will be owned by our company or by the Subsidiary Guarantor that made the Asset Sale and will not be subject to any Liens except Collateral Permitted Liens (and our company or such Subsidiary Guarantor, as the case may be, will execute and deliver to the trustee such Collateral Documents or other instruments as will be necessary to cause such Replacement Assets to become subject to a Lien in favor of the trustee, for the benefit of the holders of the Notes, securing its obligations under the Notes or its Subsidiary Guarantee, as the case may be, and otherwise will comply with the provisions of the Indenture applicable to After-Acquired Property); or

     o to reimburse our company or our Subsidiaries for expenditures made, and costs incurred, to repair, rebuild, replace or restore property subject to loss, damage or taking to the extent that the Net Proceeds consist of Net Insurance Proceeds received on account of such loss, damage or taking.

     Any portion of such Net Proceeds that is not used as described above within such 180 day period will constitute Excess Proceeds subject to disposition as provided below. When the aggregate amount of Excess Proceeds exceeds $3.0 million, we will be required to make an offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the date of purchase, in accordance with the procedures set forth in the indenture. To the extent that the aggregate amount of Notes tendered pursuant to such an offer is less than the Excess Proceeds, we may use any remaining Excess Proceeds for general corporate purposes. Upon completion of such an offer, the amount of Excess Proceeds will be reset at zero.

     Subject to the Intercreditor Agreement, all proceeds of Collateral will, pending their application in accordance with this covenant or the release thereof in accordance with the provisions described under "--Possession, Use and Release of Collateral" and "--Use of Trust Monies," be deposited in the Collateral Account under the indenture.

     The term "Asset Sale," as defined in the indenture, excludes certain sales and other dispositions of assets. As a result, our company and our Subsidiaries are permitted to sell certain assets without compliance with the foregoing covenant.

     An asset sale offer will remain open for a period of 20 Business Days following its commencement and no longer, except to the extent that a longer period is required by applicable law. No later than five Business Days after the termination of the asset sale offer period, we will purchase the principal amount of Notes required to be purchased pursuant to this covenant or, if less than the asset sale offer amount has been tendered, all Notes tendered in response to the asset sale offer. Payment for any Notes so purchased will be made in the same manner as interest payments are made.

     If the asset sale purchase date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest will be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest will be payable to Holders who tender Notes pursuant to the asset sale offer.

     On or before the asset sale purchase date, we will, to the extent lawful, accept for payment, on a pro rata basis to the extent necessary, the asset sale offer amount of Notes or portions thereof tendered pursuant to the asset sale offer, or if less than the asset sale offer amount has been tendered, all Notes tendered, and will deliver to the trustee an Officers' Certificate stating that such Notes or portions thereof were accepted for payment by our company in accordance with the terms of this covenant. Our company, the Depositary or the Paying Agent, as the case may be, will promptly (but in any case not later than five days after the asset sale purchase date) mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by our company for purchase, and we will promptly issue a new Note, and the trustee, upon delivery of an Officers' Certificate from our company, will authenticate and mail or deliver such new Note to such Holder, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted will be promptly mailed or delivered by our company to the Holder thereof. We will publicly announce the results of the asset sale offer on the asset sale purchase date.

     Restricted Payments. The indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly:

     o declare or pay any dividend or make any distribution on account of our or any of our Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving our company) (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of our company or dividends or distributions payable to our company or any Wholly Owned Subsidiary of our company that is a Subsidiary Guarantor);

     o purchase, redeem or otherwise acquire or retire for value any Equity Interests of our company or any direct or indirect parent of our company or other Affiliate or Subsidiary of our company (other than any such Equity Interests owned by our company or any Wholly Owned Subsidiary of our company that is a Subsidiary Guarantor);

     o make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is contractually subordinated to the Notes or any Subsidiary Guarantee, except at final maturity, other than through the purchase or acquisition by our company of Indebtedness through the issuance in exchange therefor of Equity Interests (other than Disqualified Stock); or

     o make any Restricted Investment (all such payments and other actions set forth in the bullets above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

               o no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

               o we would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

               o such Restricted Payment, together with the aggregate of all other Restricted Payments made by our company and our Subsidiaries after August 27, 2001 (excluding some of the Restricted Payments permitted below), is less than the sum, without duplication, of

               --   $5.0 million; plus

               -- 50% of the Consolidated Net Income of our company for the period (taken as one accounting period) from October 1, 2001 to the end of our company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

               -- to the extent not included in the amount described in the bullet immediately above, 100% of the aggregate net cash proceeds received after August 27, 2001 by our company from the issue or sale of, or from additional capital contributions in respect of, Equity Interests of our company or of debt securities of our company or any Subsidiary Guarantor that have been converted into, or canceled in exchange for, Equity Interests of our company (other than Equity Interests (or convertible debt securities) sold to a Subsidiary or an Affiliate of our company and other than Disqualified Stock or debt securities that have been converted into Disqualified Stock); plus

               -- to the extent that any Restricted Investment that was made after August 27, 2001 is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the amount expended by our company and our Subsidiaries to make such Restricted Investment and (B) the Net Proceeds received by our company or any Subsidiary Guarantor upon sale or liquidation of such Restricted Investment.

     The foregoing provisions do not prohibit:

     o the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration, such payment would have complied with the provisions of the indenture;

     o the redemption, repurchase, retirement or other acquisition of any Equity Interests of our company or any direct or indirect parent of our company in exchange for, or out of the net cash proceeds of, the substantially concurrent sale (other than to a Subsidiary or an Affiliate of our company) of, or from substantially concurrent additional capital contributions in respect of, other Equity Interests of our company (other than any Disqualified Stock); provided that any net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition, and any Net Income resulting therefrom, will be excluded from the second and third points of the calculation noted above; and

     o the defeasance, redemption or repurchase of Indebtedness that is contractually subordinated to the Notes or any Subsidiary Guarantee with the net cash proceeds from an incurrence of Permitted Refinancing Debt or the substantially concurrent sale (other than to a Subsidiary or an Affiliate of our company) of, or from substantially concurrent additional capital contributions in respect of, Equity Interests of our company (other than Disqualified Stock); provided, that any net cash proceeds that are utilized for any such defeasance, redemption or repurchase, and any Net Income resulting therefrom, will be excluded from the second and third points of the calculation noted above.

     The amount of all Restricted Payments (other than cash) will be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by our company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, we will deliver to the trustee an Officers' Certificate stating that such Restricted

Payment is permitted and setting forth the basis upon which the calculations required by this covenant were computed, which calculations may be based upon our latest available financial statements.

     Incurrence of Indebtedness and Issuance of Preferred Stock. The indenture provides we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to any Indebtedness (including Acquired Indebtedness) and we will not issue any Disqualified Stock and will not permit any of our Subsidiaries to issue any shares of preferred stock; provided, however, that we may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock and our Subsidiaries that are Subsidiary Guarantors may incur Indebtedness if:

     o the Fixed Charge Coverage Ratio for our most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period; and

     o no Default or Event of Default will have occurred and be continuing or would occur as a consequence thereof;

provided, that no Guarantee may be incurred pursuant to this paragraph unless the guaranteed Indebtedness is incurred by our company or a Subsidiary Guarantor pursuant to this paragraph.

     The foregoing provisions will not apply to:

     o the incurrence by our company or a Subsidiary Guarantor of New Senior Debt (and Guarantees thereof by Subsidiaries that are Subsidiary Guarantors and by our company, if applicable) in an aggregate principal amount at any time outstanding (with letters of credit obligations being deemed to have a principal amount equal to the maximum potential liability of our company and our Subsidiaries that are Subsidiary Guarantors with respect thereto) not to exceed an amount equal to $45.0 million;

     o    the incurrence by our company of Existing Indebtedness;

     o the incurrence by our company of Indebtedness represented by the Notes and by the Subsidiary Guarantors represented by the Subsidiary Guarantees;

     o the incurrence by our company or any Subsidiary Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or Purchase Money Obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property used in the business of our company or such Subsidiary Guarantor, in an aggregate principal amount not to exceed $10.0 million at any time outstanding;

     o the incurrence by our company or any Subsidiary Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the indenture to be incurred;

     o the incurrence by our company or any of our Wholly Owned Subsidiaries of intercompany Indebtedness between or among our company and any of our Wholly Owned Subsidiaries or between or among any Wholly Owned Subsidiaries; provided, however, that
         (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either our company or a Wholly Owned Subsidiary will be deemed, in each case, to constitute an incurrence of such Indebtedness by our company or such Subsidiary, as the case may be;

     o the incurrence by our company or any of our Subsidiaries that are Subsidiary Guarantors of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the Indenture to be incurred; and

     o the incurrence by our company or any of our Subsidiaries that are Subsidiary Guarantors of Indebtedness (in addition to Indebtedness permitted by any other clause of this paragraph) in an aggregate principal amount at any time outstanding not to exceed the sum of $2.5 million.

     Notwithstanding any other provision of this covenant, a Guarantee of Indebtedness permitted by the terms of the indenture at the time such Indebtedness was incurred will not constitute a separate incurrence of Indebtedness.

     Liens. The indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Permitted Liens.

     The indenture also provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any Collateral now owned or hereafter acquired, or any income or profits therefrom or assign or convey any right to receive income therefrom, except Collateral Permitted Liens.

     Dividend and Other Payment Restrictions Affecting Subsidiaries. The Indenture provides that we will not, and will not permit any of our Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to:

     o pay dividends or make any other distributions to our company or any of our Subsidiaries (i) on our company's or our Subsidiaries' Capital Stock or (ii) with respect to any other interest or participation in, or measured by, our company's or our Subsidiaries' profits, or pay any Indebtedness owed to our company or any of our Subsidiaries;

     o    make loans or advances to our company or any of our Subsidiaries; or

     o transfer any of our company's or our Subsidiaries' properties or assets to our company or any of our Subsidiaries, except for such encumbrances or restrictions existing under or by reason of:

               --   Existing Indebtedness as in effect on August 27, 2001;

               -- the New Credit Agreement as in effect as of August 27, 2001, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the New Credit Agreement as in effect on August 27, 2001;

               --   the indenture and the Notes;

               --   applicable law;

               -- any instrument governing Acquired Indebtedness or Capital Stock of a Person acquired by our company or any of our Subsidiaries as in effect at the time of such acquisition (except to the extent such Acquired Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that the Consolidated EBITDA of such Person is not taken into account in determining whether such acquisition was permitted by the terms of the Indenture;

               -- by reason of customary nonassignment provisions in leases and licenses entered into in the ordinary course of business and consistent with past practices;

               -- Purchase Money Obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in the indenture on the property so acquired;

               -- agreements relating to the financing of the acquisition of real or tangible personal property acquired after August 27, 2001, provided, that such encumbrance or restriction relates only to the property which is acquired and in the case of any encumbrance or restriction that constitutes a Lien, such Lien constitutes a Purchase Money Lien;

               -- any restriction or encumbrance in the nature described above and contained in contracts for sale of assets permitted by the indenture in respect of the assets being sold pursuant to such contract; or

               -- Permitted Refinancing Debt, provided that the restrictions contained in the agreements governing such Permitted Refinancing Debt are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.


     Transactions with Affiliates. The indenture provides that we will not, and will not permit any of our Subsidiaries to, sell, lease, transfer or otherwise dispose of any of our company's or our Subsidiaries' properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate unless:

     o such Affiliate Transaction is on terms that are no less favorable to our company or the relevant Subsidiary than those that would have been obtained in a comparable transaction by our company or such Subsidiary with an unrelated Person; and

     o    we deliver to the Trustee:

               -- with respect to any Affiliate Transaction entered into after the date of the indenture involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with the first bullet above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors; and

               -- with respect to any Affiliate Transaction involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to our company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an investment banking firm of national standing;

provided that the following will not be deemed to be Affiliate Transactions: (x)
--------
any employment agreement entered into by our company or any of our Subsidiaries in the ordinary course of business and consistent with the past practice of our company or such Subsidiary, (y) transactions between or among our company and/or our Wholly Owned Subsidiaries that are Subsidiary Guarantors and (z) Restricted Payments permitted by the indenture.

     Additional Subsidiary Guarantees. The indenture provides that all Subsidiaries of our company will be Subsidiary Guarantors. In addition, the indenture provides that our company will not permit any Person that is not a Subsidiary Guarantor to be a Subsidiary, and will cause each Subsidiary that is not a Subsidiary Guarantor to execute and deliver a supplemental indenture (which provides for a Subsidiary Guarantee) and deliver an Opinion of Counsel in accordance with the provisions of the indenture.

     Impairment of Security Interests. The indenture provides that neither our company nor any of our Subsidiaries will take or omit to take any action which action or omission could reasonably be expected to have the result of adversely affecting or impairing the Lien in favor of the trustee for the benefit of the holders of the Notes in the Collateral.

     Payments for Consent. The indenture provides that neither our company nor any of our Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

     Reports. The indenture provides that, whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, we will furnish to the trustee and all Holders of Notes:

     o all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if we were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by our certified independent accountants;

     o monthly financial statements in the same form as the quarterly financial statements referred to above (but without the Management's Discussion and Analysis of Financial Condition and Results of Operations); and

     o all current reports that would be required to be filed with the SEC on Form 8-K if we were required to file such reports.

     In addition, whether or not required by the rules and regulations of the SEC, we will file a copy of all such information and reports with the SEC for public availability (unless the SEC will not accept such a filing) and promptly make such information available to securities analysts and prospective investors upon request. In addition, we and the Subsidiary Guarantors have agreed that, for so long as any Transfer Restricted Notes remain outstanding, we and they will furnish to the trustee, Holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

     Merger, Consolidation or Sale of Assets. The indenture provides that we will not, and will not permit our Subsidiaries to, in a single transaction or series of related transactions, consolidate or merge with or into (whether or not our company is the surviving entity), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of the properties or assets of our company or of our company and our Subsidiaries taken as a whole in one or more related transactions, to another Person unless:

     o we are the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than our company) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;

     o the surviving entity assumes all the obligations of our company under the Notes, the indenture and the Collateral Documents, and the surviving entity's Subsidiaries become Subsidiary Guarantors, pursuant to a supplemental indenture in a form reasonably satisfactory to the trustee;

     o the surviving entity causes such amendments, supplements or other instruments to be filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Lien of the Collateral Documents on the Collateral owned by or transferred to the Surviving Entity, together with such financing statements as may be required by applicable law to preserve and protect the Lien of the Collateral Documents in the Collateral owned by or transferred to the surviving entity and together with such financing statements as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement under the Uniform Commercial Code of the relevant states;

     o    the Collateral owned by or transferred to the Surviving Entity will
          (1) continue to constitute Collateral under the indenture and the Collateral Documents, (2) will be subject to the Lien in favor of the trustee for the benefit of the holders of the Notes and (3) will not be subject to any Lien other than Collateral Permitted Liens;

     o the property and assets of the Person which is merged or consolidated with or into the Surviving Entity, and of the Surviving Entity's Subsidiaries, to the extent that they are property or assets of the types which would constitute Collateral under the Collateral Documents, will be treated as After-Acquired Property and the Surviving Entity and its Subsidiaries will take such action as may be necessary to cause such property and assets to be made subject to the Lien of the Collateral Documents in the manner and to the extent required in the Indenture;

     o immediately after such transaction no Default or Event of Default exists;

     o the surviving entity (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of our company immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     o we will have delivered to the trustee an Officers' Certificate and an Opinion of Counsel addressed to the trustee, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or disposition and such supplemental indenture, if any, comply with the Indenture and that such supplemental indenture, and the Indenture, as amended and supplemented thereby, are enforceable.

Events of Default and Remedies

     The Indenture provides that each of the following constitutes an Event of
Default:

     o our default continuing for 15 days in the payment when due of interest on the Notes;

     o our default in payment when due of the principal of or premium, if any, on the Notes;

     o failure by our company or any of our Subsidiaries to comply with the provisions described under the captions "--Change of Control," "--Asset Sales," "--Restricted Payments," "--Incurrence of Indebtedness and Issuance of Preferred Stock" or "--Additional Subsidiary Guarantees";

     o failure by our company or any of our Subsidiaries, continuing for 30 days after notice, to comply with any of our or its other agreements in the indenture, the Notes, the Subsidiary Guarantees or the Collateral Documents;

     o default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by our company or any of our Subsidiaries (or the payment of which is guaranteed by our company or any of our Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default
          (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness as to which there has been a payment default or the maturity of which has been so accelerated, aggregates $2.5 million or more;

     o failure by our company or any of our Subsidiaries to pay final judgments aggregating in excess of $2.5 million, which judgments are not discharged for a period of 30 days;

     o default by our company or any of our Subsidiaries in the performance of the Collateral Documents which adversely affects the enforceability or the validity of the Lien on the Collateral or which adversely affects the condition or value of the Collateral in any material respect, repudiation or disaffirmation by our company or any Subsidiary of our obligations under the Collateral Documents or the determination in a judicial proceeding that any Collateral Document is unenforceable or invalid against our company or any of our Subsidiaries for any reason;

     o except as permitted by the indenture, any Subsidiary Guarantee will be held in any judicial proceeding to be unenforceable or invalid or will cease for any reason to be in full force and effect or any Subsidiary Guarantor, or any person acting on behalf of any Subsidiary Guarantor, will deny or disaffirm its obligations under its Subsidiary Guarantee; and

     o certain events of bankruptcy or insolvency with respect to our company or any of our Subsidiaries.



     If any Event of Default occurs and is continuing, the trustee by notice to our company or the Holders of at least 25% in principal amount of the then outstanding Notes by written notice to our company may declare the unpaid principal of and any interest accrued on all the Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency all such amounts will become immediately due and payable without declaration or other act on the part of the trustee or any Holder of the Notes. In addition to acceleration of the Notes, if an Event of Default occurs and is continuing, the trustee will have the right, subject to the Intercreditor Agreement, to exercise remedies with respect to the Collateral, as are available under the indenture, the Collateral Documents and at law. Holders of the Notes may not enforce the indenture or the Notes or exercise remedies with respect to the Collateral except as provided in the indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from Holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium, if any, or interest) if it determines that withholding notice is in their interest.

     The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of, the Notes.

     We are required to deliver to the trustee annually a statement regarding compliance with the indenture, and we are required upon becoming aware of any Default or Event of Default, to deliver to the trustee a statement specifying such Default or Event of Default.

Possession, Use and Release of Collateral

     Subject to and in accordance with the provisions of the Collateral Documents and the indenture, so long as the trustee has not exercised its rights with respect to the Collateral upon the occurrence and continuance of an Event of Default, we and the Subsidiary Guarantors will have the right to remain in possession and retain exclusive control of the Collateral, to operate the Collateral, to alter or repair the Collateral and to collect, invest and dispose of any income thereon, subject to the provisions of the Intercreditor Agreement and the New Credit Agreement.

     Release of Collateral In Connection With Asset Sales. Upon compliance by our company with the conditions set forth below, the trustee will release the Released Collateral from the Lien of the relevant Collateral Document. Our company and the Subsidiary Guarantors, as the case may be, will have the right to obtain a release of items of Collateral, or Released Collateral, upon compliance with the condition that we deliver to the trustee the following:

     o    An order of our company requesting the release of Released Collateral:

               o    specifically describing the proposed Released Collateral;

               o specifying the fair market value of such Released Collateral on a date within 60 days of such notice;

               o stating that the consideration to be received in respect of the Released Collateral is at least equal to the fair market value of the Released Collateral,

               o stating that the release of such Released Collateral will not impair the value of the remaining Collateral or interfere with the trustee's ability to realize such value and will not impair the maintenance and operation of the remaining Collateral;

               o confirming the sale of, or an agreement to sell, such Released Collateral in a bona fide sale to a person that is not an Affiliate to our company or, in the event that such sale is to a person that is an Affiliate, confirming that such sale is made in compliance with the provisions set forth in "--Certain Covenants--Transactions with Affiliates";

               o certifying that if the sale of such Released Collateral constitutes an Asset Sale, such Asset Sale complies with the terms and conditions of the indenture with respect thereto, including, without limitation, the provisions set forth in "--Certain Covenants--Asset Sales"; and

               o in the event there is to be a substitution of property for the Collateral subject to the Asset Sale, specifying the property intended to be substituted for the Collateral to be disposed of;


     o    An officers' certificate of our company stating that:

               o such sale covers only the Released Collateral and complies with the terms and conditions of the indenture;

               o all proceeds from the sale of any of the Released Collateral will be deposited in the Collateral Account, and if the sale of such Released Collateral constitutes an Asset Sale, all Net Proceeds from the sale of any of the Released Collateral will be applied pursuant to the provision of the indenture regarding Asset Sales;

               o there is not and will not be a Default or Event of Default in effect or continuing on the date thereof, the valuation date or the date of such Asset Sale;

               o the release of the Collateral will not result in a Default or Event of Default under the indenture and;

               o all conditions precedent in the indenture relating to the release in question have been complied with;

          o All documentation required by the Trust Indenture Act, if any, prior to the release of the Collateral by the trustee and, in the event that there is to be a substitution of property for the Collateral subject to the Asset Sale, all documentation necessary to effect the substitution of such new Collateral and to subject such new Collateral to the Lien of the relevant Collateral Documents and all documents otherwise required by the indenture; and

          o An opinion of counsel stating that the documents that have been or are therewith delivered to the trustee in connection with such release conform to the requirements of the indenture and that all conditions precedent in the indenture related to the release have been complied with.

     The indenture provides that we also will be entitled, subject to compliance with the conditions set forth therein, to obtain the release of Collateral which has been taken by eminent domain, expropriation or in similar circumstances.

     The indenture provides that we will be entitled to obtain a full release of all of the Collateral following legal defeasance or covenant defeasance of the Indenture as described below under "--Legal Defeasance and Covenant Defeasance."

     The indenture provides that, upon the release of any Subsidiary Guarantor from its obligations under the indenture and its Subsidiary Guarantee as described in the last paragraph under "--Subsidiary Guarantees," such Subsidiary Guarantor will be entitled to obtain the release of all of its Collateral.

     Release of Collateral Permitted by the New Credit Agreement and the Intercreditor Agreement. The release of the Collateral also will be governed by the terms of the New Credit Agreement and the Intercreditor Agreement. See "Description of New Credit Agreement."

     Disposition of Collateral Without Release. Notwithstanding the provisions described above and subject to relevant provisions of the indenture, so long as no Default or Event of Default will have occurred and be continuing or would result therefrom, our company and the Subsidiary Guarantors may, among other things, without any prior release or consent by the trustee, conduct ordinary course activities with respect to Collateral, which do not individually or in the aggregate adversely affect the value of the Collateral, including:

     o selling or otherwise disposing of, in any transaction or series of related transactions, any property subject to the Lien of the indenture or the Collateral Documents which has become worn out or obsolete and which either has an aggregate fair market value of $100,000 or less, or which is replaced by property of substantially equivalent or greater value which becomes subject to the Lien or the Collateral Documents as After-Acquired Property;

     o abandoning, terminating, canceling, releasing or making alterations in or substitutions of any leases or contracts subject to the Lien of the Indenture or any of the Collateral Documents;

     o surrendering or modifying any franchise, license or permit subject to the Lien of the Indenture or any of the Collateral Documents which it may own or under which it may be operating;

     o altering, repairing, replacing, changing the location or position of and adding to its structures, machinery, systems, equipment, fixtures and appurtenances, provided, however, that no change in the location of any such Collateral subject to the Lien of any of the Collateral Documents will be made which (1) removes such property into a jurisdiction in which any instrument required by law to preserve the Lien of any of the Collateral Documents on such property, including all necessary financing statements and continuation statements, has not been recorded, registered or filed in the manner required by law to preserve the Lien of and security interest in any of the Collateral Documents on such property, (2) does not comply with the terms of the indenture and the Collateral Documents or (3) otherwise impairs the Lien of the Collateral Documents;

     o demolishing, dismantling, tearing down, scrapping or abandoning any Collateral if, in the good faith opinion of the Board of Directors of our company (as evidenced by a Board Resolution delivered to the trustee if it involves Collateral having a fair market value in excess of $100,000) such demolition, dismantling, tearing down, scrapping or abandonment is in the best interests of our company and will not impair the maintenance, operation, fair market value or utility of the remaining Collateral as an entirety, and the security for the Notes, will not thereby be otherwise impaired;

     o    granting a nonexclusive license of any intellectual property; and

     o abandoning intellectual property which has become obsolete and not used in the business of our company or our Subsidiaries.

Use of Trust Monies

     All Trust Monies will be held by the trustee as a part of the Collateral securing the Notes and, so long as no Event of Default will have occurred and be continuing, may either:

     o be released as contemplated by "--Certain Covenants--Asset Sales" if such Trust Monies represent proceeds in respect of an Asset Sale; or

     o at the direction of our company be applied by the trustee from time to time to the payment of the principal of, premium, if any, and interest on any Notes at maturity or upon redemption or retirement, or to the purchase of Notes upon tender or in the open market or otherwise, in each case in compliance with the indenture.

     We may also withdraw Trust Monies constituting Net Insurance Proceeds to repair or replace the relevant Collateral, subject to certain conditions set forth in the indenture.

     The trustee will be entitled to apply any Trust Monies to cure any Event of Default. Trust Monies deposited with the trustee will be invested in Cash Equivalents pursuant to the direction of our company and, so long as no Default or Event of Default will have occurred and be continuing, our company will be entitled to any interest or dividends accrued, earned or paid on such Cash Equivalents.

No Personal Liability of Directors, Officers, Employees and Stockholders

     No director, officer, employee, incorporator or stockholder of our company, as such, will have any liability for any obligations of our company under the Notes, the indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the SEC that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

     We may, at our option and at any time, elect to have all of our obligations discharged with respect to the outstanding Notes except for:

     o the rights of Holders of outstanding Notes to receive payments in respect of the principal of, premium, if any, and interest on such Notes when such payments are due from the trust referred to below;

     o our obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

     o the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

     o    the legal defeasance provisions of the indenture.

     In addition, we may, at our option and at any time, elect to have our obligations released with respect to certain covenants that are described in the indenture and thereafter any omission to comply with such obligations will not constitute a Default or Event of Default with respect to the Notes. In the event covenant defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" above will no longer constitute an Event of Default with respect to the Notes.

     In order to exercise either legal defeasance or covenant defeasance:

     o we must irrevocably deposit with the trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and we must specify whether the Notes are being defeased to maturity or to a particular redemption date;

     o in the case of legal defeasance, we will have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that (A) we have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since August 27, 2001, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such legal defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such legal defeasance had not occurred;

     o in the case of covenant defeasance, we will have delivered to the trustee an Opinion of Counsel in the United States reasonably acceptable to the trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

     o no Default or Event of Default will have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit;

     o such legal defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which our company or any of our Subsidiaries is a party or by which our company or any of our Subsidiaries is bound;

     o we must have delivered to the trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally;

     o we must deliver to the trustee an Officers' Certificate stating that the deposit was not made by our company with the intent of preferring the Holders of Notes over any other creditors of our company or with the intent of defeating, hindering, delaying or defrauding any other creditors of our company; and

     o we must deliver to the trustee an Officers' Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the legal defeasance or the covenant defeasance have been complied with.

Transfer and Exchange

     A Holder may transfer or exchange Notes in accordance with the indenture. The Registrar and the trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and our company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. We are not required to transfer or exchange any Note selected for redemption. In addition, we are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

     The registered Holder of a Note will be treated as the owner of it for all purposes.

Amendment, Supplement and Waiver

     Except as provided in the next two succeeding paragraphs, the indenture, the Notes or the Collateral Documents may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes), and, subject to the indenture, any existing Default or Event of Default (other than a Default or Event of Default in the payment of the principal of, premium, if any, or interest on the Notes, except a payment default resulting from an acceleration that has been rescinded) or compliance with any provision of the indenture, the Notes or the Collateral Documents may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a tender offer or exchange offer for the Notes).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a nonconsenting Holder):

     o reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver of the indenture, Notes or Collateral Documents;

     o reduce the principal of or change the fixed maturity of any Note or alter the provisions with respect to the redemption of the Notes (other than the covenants described above under the captions "--Certain Covenants--Change of Control" (so long as no Change of Control then exists or is contemplated) or "--Certain Covenants--Asset Sales" (so long as no Excess Proceeds then exist));

     o reduce the rate of or change the time for payment of interest on any Note;

     o waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Notes (except, subject to the indenture, a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes then outstanding and a waiver of the payment default that resulted from such acceleration);

     o    make any Note payable in money other than that stated in the Notes;

     o make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of or premium, if any, or interest on the Notes;

     o    waive a redemption payment with respect to any Note;

     o make any change in the waiver or right to receive payment provisions of the indenture or the foregoing amendment and waiver provisions; or

     o release any Collateral other than pursuant to and in compliance with the indenture.

         Notwithstanding the foregoing, without the consent of any Holder of Notes, we, the Subsidiary Guarantors and the trustee may amend or supplement the indenture, the Notes or the Collateral Documents to cure any ambiguity, defect or inconsistency, to provide for the assumption of our obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of our assets, to provide for additional Subsidiary Guarantors, or for the release of a Subsidiary Guarantor, as provided for in the indenture, to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the indenture of any such Holder, or to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

Concerning the Trustee

         The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the SEC for permission to continue or resign.

         The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The indenture provides that in case an Event of Default will occur (which will not be cured), the trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any Holder of Notes, unless such Holder will have offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

         Holders of our securities may obtain a copy of the indenture, the Registration Rights Agreement and the Collateral Documents without charge by writing to RBX Corporation, 5221 ValleyPark Drive, Roanoke, Virginia 24019,
Attention: Secretary.

Book-Entry, Delivery and Form

         The Notes were initially issued in the form of one or more Global Notes. Global Notes were deposited on August 27, 2001 with, or on behalf of, The Depository Trust Company, as Depositary, and registered in the name of Cede & Co., as nominee of the Depositary.

         The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants. The Depositary's participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's indirect participants.

         Pursuant to procedures established by the Depositary:

          o upon deposit of the Global Note, the Depositary credited the accounts of participants designated by the initial Holder with portions of the principal amount of the Global Note and;

          o ownership of the Notes evidenced by the Global Note are shown on, and the transfer of ownership thereof will be affected only through, records maintained by the Depositary (with respect to the interests of the Depositary's participants), the Depositary's participants and the Depositary's indirect participants.

         Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Notes evidenced by the Global Note will be limited to such extent.

         So long as the Global Note Holder is the registered owner of any Notes, the Global Note Holder will be considered the sole Holder under the indenture of any Notes evidenced by the Global Note. Beneficial owners of Notes evidenced by the Global Note will not be considered the owners or Holders thereof under the indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the trustee thereunder. Neither our company nor the trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Notes.

         Payments in respect of the principal of or premium and interest, if any, on any Notes registered in the name of the Global Note Holder on the applicable record date will be payable by the trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the indenture. Under the terms of the indenture, our company and the trustee may treat the persons in whose names Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither our company nor the trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Notes. We believe, however, that is currently the policy of the Depositary to immediately credit the accounts of the relevant participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's participants and the Depositary's indirect participants to the beneficial owners of Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's participants or the Depositary's indirect participants.

          Exchange of Book-Entry Notes for Certificated Notes.  If:

          o we notify the trustee in writing that the Depositary is no longer willing or able to act as a depositary and we are unable to locate a qualified successor within 120 days; or

          o our company, at our option, notifies the trustee in writing that we elect to cause the issuance of Notes in certificated form,

then, upon surrender by the Global Note Holder of its Global Note, Notes in certificated form will be issued to each person that the Global Note Holder and the Depositary identify as being the beneficial owner of the related Notes.

         Neither our company nor the trustee will be liable for any delay by the Depositary in identifying the beneficial owners of New Notes and our company and the trustee may conclusively rely on, and will be protected in relying on, instructions from the Depositary for all purposes.

         Same-Day Settlement and Payment. The indenture requires that payments in respect of the Notes represented by the Global Note (including principal and premium and interest, if any) be made by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the New Notes represented by the Global Note are expected to be eligible to trade in the Depositary's Same-Day Funds Settlement System and any permitted secondary market trading activity in such New Notes will, therefore, be required by the Depositary to be settled in immediately available funds. We expect that secondary trading in the certificated Notes will also be settled in immediately available funds.

Certain Definitions

         Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

         "Acquired Indebtedness" means, with respect to any specified Person,
(i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

         "Additional Notes" means additional Notes issuable by the Company under the Indenture as payment, at the Company's election, of interest on outstanding Notes in lieu of cash.

         "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, will mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person will be deemed to be control.

         "After-Acquired Property" means assets or property acquired after the date of the Indenture as such term is defined in the Indenture.

         "Asset Sale" means (i) the sale, lease, conveyance or other disposition that does not constitute a Restricted Payment or an Investment by such Person of any of its non-cash assets (including, without limitation, by way of a sale and leaseback and including the issuance, sale or other transfer of any of the capital stock of any Subsidiary of such Person) other than to the Company or to any of its Wholly Owned Subsidiaries that is a Subsidiary Guarantor (including the receipt of proceeds of insurance paid on account of the loss of or damage to any asset and awards of compensation for any asset taken by condemnation, eminent domain or similar proceeding, and including the receipt of proceeds of business interruption insurance); and (ii) the issuance of Equity Interests in any Subsidiaries or the sale of any Equity Interests in any Subsidiaries, in each case, in one or a series of related transactions, provided, that notwithstanding the foregoing, the term "Asset Sale" will not include: (a) the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of the Company, as permitted pursuant to the covenant entitled "Merger, Consolidation or Sale of Assets"; (b) the sale or lease of equipment, inventory, accounts receivable or other assets in the ordinary course of business consistent with past practice and to the extent that such sales or leases are not part of the a sale of the business in which such equipment was used or in which such inventory or accounts receivable arose;
(c) an issuance of Equity Interests by a Wholly Owned Subsidiary to the Company or to another Wholly Owned Subsidiary that is a Subsidiary Guarantor; (d) the grant in the ordinary course of business of any non-exclusive license of patents, trademarks, registrations therefor and other similar intellectual property; or (e) Permitted Investments.

         "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that, in calculating the beneficial ownership of any particular "person" (as that term is used in Section 13(d)(3) of the Exchange Act), such "person" will be deemed to have beneficial ownership of all securities that such "person" has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

         "Board of Directors" means the Board of Directors of the Company, or any authorized committee of the Board of Directors.

         "Business Day" means any day other than a Legal Holiday.

         "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

         "Capital Stock" means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

         "Cash Equivalents" means (a) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities not more than twelve months from the date of acquisition, (b) U.S. dollar denominated time deposits, certificates of deposit, Eurodollar time deposits or Eurodollar certificates of deposit of (i) any domestic commercial bank of recognized standing having capital and surplus in excess of $500,000,000 or (ii) any bank whose short-term commercial paper rating from S&P is at least A-1 or the equivalent thereof or from Moody's is at least P-1 or the equivalent thereof (any such bank being an "Approved Lender"), in each case with maturities of not more than twelve months from the date of acquisition, (c) commercial paper and variable or fixed rate notes issued by any Approved Lender (or by the parent company thereof) or any variable rate notes issued by, or guaranteed by, any domestic corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody's and maturing within twelve months of the date of acquisition, (d) repurchase agreements with a bank or trust company or recognized securities dealer having capital and surplus in excess of $500,000,000 for direct obligations issued by or fully guaranteed by the United States of America in which the Company will have a perfected first priority security interest (subject to no other Liens) and having, on the date of purchase thereof, a fair market value of at least 100% of the amount of repurchase obligations, and (e) interests in money market mutual funds which invest solely in assets or securities of the type described in subparagraphs
(a), (b), (c) or (d) hereof.

         "Change of Control" means the occurrence of any of the following:

          (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any "person" or "group" (as such terms are used in Section 13(d)(3) and 14(d) of the Exchange
               Act);

          (ii) the adoption of a plan relating to the liquidation or dissolution of the Company;

         (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 40% of the Capital Stock of the Company, measured by voting power rather than number of shares; or

          (iv) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously approved) cease to constitute a majority of the directors then in office.


         This definition of "Change of Control" includes the sale of all or substantially all of the properties or assets of the Company and our subsidiaries taken as a whole to any "person" or "group". Although there is a limited body of case law interpreting the phrase "substantially all" there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve a sale of "substantially all" properties or assets. As a result, it may be unclear as to whether a Change of Control has occurred and whether a holder of Notes may require the Company to make an offer to purchase the Notes as described above.

         "Collateral" means any assets of the Company or any Subsidiary Guarantor defined as "Collateral," "Mortgaged Property," "Trust Property" or the like in any of the Collateral Documents.

         "Collateral Account" means the collateral account established pursuant to Section 11.01 of the Indenture.

         "Collateral Documents" mean, collectively, the Mortgages and Deeds of Trust, the Security Agreements, the Intercreditor Agreement and all other pledges, mortgages, deeds of trust, security agreements, collateral agreements, control agreements, assignments, instruments, financing statements, filings and other documents that grant, evidence, set forth, provide notice of, govern or limit the Lien in favor of the Trustee (or a collateral agent for the benefit of the Trustee) in the Collateral, and all amendments thereto from time to time.

         "Collateral Permitted Liens" means Liens of the types described in clauses (i), (ii) to the extent permitted under the Intercreditor Agreement,
(iv), (v), (viii), (x), (xiii), (xiv) with respect to Collateral acquired after the Issue Date, (xvi) and (xix) of the definition of the term "Permitted Liens."

         "Consolidated EBITDA" means, with respect to the Company and its Subsidiaries for any period, subject to Section 4.12(c) of the Indenture, the sum of, without duplication, (i) the Consolidated Net Income for such period, plus (ii) the Fixed Charges for such period, plus (iii) provision for taxes based on income or profits for such period (to the extent such taxes were included in computing Consolidated Net Income for such period), plus (iv) consolidated depreciation, amortization and other non-cash charges of the Company and its Subsidiaries required to be reflected as expenses on the books and records of the Company (to the extent such expenses were included in computing Consolidated Net Income for such period), minus (v) cash payments with respect to any non-recurring, non-cash charges previously added back pursuant to clause (iv), and (vi) excluding the impact of foreign currency translations. Notwithstanding the foregoing, the Fixed Charges of, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person will be added to Consolidated Net Income to compute Consolidated EBITDA only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

         "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Subsidiary or that is accounted for by the equity method of accounting will be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Subsidiary thereof that is a Subsidiary Guarantor, (ii) the Net Income of any Subsidiary will be excluded to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition will be excluded, (iv) the cumulative effect of a change in accounting principles will be excluded, and (v) all other extraordinary gains and extraordinary losses will be excluded.

         "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the Issue Date in the book value of any asset owned by such Person or a consolidated Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

         "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

         "Depositary" means, with respect to the Global Notes, the Person specified in Section 2.03 of the Indenture as the Depositary with respect to the Notes, any and all successors thereto appointed as depositary under the indenture and having become such Depositary pursuant to the applicable provision of the Indenture.

         "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature.

         "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Existing Indebtedness" means the Indebtedness of the Company (other than Indebtedness under the New Credit Agreement) in existence on the Issue Date, as listed on Schedule 1.01(a) attached to the Indenture, until such amounts are repaid.

         "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), and (ii) the consolidated interest expense of such Person and its Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Subsidiaries or secured by a Lien on assets of such Person or one of its Subsidiaries (whether or not such Guarantee or Lien is called upon), and (iv) the product of (a) all cash dividend payments (and non-cash dividend payments in the case of a Person that is a Subsidiary) on any series of preferred stock of such Person payable to a party other than the Company or a Wholly Owned Subsidiary, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, on a consolidated basis and in accordance with GAAP.

         "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated EBITDA of such Person and its Subsidiaries for such period to the Fixed Charges of such Person and its Subsidiaries for such period. In the event that the Company or any of its Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues or redeems preferred stock or Disqualified Stock subsequent to the commencement of the four-quarter reference period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock or Disqualified Stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date will be deemed to have occurred on the first day of the four-quarter reference period, and (ii) the Consolidated EBITDA attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, and (iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Subsidiaries following the Calculation Date.

         "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

         "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

         "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

         "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

         "Holder" means a Person in whose name a Note is registered on the Registrar's books.

         "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an ordinary course of business accrued expense or ordinary course of business trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

         "Intercreditor Agreement" means the Intercreditor and Collateral Agency Agreement, dated as of the Issue Date, between the Trustee and Congress Financial Corporation, individually, as agent for the lenders under the New Credit Agreement, and in its capacity as collateral agent acting for and on behalf of such lenders and the Trustee, substantially in the form attached as Exhibit E to the Indenture, as such may be amended, supplemented or replaced from time to time.

         "Interest Payment Date" means each interest payment date as specified in the form of Note attached to the Indenture.

         "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company or any direct or indirect parent of the Company will not be deemed to be an Investment.

         "Issue Date" means the closing date for the original issuance of Notes under the Indenture.

         "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or Hartford, Connecticut or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest will accrue for the intervening period.

         "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

         "Moody's" means Moody's Investor Services.

         "Mortgages and Deed of Trust" means the Mortgages and Deeds of Trust listed on Exhibit D to the Indenture, or such other mortgages and deeds of trust in form and substance satisfactory to the Trustee.

         "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries and
(ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

         "Net Insurance Proceeds" means the insurance proceeds (excluding liability insurance proceeds payable to the Trustee for any loss, liability or expense incurred by it) in respect of damage to, or the loss, destruction or condemnation of, all or any portion of the Collateral, less collection costs.

         "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the Notes and the Subsidiary Guarantees) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP (but upon extinguishment or reduction of such reserve, such amount will constitute Net Proceeds), but, in each case, excluding costs, expenses and other amounts paid to an Affiliate of the Company.

         "New Credit Agreement" means that certain Amended and Restated Loan Agreement, dated as of the Issue Date, by and among RBX Industries, Inc., the Company and Congress Financial Corporation, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced, restated or refinanced from time to time and including any such agreements, documents or instruments with any lender or group of lenders that at any time succeed to or refinance, replace or substitute for all or any portion of the New Senior Debt.

         "New Senior Debt" means Indebtedness in an aggregate principal amount not to exceed $45,000,000 at any one time outstanding under the New Credit Agreement as such agreement may be amended, restated, supplemented or otherwise modified or replaced, in whole or in part, from time to time hereafter, together with any refunding or replacement of such Indebtedness, including with any other lender or group of lenders.

         "Note Custodian" means the Trustee, as custodian with respect to the Global Notes, or any successor entity thereto.

         "Notes" means all 12% Senior Secured Notes due 2006 issued pursuant to the Indenture (including, without limitation, any Additional Notes), all of which will be in the form of Exhibit A attached to the Indenture.

         "Obligations" means, when used in connection with any Indebtedness or with reference to the documents evidencing or entered into with respect to any Indebtedness (including, in the case of the Notes, the Collateral Documents), any principal, interest (including, in the case of the Notes, Accrued Bankruptcy Interest), penalties, premiums, fees, costs, expenses (including attorney's fees), indemnifications, reimbursement obligations, damages (including liquidated damages), liabilities (including liabilities for compensation and contribution obligations and for breach of representations or warranties) and other amounts (including obligations arising upon the exercise by any Person of rights of redemption or rescission) payable at any time, and any other obligations required to be performed at any time, whether now or in the future, under the documentation governing such Indebtedness or entered into in connection with or with respect to such Indebtedness or such documentation.

         "Officer" means, with respect to any Person, the Chairman of the Board, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person.

         "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date and reasonable extensions or expansions thereof; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Subsidiary of the Company in a Person if as a result of such Investment (i) such Person becomes a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date and reasonable extensions or expansions thereof or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Subsidiary of the Company that is a Subsidiary Guarantor and that is engaged in the same or a similar line of business as the Company and its Subsidiaries were engaged in on the Issue Date and reasonable extensions or expansions thereof;
(d) Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant entitled "Asset Sales"; (e) Investments outstanding as of the Issue Date; and
(f)(i) other Investments that do not exceed $5,000,000 in the aggregate at any time outstanding, and (ii) if the amount specified in clause (f)(i) above has been fully utilized, other Investments (in addition to those permitted by clause
(f)(i) above) that (A) are each individually approved by the Board of Directors as evidenced by a Board Resolution delivered to the Trustee contemporaneously with such Investment and (B) in the aggregate do not exceed $5,000,000 at any time outstanding.

         "Permitted Liens" means (i) Liens securing obligations under the Indenture, the Notes, the Subsidiary Guarantees and the Collateral Documents;
(ii) Liens securing New Senior Debt in an aggregate principal amount at any time outstanding not to exceed $45,000,000; (iii) Liens in favor of the Company or any Subsidiary Guarantor; (iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company in accordance with the provisions of the Indenture; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (v) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (vi) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vii) Liens existing on the Issue Date and listed on Schedule 1.01(b) to the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as will be required in conformity with GAAP will have been made therefor; (ix) carriers', warehousemen's, mechanics', materialmen's, repairmen's, or other similar Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or which are being contested in good faith by appropriate proceedings diligently conducted; (x) Liens of landlords or of mortgagees of landlords arising by operation of law, provided that the rental payments secured thereby are not yet due and payable; (xi) Liens incurred in the ordinary course of business of the Company or any Subsidiary of the Company with respect to obligations that do not exceed $5,000,000 at any one time outstanding and that
(a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Subsidiary; (xii) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security; (xiii) easements, rights-of-way, restrictions, minor defects or irregularities in title and other similar charges or encumbrances not interfering in any material respect with the business of the Company or any of its Subsidiaries; (xiv) Purchase Money Liens and Capital Lease Obligations (including extensions and renewals thereof) securing Indebtedness incurred pursuant to (A) the first paragraph of Section
4.10 of the Indenture or (B) clause (iv) of the second paragraph of Section 4.10 of the Indenture; (xv) Liens securing reimbursement obligations with respect to letters of credit which encumber only documents and other property relating to such letters of credit and the products and proceeds thereof; (xvi) judgment and attachment Liens not giving rise to an Event of Default; (xvii) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements; (xviii) Liens arising out of consignment or similar arrangements for the sale of goods; and (xix) any interest or title of a lessor in property subject to any operating lease.

         "Permitted Refinancing Debt" means any Indebtedness of the Company or any of its Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, other Indebtedness of the Company or any of its Subsidiaries; provided that: (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Subsidiary Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of the Notes, and is subordinated in right of payment to the Notes or the Subsidiary Guarantees on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

         "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or agency or political subdivision thereof (including any subdivision or ongoing business of any such entity or substantially all of the assets of any such entity, subdivision or business).

         "Plan of Reorganization" means the Second Amended Joint Plan of Reorganization of RBX Group, Inc. and its Subsidiaries, as confirmed by the United States Bankruptcy Court, Western District of Virginia, including all exhibits and other attachments thereto.

         "Purchase Money Lien" means a Lien granted on an asset or property to secure a Purchase Money Obligation permitted to be incurred under the Indenture and incurred solely to finance the purchase, or the cost of construction or improvement, of such asset or property; provided, however, that such Lien encumbers only such asset or property and is granted within 180 days of such acquisition.

         "Purchase Money Obligations" of any Person means any obligations of such Person to any seller or any other Person incurred or assumed to finance the purchase, or the cost of construction or improvement, of real or personal property to be used in the business of such Person or any of its Subsidiaries in an amount that is not more than 100% of the cost, or fair market value, as appropriate, of such property, and incurred within 180 days after the date of such acquisition (excluding accounts payable to trade creditors incurred in the ordinary course of business).

         "Record Date" means each record date as specified in the form of Note as Exhibit A attached to the Indenture.

         "Registration Rights Agreement" means the Registration Rights Agreement, dated as of the Issue Date, by and among the Company, the Subsidiary Guarantors and the holders of beneficial interests in the Restricted Global Note, as such agreement may be amended, modified or supplemented from time to time.

         "Restricted Investment" means an Investment other than a Permitted Investment.

         "Restricted Payment" has the meaning given in clauses (i) through (iv) of the first paragraph under " - Certain Covenants - Restricted Payments"

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Security Agreements" means the security agreements listed on Exhibit C to the Indenture, or other such security agreements in form and substance satisfactory to the Trustee.

         "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

         "Subsidiary Guarantor" means each Subsidiary of the Company that makes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and its successors and assigns.

         "S&P" means Standard & Poor's Ratings Services.

         "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date on which the Indenture is qualified under the TIA.

         "Trust Monies" means, subject to the Intercreditor Agreement, all cash and Cash Equivalents received by the Trustee (i) upon the release of Collateral from the Lien of the Indenture or the Collateral Documents, including all proceeds of Collateral and all moneys received in respect of the principal of all purchase money, governmental and other obligations; (ii) as Net Insurance Proceeds; (iii) pursuant to the Collateral Documents; (iv) as proceeds of any sale or other disposition of all or any part of the Collateral by or on behalf of the Trustee or any collection, recovery, receipt, appropriation or other realization of or from all or any part of the Collateral pursuant to the Indenture or any of the Collateral Documents or otherwise; (v) which constitute proceeds from any transaction which results in a Subsidiary Guarantor being released from its Subsidiary Guarantee pursuant to the Indenture; or (vi) for application as provided in the relevant provisions of the Indenture or any Collateral Document or which disposition is not otherwise specifically provided for in the Indenture or in any Collateral Document; provided, however, that Trust Monies will in no event include any property deposited with the Trustee for any redemption, legal defeasance or covenant defeasance of Notes, for the satisfaction and discharge of the Indenture or to pay the purchase price of Notes pursuant to a Change of Control Offer.

         "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

         "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) will at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person.

                              PLAN OF DISTRIBUTION


         Our company is registering the shares of common stock, warrants and notes on behalf of the selling holders. A selling holder is a person named on pages 39 through 41 and also includes any donee, pledgee, transferee or other successor-in-interest selling shares, warrants or notes received after the date of this prospectus from a selling holder as a gift, pledge, partnership distribution or other non-sale related transfer. All costs, expenses and fees in connection with the registration of the shares, warrants and notes offered by this prospectus will be borne by our company, other than brokerage commissions and similar selling expenses, if any, attributable to the sale of shares, warrants and notes, which will be borne by the selling holders. Sales of shares, warrants and notes may be effected by selling holders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares or warrants, through short sales of shares or warrants, or a combination of these methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. These transactions may or may not involve brokers or dealers. We are not aware of any agreements, understandings or arrangements among the selling holders and any underwriters or broker-dealers regarding the sale of the securities of the selling holders, nor is there an underwriter or coordinated broker acting in connection with the proposed sale of shares, warrants and notes by the selling holders.


         The selling holders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of the shares or of securities convertible into or exchangeable for the shares in the course of hedging positions they assume with selling holders. The selling holders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to these broker-dealers or other financial institutions of shares, warrants and notes offered by this prospectus, which shares, warrants and notes these broker-dealer or other financial institution may resell pursuant to this prospectus (as amended or supplemented to reflect such transaction). The selling holders may also engage in short sales of shares and, in those instances, this prospectus may be delivered in connection with the short sales and the shares offered under this prospectus may be used to cover the short sales.


         The selling holders may make these transactions by selling shares, warrants and notes directly to purchasers or to or through broker-dealers, which may act as agents or principals. These broker-dealers may receive compensation in the form of discounts, concessions or commissions from selling holders and/or the purchasers of shares, warrants and notes for whom these broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling holders and any broker-dealers that act in connection with the sale of shares, warrants and notes may be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by these broker-dealers or any profit on the resale of the shares, warrants and notes sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The selling holders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares, warrants and notes against certain liabilities, including liabilities arising under the Securities Act.


Because selling holders may be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling holders may be subject to the prospectus delivery requirements of the Securities Act. The rules and regulations set forth in Regulation M promulgated under the Exchange Act provide that during the period that any person is engaged in a distribution of the shares within the meaning of Regulation M, that person usually may not purchase shares. The selling holders are subject to the rules and regulations of the Securities Act and the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of shares by the selling holders. Regulation M's prohibition on purchases may include purchases to cover short positions by the selling holders, and a selling shareholder's failure to cover a short position at a lender's request and subsequent purchases of shares by the lender in the open market to cover such short positions, may constitute an inducement to buy shares which is prohibited by Regulation M. Consequently, this may affect the marketability of the shares. Our company has informed the selling holders that the anti-manipulative provisions of Regulation M may apply to their sales in the market.

         Selling holders also may resell all or a portion of the shares and warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

         Upon our company being notified by a selling holder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

         o the name of each such selling holder and of the participating broker-dealer(s);

         o    the number of shares, warrants and notes involved;

         o the initial price at which such shares, warrants and notes were sold;

         o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         o    other facts material to the transactions.

         In addition, upon our company being notified by a selling holder that a donee, pledgee, transferee or other successor-in-interest intends to sell more than 500 shares or warrants, a supplement to this prospectus will be filed.

                                  LEGAL MATTERS

         The validity of the shares of common stock, warrants and notes offered hereby will be passed upon for our company by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York.


                                     EXPERTS

The consolidated balance sheets of RBX Corporation as of December 31, 2000 (Predecessor Company balance sheet) and 2001 (Successor Company balance sheet), and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999, 2000, and the eight-months ended August 27, 2001, (Predecessor Company operations), and the four-months ended December 31, 2001 (Successor Company operations), included in this prospectus and the related consolidated financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the registration statement (which reports express an unqualified opinion and include explanatory paragraphs referring to the reorganization proceedings under Chapter 11 of the Federal Bankruptcy Code and the restatement of the consolidated statements of operations of RBX Group, Inc. for the years ended December 31, 1999 and 2000 and for the eight months ended August 27, 2001), and have been so included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.



                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the SEC a registration statement on Form S-1 under the Securities Act for the common shares, warrants and notes sold in these offerings. This prospectus constitutes a part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement and the accompanying exhibits and schedules because some parts have been omitted in accordance with the rules and regulations of the SEC. For further information about us and our common shares, warrants and notes being sold in these offerings, we refer you to the registration statement and the accompanying exhibits and schedules. Whenever a reference is made in this prospectus regarding the contents of any agreement, contract or any other document, please be aware that the reference is only a summary of all material terms of these documents. In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.


         You may read and copy the registration statement, including the attached exhibits, and any report, statements or other information that we file at the SEC's public reference facilities located in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549 and also at the regional offices of the SEC located at 233 Broadway, New York, New York 10279 and the Citicorp Center at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference facilities. Our SEC filings will also be available to the public from commercial document retrieval services and at the SEC's web site at http://www.sec.gov.

         In addition, the indenture governing the notes requires that we file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act and provide those reports to the trustee.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                 RBX CORPORATION
                             CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS
                 As of December 31, 2001 and March 31, 2002 and
            For the Three Month Periods Ended March 31, 2001 and 2002
Condensed Consolidated Financial Statements:

   Unaudited Condensed Consolidated Balance Sheets as of December 31, 2001
   and March 31, 2002.....................................................   F-3

   Unaudited Condensed Consolidated Statements of Operations for the Three
   Month Periods Ended March 31, 2001 and 2002............................   F-4

   Unaudited Condensed Consolidated Statements of Cash Flows for the Three
   Month Periods Ended March 31, 2001 and 2002............................   F-5

   Unaudited Condensed Consolidated Statements of Changes in Stockholders'
   Equity For the Three Month Period Ended March 31, 2002.................   F-6

   Unaudited Notes to Condensed Consolidated Financial Statements.........   F-7

                                 RBX CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS
                           December 31, 2000 and 2001

Independent Auditors' Report..............................................  F-11

Consolidated Financial Statements:

   Consolidated Balance Sheets............................................  F-13

   Consolidated Statements of Operations..................................  F-14

   Consolidated Statements of Cash Flows..................................  F-15

   Consolidated Statements of Changes in Stockholders' Equity
   (Deficit)..............................................................  F-16

   Notes to Consolidated Financial Statements.............................  F-17

                                RBX CORPORATION
                             CONDENSED CONSOLIDATED
                              FINANCIAL STATEMENTS

                 As of December 31, 2001 and March 31, 2002 and
            For the Three Month Periods Ended March 31, 2001 and 2002

                                 RBX CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                      December 31, 2001 and March 31, 2002

                        (in thousands, except share data)

                                                                      December 31, 2001*     March 31, 2002
                                                                      ------------------     --------------
                                                                                              (unaudited)
ASSETS

Cash and cash equivalents...........................................       $    1,154         $        808
Accounts receivable, less allowance for doubtful accounts of
    $2,060 and $2,029, respectively.................................           21,369               28,240
Inventories.........................................................           17,225               17,747
Prepaid and other current assets....................................            1,874                1,919
                                                                           ----------         ------------

Total current assets................................................           41,622               48,714

Property, plant and equipment, net..................................           53,113               52,411
Intangible assets...................................................           18,058               18,058
Assets held for sale................................................            6,780                6,469
                                                                           ----------         ------------

Total assets                                                               $  119,573         $    125,652
                                                                           ==========         ============

LIABILTIES AND STOCKHOLDERS' EQUITY

Accounts payable....................................................       $    9,003         $     12,011
Accrued liabilities.................................................           15,974               12,360
Current portion of postretirement benefit obligation................            2,780                2,780
Current portion of long-term debt...................................            2,000                2,000
                                                                           ----------         ------------

Total current liabilities...........................................           29,757               29,151

Long-term debt......................................................           38,163               44,666
Postretirement benefit obligation...................................           28,256               27,968
Pension benefit obligation..........................................           15,337               15,630
Other liabilities...................................................            1,704                1,704
                                                                           ----------         ------------

Total liabilities...................................................          113,217              119,119

Commitments and contingencies.......................................                -                    -

Stockholders' equity:
     Common stock, $0.001 par value, 5,000,000 shares
       authorized, 1,000,000 issued and outstanding.................                1                    1
     Additional paid-in capital.....................................           15,160               15,160
     Accumulated deficit............................................           (8,805)              (8,628)
                                                                           ----------         ------------

Stockholders' equity................................................            6,356                6,533
                                                                           ----------         ------------

Total liabilities and stockholders' equity..........................       $  119,573         $    125,652
                                                                           ==========         ============

See notes to Condensed Consolidated Financial Statements

* Amounts have been derived from the audited December 31, 2001
  Consolidated Financial Statements, see Note 1.

                                 RBX CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
               For the three months ended March 31, 2001 and 2002
                                   (unaudited)
                      (in thousands, except per share data)

                                                                        Predecessor         Successor
                                                                      3 Months Ended     3 Months Ended
                                                                      March 31, 2001     March 31, 2002
                                                                      --------------     --------------
Net sales...........................................................    $   54,542        $    43,699
Cost of goods sold..................................................        49,108             36,240
                                                                        ----------        -----------
Gross profit........................................................         5,434              7,459

Selling, general and administrative costs...........................         5,752              5,165
Reorganization items................................................         1,975                634
Other expense.......................................................             -                386
                                                                        ----------        -----------

Operating income (loss).............................................        (2,293)             1,274

Interest expense....................................................           679              1,097
                                                                        ----------        -----------

Income (loss) before income taxes...................................        (2,972)               177

Income tax expense..................................................             -                  -
                                                                        ----------        -----------

Net income (loss)...................................................    $   (2,972)       $       177
                                                                        ==========        ===========

Basic and diluted net loss per share................................            NA        $      0.18
                                                                        ==========        ===========

See notes to Condensed Consolidated Financial Statements

                                 RBX CORPORATION

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
               For the three months ended March 31, 2001 and 2002
                                   (unaudited)
                                 (in thousands)

                                                                        Predecessor         Successor
                                                                      3 Months Ended      3 Months Ended
                                                                      March 31, 2001      March 31,2002
                                                                      --------------      -------------
OPERATING ACTIVITIES

Net income (loss) .................................................    $    (2,972)         $     177
Adjustments to reconcile net income (loss) to net cash used in operating activities:
    Depreciation and amortization .................................          1,773                900
    Loss on disposal of equipment .................................              -                386

Change in operating assets and liabilities:
    Accounts receivable ...........................................         (2,510)            (6,871)
    Inventories ...................................................         (1,172)              (522)
    Prepaid and other current assets ..............................         (1,855)               (45)
    Accounts payable ..............................................          4,275              3,008
    Accrued liabilities ...........................................          2,458             (2,978)
    Accrued interest ..............................................              -                764
    Other liabilities .............................................            337                  5
    Liabilities subject to compromise .............................         (5,091)                 -
                                                                       -----------          ---------

Net cash used in operating activities .............................         (4,757)            (5,176)
                                                                       -----------          ---------

INVESTING ACTIVITIES

Capital expenditures ..............................................           (798)              (496)
Proceeds from disposals of property, plant and equipment ..........              -                223
                                                                       -----------          ---------

Net cash used in investing activities .............................           (798)              (273)
                                                                       -----------          ---------

FINANCING ACTIVITIES

Proceeds from borrowings ..........................................              -             44,292
Principal payments on long-term debt ..............................              -            (39,189)
                                                                       -----------          ---------

Net cash provided by financing activities .........................              -              5,103
                                                                       -----------          ---------

Net decrease in cash and cash equivalents .........................         (5,555)              (346)
Cash and cash equivalents:
Beginning of period ...............................................         11,883              1,154
                                                                       -----------          ---------

End of period .....................................................    $     6,328          $     808
                                                                       ===========          =========

Non cash financing activities:

     During the three months ended March 31, 2002, the Company paid accrued interest of $1.4 million by issuing additional 12% senior secured notes.

See notes to Condensed Consolidated Financial Statements

                                 RBX CORPORATION
      CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                    For the three months ended March 31, 2002
                                   (unaudited)
                        (in thousands except share data)


                                                         Common Stock           Additional                      Total
                                                         ------------             Paid-in     Accumulated   Stockholders'
                                                    Shares         Amount         Capital       Deficit         Equity
                                                    ------         ------         -------       -------         ------
Balances at December 31, 2001 ................    1,000,000      $       1       $  15,160     $  (8,805)      $  6,356
Net income ...................................            -              -               -           177            177
                                                  ---------      ---------       ---------     ---------       --------

Balances at March 31, 2002 ...................    1,000,000      $       1       $  15,160     $  (8,628)      $  6,533
                                                  =========      =========       =========     =========       ========

See notes to Condensed Consolidated Financial Statements

                                 RBX CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (unaudited)
                    (in thousands, except as otherwise noted)



1.   Significant Accounting Policies

Basis of Presentation

The accompanying condensed consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto of RBX Group, Inc. (the "Predecessor") as well as the other information included in this registration statement.

The accompanying condensed consolidated financial statements of the Predecessor include the accounts of RBX Group, Inc., RBX Corporation (both non-operating holding companies), and RBX Corporation's wholly owned subsidiaries. RBX Corporation's subsidiaries, Rubatex Corporation, Groendyk Mfg Co., Inc., OleTex, Inc., Midwest Rubber Custom Mixing Corp., and Hoover-Hanes Rubber Custom Mixing Corp., operate manufacturing facilities which are located in the southeastern United States, Ohio, and Illinois. RBX Corporation's subsidiaries also include Waltex Corporation, UPR Disposition, Inc., and Universal Rubber Company, which are inactive legal entities with no operations.

Pursuant to a plan of reorganization under which the company emerged from bankruptcy effective August 27, 2001, RBX Group, Inc. was merged into RBX Corporation, with RBX Corporation the surviving entity. RBX Corporation's subsidiaries were merged into one legal entity, Rubatex Corporation, and Rubatex Corporation's name was changed to RBX Industries, Inc. The accompanying condensed consolidated financial statements of RBX Corporation (the "Successor") include the accounts of RBX Corporation and its wholly owned subsidiary, RBX Industries, Inc.

The accompanying unaudited condensed consolidated financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted pursuant to such rules and regulations. In management's opinion, all adjustments (consisting of adjustments of a normal recurring nature) necessary for a fair presentation have been included. The year-end balance sheet information was derived from audited financial statements of the Successor, however, certain disclosures included in the Successor's audited financial statements are excluded.

Due to the reorganization and implementation of fresh-start accounting, the condensed consolidated financial statements of the Successor as of March 31, 2002 are not comparable to those of the Predecessor. A line has been drawn between the accompanying condensed consolidated statements of operations and statements of cash flows of the Predecessor for the three months ended March 31, 2001 and the accompanying condensed consolidated statements of operations and statements of cash flows of the Successor for the three months ended March 31, 2002 to distinguish between the Predecessor and the Successor.

The results of operations and cash flows for the interim periods shown for the Predecessor are not to be considered indicative of the results of operations that are expected for the full year or any other interim period and they are not comparable to those of the Successor. The results of operations and cash flows of the Successor for the interim period presented are not necessarily indicative of the results for a full year or any other interim period.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
                                   (CONTINUED)

2.   Inventories

Components of inventory are as follows:
                                                December 31,         March 31,
                                                    2001               2002
                                                    ----               ----

               Raw materials ................     $ 7,688            $ 7,186
               Work-in-process ..............       1,891              2,688
               Finished goods ...............       7,646              7,873
                                                  -------            -------

                                                  $17,225            $17,747
                                                  =======            =======


3.   Net Income Per Share (in thousands, except per share data)

Basic net income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net income per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net loss of the Company. The following is a reconciliation of the numerators and denominators of the net loss per common share computations for the periods presented:

          Successor:                                           Net Income         Shares         Per Share
          Three Months Ended March 31, 2002                   (Numerator)      (Denominator)      Amount
          ---------------------------------                   -----------      -------------      ------
          Basic net income per share                          $       177              1,000     $    0.18
                                                                                                 =========
          Effect of dilutive warrants                                   -                  -
                                                              -----------      -------------

          Diluted net loss per share                          $       177              1,000     $    0.18
                                                              ===========      =============     =========


Warrants that could potentially dilute net income in the future that were not included in the computation of diluted net income per share (because to do so would have been antidilutive for the period presented) totaled 67,416 for the three months ended March 31, 2002.

             NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -
                                   (CONTINUED)

4.   Segment Information

Summarized financial information for the Company's reportable segments follows. The information designated as "Other" represents corporate related items which are not allocated to reportable segments.

                                                Predecessor             Successor
                                               3 Months Ended         3 Months Ended
                                                  March 31,             March 31,
                                                    2001                   2002
                                                    ----                   ----
           Foam Group:
           Net sales .........................  $  39,419              $  34,649
           Segment profits (loss) ............       (266)                 1,577
           Total assets ......................     80,874                 81,771
           Capital expenditures ..............        419                    489
           Depreciation and amortization .....      1,543                    771

       Mixing Group:
           Net sales .........................     15,123                  9,050
           Segment profits ...................        435                    331
           Total assets ......................     24,678                 19,354
           Capital expenditures ..............        379                      7
           Depreciation and amortization .....        230                    129

       Other:
           Segment profits (loss) ............     (3,141)                (1,731)
           Total assets ......................      7,301                 24,527

       Total:
           Net sales .........................     54,542                 43,699
           Net income (loss) .................     (2,972)                   177
           Total assets ......................    112,853                125,652
           Capital expenditures ..............        798                    496
           Depreciation and amortization .....      1,773                    900


The following table presents the details of "Other" segment loss.

                                                Predecessor             Successor
                                               3 Months Ended         3 Months Ended
                                                  March 31,             March 31,
                                                    2001                   2002
                                                    ----                   ----
       Corporate expenses ....................  $     487              $       -
       Reorganization items ..................      1,975                    634
       Interest expense ......................        679                  1,097
                                                ---------              ---------

                                                $   3,141              $   1,731
                                                =========              =========

5.   Contingencies

The Company and its subsidiaries are involved in various suits and claims in the normal course of business. In the opinion of management, after consultation with counsel, the ultimate liabilities and losses, if any, that may result from such suits and claims are not expected to have a material adverse effect on the financial position, results of operations or liquidity of the Company.

The Company is subject to federal, state and local environmental laws which regulate air and water emissions and discharges; the generation, storage, treatment, transportation and disposal of solid and hazardous waste; and, the release of hazardous substances, pollutants and contaminants into the environment. In addition, the Company may be responsible for the environmental clean-up of property for contamination which occurred prior to the Company's ownership. The Company is involved in environmental remediation activities resulting from past operations, including designation as a potentially responsible party ("PRP"), at sites designated for cleanup by state environmental agencies.

The Company is a PRP along with other PRP's for the environmental clean-up of certain property designated as a state Superfund site in North Carolina. Based on the allocation method determined by a committee made up of representatives of the Company and other PRP's, the Company's share of the liability is considered immaterial.

The Company is also a PRP along with other PRP's for the environmental clean-up of certain property designated as a state Superfund site in Ohio. Currently the Federal EPA has designated the site as "No Further Remedial Action Planned;" however, the Ohio EPA has completed a preliminary investigation of the property and requested that the Company conduct a more extensive environmental study. The Company has accrued approximately $2 million based on a consultants estimate but is unable to predict the outcome of this potential liability at the time.

Management believes the estimates discussed above will be sufficient to satisfy anticipated costs of remediation at these two Superfund sites. At March 31, 2002 and December 31, 2001, approximately $2.2 million (undiscounted) for estimated environmental remediation costs was accrued and substantially the entire amount is included in long-term liabilities. Expenditures relating to costs currently accrued are expected to be made over the next 5 to 10 years. As a result of factors such as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, and the identification of presently unknown RBX remediation sites, estimated costs for future environmental compliance and remediation are necessarily imprecise, and it is not possible to predict the amount or timing of future costs of environmental remediation requirements which may subsequently be determined.

Based upon information presently available, such future costs are not expected to have a material adverse effect on the Company's competitive or financial position or its ongoing results of operations. However, such costs could be material to results of operations in a future period.

                                 RBX CORPORATION
                        CONSOLIDATED FINANCIAL STATEMENTS

                           December 31, 2000 and 2001

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of RBX Corporation (the "Successor", see Note 1)
Roanoke, Virginia

We have audited the accompanying consolidated balance sheets of RBX Corporation as of December 31, 2000 (Predecessor Company balance sheet) and 2001 (Successor Company balance sheet), and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for the years ended December 31, 1999, 2000, the eight months ended August 27, 2001, (Predecessor Company operations), and the four months ended December 31, 2001 (Successor Company operations). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1 to the financial statements, on July 17, 2001, the Virginia Bankruptcy Court entered an order confirming the plan of reorganization, which became effective after the close of business on August 27, 2001. The accompanying financial statements of the Predecessor, which reflect the Predecessor's historical cost basis, do not purport to reflect or provide for the consequences of the bankruptcy proceedings. As further described in Notes 1 and 2, the Company adopted fresh-start accounting for the preparation of financial statements subsequent to August 27, 2001 in conformity with AICPA Statement of Position 90-7, "Financial Reporting for Entities in Reorganization Under the Bankruptcy Code," for the Successor Company as a new entity with assets, liabilities, and a capital structure having carrying values not comparable to those presented in the accompanying consolidated financial statements, of the Predecessor.

In our opinion, the Predecessor Company financial statements referred to above present fairly, in all material respects, the financial position of the Predecessor Company as of December 31, 2000, and the results of its operations and its cash flows for the years ended December 31, 1999 and 2000, and the eight months ended August 27, 2001, in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, the Successor Company financial statements present fairly, in all material respects, the financial position of RBX Corporation as of December 31, 2001, and the results of its operations and its cash flows for the four months ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 21 to the financial statements, the Predecessor's consolidated statements of operations for the years ended December 31, 1999 and 2000 and for the eight months ended August 27, 2001 have been restated.

/s/ Deloitte & Touche LLP

Richmond, Virginia
March 27, 2002

                                 RBX CORPORATION
                           CONSOLIDATED BALANCE SHEETS
                           December 31, 2000 and 2001
                        (in thousands, except share data)

                                                                       Predecessor     |    Successor
                                                                    December 31, 2000  | December 31, 2001
                                                                    -----------------  | -----------------
ASSETS                                                                                 |
Cash and cash equivalents ........................................     $    11,883     |     $     1,154
Accounts receivable, less allowance for doubtful accounts of                           |
    $2,169 and $2,060, respectively ..............................          28,756     |          21,369
Inventories ......................................................          23,932     |          17,225
Prepaid and other current assets .................................           2,535     |           1,874
                                                                       -----------     |     -----------
Total current assets .............................................          67,106     |          41,622
                                                                                       |
Property, plant and equipment, net ...............................          46,740     |          53,113
Intangible assets ................................................               -     |          18,058
Assets held for sale .............................................               -     |           6,780
                                                                       -----------     |     -----------
Total assets .....................................................     $   113,846     |     $   119,573
                                                                       ===========     |     ===========
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                                         |
Liabilities not subject to compromise:                                                 |
     Accounts payable ............................................     $     2,748     |     $     9,003
     Accrued liabilities .........................................          12,134     |          15,974
     Current portion of postretirement benefit obligation ........           2,810     |           2,780
     Current portion of long-term debt ...........................               -     |           2,000
     Revolving credit facility ...................................          23,750     |               -
                                                                       -----------     |     -----------
                                                                                       |
     Total current liabilities ...................................          41,442     |          29,757
                                                                                       |
     Long-term debt ..............................................               -     |          38,163
     Postretirement benefit obligation ...........................          30,055     |          28,256
     Pension benefit obligation ..................................           6,160     |          15,337
     Other liabilities ...........................................           1,704     |           1,704
                                                                       -----------     |     -----------
                                                                                       |
Total liabilities not subject to compromise ......................          79,361     |         113,217
Liabilities subject to compromise ................................         253,863     |               -
Commitments and contingencies ....................................               -     |               -
                                                                                       |
Redeemable preferred stock, $0.01 par value, 90,000 shares                             |
     authorized, issued and outstanding, liquidation preference                        |
     of $100 per share ...........................................           8,534     |               -
                                                                                       |
Stockholders' equity (deficit):                                                        |
     Preferred stock, $.001 par value, 1,000,000 shares                                |
         authorized in 2001 .......................................              -     |               -
     Common stock, $0.01 par value, 500,300 shares                                     |
        authorized, issued and outstanding in 2000; $0.001 par                         |
        value, 5,000,000 shares  authorized, 1,000,000 shares                          |
        issued and outstanding in 2001 ...........................               5     |               1
     Additional paid-in capital ..................................          45,386     |          15,160
     Accumulated deficit .........................................        (273,303)    |          (8,805)
                                                                       -----------     |     -----------
Stockholders' equity (deficit) ...................................        (227,912)    |           6,356
                                                                       -----------     |     -----------
Total liabilities and stockholders' equity .......................     $   113,846     |     $   119,573
                                                                       ===========     |     ===========

See notes to Consolidated Financial Statements

                                 RBX CORPORATION
                      CONSOLIDATED STATEMENTS OF OPERATIONS
        For the years ended December 31, 1999 and 2000, the eight months ended August 27, 2001 and the four months ended December 31, 2001
                      (in thousands, except per share data)

                                                                                 Predecessor                |       Successor
                                                                  Year Ended December 31,  8 Months Ended   |    4 Months Ended
                                                                   1999           2000     August 27, 2001  |   December 31, 2001
                                                                   ----           ----     ---------------  |   -----------------
                                                                         (As Restated, See Note 21)
                                                                          ------------------------
Net sales ...................................................    $ 246,963       $ 231,503    $ 134,097     |        $  55,683
Cost of goods sold ..........................................      209,830         211,300      122,084     |           53,105
                                                                 ---------       ---------    ---------     |        ---------
                                                                                                            |
Gross profit ................................................       37,133          20,203       12,013     |            2,578
                                                                                                            |
Selling, general and administrative costs ...................       21,614          20,950       13,875     |            3,910
Management fees .............................................        1,119           1,334            -     |                -
Equity in net loss of affiliate .............................            -             802            -     |                -
Reorganization items (income) ...............................            -          27,806      (19,786)    |            5,932
Other expense (income) ......................................          (28)             60           12     |              (18)
                                                                 ---------       ---------    ---------     |        ---------
                                                                                                            |
Operating income (loss) .....................................       14,428         (30,749)      17,912     |           (7,246)
                                                                                                            |
Interest expense, including amortization of deferred                                                        |
    financing fees ..........................................       26,361          25,943        1,689     |            1,559
                                                                 ---------       ---------    ---------     |        ---------
                                                                                                            |
Income (loss) before income taxes and                                                                       |
    extraordinary item ......................................      (11,933)        (56,692)      16,223     |           (8,805)
                                                                                                            |
Income tax expense (benefit) ................................         (125)             26            -     |                -
                                                                 ---------       ---------    ---------     |        ---------
                                                                                                            |
Net income (loss) before extraordinary item .................      (11,808)        (56,718)      16,223     |           (8,805)
                                                                                                            |
Extraordinary item - gain on cancellation of debt ...........            -           6,204      218,316     |                -
                                                                 ---------       ---------    ---------     |        ---------
                                                                                                            |
Net income (loss) ...........................................      (11,808)        (50,514)     234,539     |           (8,805)
                                                                                                            |
Less redeemable preferred stock dividends and accretion                                                     |
    for original issue discount .............................         (932)           (900)           -     |                -
                                                                 ---------       ---------    ---------     |        ---------
                                                                                                            |
Net income (loss) attributable to common stockholders .......    $ (12,740)      $ (51,414)   $ 234,539     |        $  (8,805)
                                                                 =========       =========    =========     |        =========
                                                                                                            |
Basic and diluted net loss per common share .................           NA              NA           NA     |        $   (8.81)
                                                                 =========       =========    =========     |        =========

See notes to Consolidated Financial Statements

                                 RBX CORPORATION
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
        For the years ended December 31, 1999 and 2000, the eight months ended August 27, 2001 and the four months ended December 31, 2001
                                 (in thousands)

                                                                              Predecessor                  |       Successor
                                                                Year Ended December 31,   8 Months Ended   |   4 Months Ended
                                                                 1999             2000    August 27, 2001  |   December 31, 2001
                                                                 ----             ----    ---------------  |  ------------------
OPERATING ACTIVITIES                                                                                       |
                                                                                                           |
Net income (loss) .........................................    $ (11,808)     $ (50,514)   $ 234,539       |    $  (8,805)
Adjustments to reconcile net income (loss) to net cash                                                     |
       provided by (used in) operating activities:                                                         |
    Gain on cancellation of debt ..........................            -         (6,204)    (218,316)      |            -
    Depreciation ..........................................        7,561          7,991        3,794       |        1,037
    Amortization ..........................................        1,296          1,223            -       |            -
    Loss (gain) on disposal of equipment ..................          (28)            60           12       |          (18)
    Equity in net loss of affiliate .......................            -            802            -       |            -
    Reorganization items ..................................            -         23,681      (28,431)      |            -
Change in operating assets and liabilities:                                                                |
       Accounts receivable ................................          277          3,437        3,475       |        3,912
       Inventories ........................................         (843)         2,240        2,143       |        4,564
       Prepaid and other current assets ...................         (208)        (2,001)        (403)      |        1,064
       Accounts payable ...................................        3,162          9,309       (1,509)      |          637
       Accrued liabilities ................................       (4,919)        19,448        3,228       |       (2,245)
       Accrued interest ...................................            -              -            -       |        1,035
       Other liabilities ..................................         (749)        (1,800)       1,230       |          394
                                                               ---------      ---------    ---------       |    ---------
                                                                                                           |
Net cash provided by (used in) operating activities .......       (6,259)         7,672         (238)      |        1,575
                                                               ---------      ---------    ---------       |    ---------
INVESTING ACTIVITIES                                                                                       |
                                                                                                           |
Capital expenditures ......................................       (4,985)        (3,085)      (1,973)      |       (1,542)
Proceeds from disposals of property, plant and                                                             |
   equipment ..............................................        1,793            117            5       |           31
Contributions to equity investee ..........................            -           (920)           -       |            -
                                                               ---------      ---------    ---------       |    ---------
Net cash used in investing activities .....................       (3,192)        (3,888)      (1,968)      |       (1,511)
                                                               ---------      ---------    ---------       |    ---------
FINANCING ACTIVITIES                                                                                       |
                                                                                                           |
Proceeds from borrowings ..................................       29,750         11,500      100,448       |       67,238
Principal payments on long-term debt ......................      (20,327)        (3,495)    (109,558)      |      (66,715)
                                                               ---------      ---------    ---------       |    ---------
                                                                                                           |
Net cash provided by (used in) financing activities .......        9,423          8,005       (9,110)      |          523
                                                               ---------      ---------    ---------       |    ---------
                                                                                                           |
Net increase (decrease) in cash and cash equivalents ......          (28)        11,789      (11,316)      |          587
Cash and cash equivalents:                                                                                 |
Beginning of period .......................................          122             94       11,883       |          567
                                                               ---------      ---------    ---------       |    ---------
                                                                                                           |
End of period .............................................    $      94      $  11,883    $     567       |    $   1,154
                                                               =========      =========    =========       |    =========

See notes to Consolidated Financial Statements

                                 RBX CORPORATION
                      CONSOLIDATED STATEMENTS OF CHANGES IN
                         STOCKHOLDERS' EQUITY (DEFICIT)
        For the years ended December 31, 1999 and 2000, the eight months ended August 27, 2001 and the four months ended December 31, 2001
                        (in thousands, except share data)

                                                                                                                Total
                                                           Common Stock          Additional                 Stockholders'
                                                           ------------            Paid-in     Accumulated      Equity
                                                      Shares      Amount           Capital       Deficit      (Deficit)
                                                      ------      ------           -------       -------      ---------
Balances at December 31, 1998 ....................     500,300    $        5      $  47,218    $ (210,981)   $ (163,758)
Dividend accrued on preferred stock ..............           -             -           (540)            -          (540)
Accretion of preferred stock .....................           -             -           (392)            -          (392)
Net loss .........................................           -             -              -       (11,808)      (11,808)
                                                    ----------    ----------      ---------    ----------    ----------

Balances at December 31, 1999 ....................     500,300             5         46,286      (222,789)     (176,498)
Dividend accrued on preferred stock ..............           -             -           (506)            -          (506)
Accretion of preferred stock .....................           -             -           (394)            -          (394)
Net loss .........................................           -             -              -       (50,514)      (50,514)
                                                    ----------    ----------      ---------    ----------    ----------

Balances at December 31, 2000 ....................     500,300             5         45,386      (273,303)     (227,912)
Net income .......................................           -             -              -       234,539       234,539
                                                    ----------    ----------      ---------    ----------    ----------

Balances at August 27, 2001 - Predecessor ........     500,300             5         45,386       (38,764)        6,627
Elimination of Predecessor redeemable
     preferred stock .............................           -             -              -         8,534         8,534
Elimination of Predecessor equity ................    (500,300)           (5)       (45,386)       30,230       (15,161)
Issuance of Successor stock ......................   1,000,000             1         14,892             -        14,893
Issuance of Successor warrants ...................           -             -            268             -           268
                                                    ----------    ----------      ---------    ----------    ----------

Balances at August 27, 2001 - Successor ..........   1,000,000             1         15,160             -        15,161
Net loss .........................................           -             -              -        (8,805)       (8,805)
                                                    ----------    ----------      ---------    ----------    ----------

Balances at December 31, 2001 ....................   1,000,000    $        1      $  15,160    $   (8,805)   $    6,356
                                                    ==========    ==========      =========    ==========    ==========

See notes to Consolidated Financial Statements

                                 RBX CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (in thousands, except as otherwise noted)

1.  Financial Statement Presentation

The accompanying consolidated financial statements of RBX Group, Inc. (the "Predecessor") include the accounts of RBX Group, Inc., RBX Corporation (both non-operating holding companies), and RBX Corporation's wholly owned subsidiaries. RBX Corporation's subsidiaries, Rubatex Corporation, Groendyk Mfg Co., Inc., OleTex, Inc., Midwest Rubber Custom Mixing Corp., and Hoover-Hanes Rubber Custom Mixing Corp., operate manufacturing facilities which are located in the southeastern United States, Ohio, and Illinois. RBX Corporation's subsidiaries also include Waltex Corporation, UPR Disposition, Inc., and Universal Rubber Company, which are inactive legal entities with no operations.

The accompanying consolidated financial statements of RBX Corporation (the "Successor") include the accounts of RBX Corporation and its wholly owned subsidiary, RBX Industries, Inc. When appropriate to the context, the "Company" refers to both the Successor, RBX Corporation, and the Predecessor, RBX Group, Inc.

Through the foam segment of its operating subsidiary, the Company manufactures foam rubber and foam plastics products which are used in a wide range of applications including athletic equipment, sports medicine wraps, neoprene wetsuits, hardware center products, other consumer products, automotive components, insulation for refrigeration and air conditioning systems, and other industrial products. Through the mixing segment of its operating subsidiary, the Company custom mixes rubber compound which is sold to customers for further processing.

The consolidated financial statements have been prepared in accordance with AICPA Statement of Position 90-7 "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

Due to the reorganization and implementation of fresh-start accounting, the consolidated financial statements of the Successor are not comparable to those of the Predecessor. A line has been drawn between the accompanying consolidated balance sheets as of December 31, 2000 and 2001 to distinguish between the Successor and the Predecessor.

The results of operations and cash flows of the Predecessor for the period from January 1, 2001 through August 27, 2001 have been referred to throughout the consolidated financial statements as the results of operations and cash flows for the eight months ended August 27, 2001 for ease of reference. In a similar manner, the results of operations and cash flows of the Successor for the period from August 28, 2001 through December 31, 2001 have been referred to throughout the consolidated financial statements as the results of operations and cash flows for the four months ended December 31, 2001. A line has been drawn between the accompanying consolidated statements of operations and statements of cash flows of the Predecessor for the eight months ended August 27, 2001 and the accompanying consolidated statements of operations and statements of cash flows of the Successor for the four months ended December 31, 2001 to distinguish between the Predecessor and the Successor.

The Predecessor and the Successor are holding companies with no assets or operations other than their investments in their subsidiaries. The guarantor subsidiaries are wholly owned by the Predecessor or the Successor, all guarantees are full and unconditional and all guarantees are joint and several. Therefore, management has determined that separate financial statements of the guarantor subsidiaries would not be material to an investor. Accordingly, separate financial statements of the guarantor subsidiaries have not been presented.

2.  Chapter 11 Proceedings


On December 5, 2000, certain unsecured creditors of the Predecessor filed an involuntary petition for reorganization of RBX Corporation under chapter 11 ("Chapter 11") of title 11 of the United States Bankruptcy Code (the

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

"Bankruptcy Code") in the United States Bankruptcy Court for the District of Delaware (the "Delaware Bankruptcy Court"). On December 7, 2000 (the "Petition Date"), the Predecessor (also referred to as the "Debtors") filed voluntary petitions with the Delaware Bankruptcy Court for reorganization under Chapter
11. In connection with the filings, the Delaware Bankruptcy Court assigned the following case numbers: 00-4468, and 00-4512 through 00-4520 (JJF) (the "Cases"). Effective February 2, 2001 the Delaware Bankruptcy Court transferred the Cases to the United States Bankruptcy Court for the Western District of Virginia (the "Virginia Bankruptcy Court") where the Cases were consolidated for purposes of joint administration under case number 7-01-00436-WSR-11 (the "Chapter 11 Case"). On the Petition Date, the Delaware Bankruptcy Court authorized the Debtors to pay certain prepetition and postpetition obligations, including employee wages and product warranties. The Debtors operated the business as debtors-in-possession pursuant to the Bankruptcy Code.

On January 20, 2001, the Debtors filed a plan of reorganization to implement a financial restructuring, which plan was subsequently amended on March 8, 2001, on April 4, 2001, and on May 11, 2001 (the "Plan"). The Plan provided that the Company will emerge from bankruptcy with a deleveraged capital structure. The Plan further contemplated the following: (i) all claims entitled to priority under the Bankruptcy Code were paid in full on the effective date unless otherwise agreed; (ii) new common stock initially representing a 95% interest in the Company and new 12% notes in the amount of $25 million were issued to the holders of the Senior Secured Notes; (iii) new common stock initially representing a 5% interest in the Company and warrants were effectively issued to the holders of unsecured claims including the holders of the Senior Subordinated Notes; and (iv) existing common and preferred equity interests did not receive or retain any interest or property under the Plan.

Pursuant to the plan of reorganization under which the Company emerged from bankruptcy effective August 27, 2001, RBX Group, Inc. was merged into RBX Corporation, with RBX Corporation the surviving entity. RBX Corporation's subsidiaries were merged into one legal entity, Rubatex Corporation, and Rubatex Corporation's name was changed to RBX Industries, Inc.

On July 12, 2001, the Virginia Bankruptcy Court confirmed the Company's plan of reorganization and such order was signed by the Virginia Bankruptcy Court Judge on July 17, 2001. The Company emerged from bankruptcy effective August 27, 2001 concurrent with the closing of an exit financing package which provides for a $35 million revolving credit facility and a $10 million term loan.

Fresh-Start Accounting

As of August 27, 2001, the Successor adopted fresh-start accounting in accordance with Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code," (SOP 90-7). Implementation of fresh-start accounting resulted in material changes to the consolidated balance sheet, including valuation of assets at fair value in accordance with principles of the purchase method of accounting, valuations of liabilities pursuant to provisions of the plan of reorganization and valuation of equity based on a valuation of the business prepared by the independent financial advisors of the Company. In adopting fresh-start accounting, the Successor was required to determine its enterprise value, which represents the fair value of the Successor before considering its non-operating liabilities.

The enterprise value of the Company immediately before the date of confirmation was less than the total of all postpetition liabilities and allowed claims as reflected in the following summary:

          Postpetition liabilities .................................  $ 112,873
          Liabilities subject to compromise ........................    218,316
                                                                      ---------
          Total postpetition liabilities and allowed claims ........    331,189
          Enterprise value .........................................    100,780
                                                                      ---------
          Excess of liabilities over enterprise value ..............  $ 230,409
                                                                      =========

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The independent financial advisors of the Company used the discounted cash flow method, incorporating cash flow projections of the Company through 2003, under the income approach and a guideline company analysis under the market approach to determine the enterprise value. The "Terminal Value," or the value at the end of the projection period assuming the Company will maintain operations beyond the projection period and still have value, was determined using a capitalization methodology. In determining the value of the Company's tangible assets the cost approach was incorporated. The trademarks and tradenames were valued using an income approach, specifically, a relief from royalty method. The discount rate developed, 13%, was based on the weighted average cost of capital and an effective tax rate of 40% was used.

The Company's emergence from bankruptcy and the adoption of fresh-start accounting resulted in the following adjustments to the Company's consolidated balance sheet as of August 27, 2001:

                                                               Reorganization   Fresh-Start
                                                Predecessor     Adjustments     Adjustments     Successor
                                                -----------     -----------     -----------     -----------
Cash and cash equivalents ....................   $      567    $          -    $          -    $         567
Accounts receivable, net .....................       25,281               -               -           25,281
Inventories ..................................       21,789               -               -           21,789
Prepaid and other current assets .............        2,938               -               -            2,938
                                                 ----------    ------------    ------------    -------------

Total current assets .........................       50,575               -               -           50,575

Property, plant and equipment, net ...........       44,902               -           7,719           52,621
Intangible assets ............................            -               -          18,058           18,058
Assets held for sale .........................            -               -           6,780            6,780
                                                 ----------    ------------    ------------    -------------

Total assets .................................   $   95,477    $          -    $     32,557    $     128,034
                                                 ==========    ============    ============    =============

Accounts payable .............................   $    8,340    $          -    $          -    $       8,340
Accrued liabilities ..........................       17,210               -               -           17,210
Current portion of postretirement benefit
     obligation ..............................        2,810               -               -            2,810
Current portion of long-term debt ............        2,000               -               -            2,000
                                                 ----------    ------------    ------------    -------------

Total current liabilities ....................       30,360               -               -           30,360

Long-term debt ...............................       37,640               -               -           37,640
Postretirement benefit obligation ............       30,164               -          (1,993)          28,171
Pension benefit obligation ...................        8,879               -           6,119           14,998
Other liabilities ............................        1,704               -               -            1,704
Liabilities subject to compromise ............      218,316        (218,316)              -                -
                                                 ----------    ------------    ------------    -------------

Total liabilities ............................      327,063        (218,316)          4,126          112,873

Redeemable preferred stock ...................        8,534               -          (8,534)               -

Common stock .................................            5               -              (4)               1
Additional paid-in capital ...................       45,386               -         (30,226)          15,160
Retained earnings (accumulated deficit) ......     (285,511)        218,316          67,195                -
                                                 ----------    ------------    ------------    -------------

Total stockholders equity (deficit) ..........     (240,120)        218,316          36,965           15,161
                                                 ----------    ------------    ------------    -------------
Total liabilities and stockholders' equity ...   $   95,477    $          -    $     32,557    $     128,034
                                                 ==========    ============    ============    =============

                                 RBX CORPORATION
       NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The "fresh-start adjustments" reflected above as of August 27, 2001 reflect the valuation of the Company prepared by an independent financial advisor retained by the Company to prepare a valuation as of that date for the purpose of fresh-start accounting. This valuation differs from the valuation contained in the disclosure statement in support of second amended joint plan of reorganization of RBX Group, Inc. and its subsidiaries (the "Disclosure Statement") approved by the bankruptcy court which was performed as of an earlier date. The valuation for fresh-start accounting purposes utilizes different assumptions which resulted in a higher enterprise value than the valuation contained in the Disclosure Statement and in an equity value within the range of equity values contained in the Disclosure Statement.

As a result of the Company's emergence from Chapter 11, all of the federal net operating loss carryforwards and certain other tax attributes available to the Company were eliminated by the cancellation of indebtedness income recognized. Additionally, the state net operating loss carryforwards were reduced to approximately $61.1 million by the cancellation of indebtedness income recognized.

The significant reorganization adjustments are discussed in further detail below:

Liabilities subject to compromise - The Predecessor eliminated $218,316 of liabilities subject to compromise. These liabilities subject to compromise included accounts payable and accrued expenses totaling $16,656, subordinated notes and related accrued interest totaling $112,904, secured notes and related accrued interest totaling $85,792 and accrued management fees and related interest totaling $2,964. The elimination of these liabilities subject to compromise resulted in recognition of gain on cancellation of debt totaling $218,316 which has been reflected as an extraordinary item in the statement of operations of the Predecessor for the eight months ended August 27, 2001. Recurring expenses included in the statement of operations for the year ended December 31, 2000 that were eliminated as a result of the Company's emergence from Chapter 11 included reorganization items that would not have been incurred had the reorganization occurred on January 1, 2000 totaling $27,806, interest expense on the Predecessor's Indebtedness (other than revolving debt) of $22,030 and interest expense for amortization of associated deferred financing costs of $1,223.

The significant fresh-start adjustments are discussed in further detail below:

Property, plant and equipment, net - The Successor obtained a third party valuation for its property, plant and equipment. The property, plant and equipment adjustment includes a $7,719 fair market value adjustment required to value the property, plant and equipment of the Successor at the appraised amount. The adjustment to value the property, plant and equipment at the appraised amount resulted in recognition of income in the amount of $7,719 which has been included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001.

Intangible assets - Intangible assets consist of the fair value of trademark/tradename assets in the amount of $9,800 determined by a third party valuation. The remaining intangible assets of $8,258 consist of excess enterprise value after adjusting the identifiable assets to fair value and considering the present value of long-term debt and other long-term obligations. The adjustment to record the intangible assets at the appraised amount resulted in recognition of income in the amount of $18,058 which has been included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001.

Assets held for sale - Certain assets which will not be used in the Successor's operations have been classified as assets held for sale. The Successor obtained a third party valuation of such assets in connection with the aforementioned valuation of property, plant and equipment. The related adjustment includes a $6,780 fair market value adjustment required to reflect assets held for sale at the appraised amount. The adjustment to value the assets held for sale at the appraised amount resulted in recognition of income in the amount of $6,780 which has been

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001 (See Note 20).

Postretirement benefit obligation - The Successor obtained an actuarial valuation from an independent third party to determine the postretirement benefit obligation for fresh-start accounting purposes. As a result of the valuation, an adjustment in the amount of $1,993 was made to reduce the Company's postretirement benefit obligation as of August 27, 2001. The adjustment to reduce the postretirement benefit obligation resulted in recognition of income in the amount of $1,993 which has been included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001.

Pension benefit obligation - The Successor obtained an actuarial valuation from an independent third party to determine the pension benefit obligation for fresh-start accounting purposes. As a result of the valuation an adjustment in the amount of $6,119 was made to increase the pension benefit obligation as of August 27, 2001. The adjustment to increase the pension benefit obligation resulted in recognition of expense in the amount of $6,119 which has been included in reorganization items in the statement of operations of the Predecessor for the eight months ended August 27, 2001.

Redeemable preferred stock - The adjustment totaling $8,534 reflects the elimination of the Predecessor's redeemable preferred stock.

Stockholders' equity (deficit) - The adjustments reflect the elimination of the Predecessor's common stock, accumulated deficit (after taking into account the impact of the reorganization adjustments discussed above and the fresh-start revaluation), and the adjustment to reflect the Successor's total enterprise value of $100,780.

3.  Operations and Financing

As discussed in Note 2 to the financial statements, the Company emerged from Chapter 11 bankruptcy protection on August 27, 2001. For the four months ended December 31, 2001 the Company incurred a net loss of $8,805 and has a retained deficit of $8,805 at December 31, 2001. Based on internally developed cash flow projections and the Company's planned cost control measures, management believes that cash flows from operations and the Company's existing revolving line of credit (see Note 8) will provide sufficient liquidity for the Company to fund its obligations as they become due during the next 12 months. Ultimately, the Company must achieve sufficient revenues to support its cost structure.

4.  Significant Accounting Policies

Principles of Consolidation - The accounts of the Predecessor and the Successor and their subsidiaries are included in the consolidated financial statements after elimination of significant intercompany transactions and profits and losses.

Business Combinations - During 2001, the Company adopted SFAS 141, "Business Combinations." SFAS 141 is effective for all business combinations initiated after June 30, 2001. SFAS 141 also applies to all business combinations accounted for using the purchase method for which the date of acquisition is July 1, 2001, or later. As a result, the valuation of assets in accordance with principles of the purchase method of accounting used for purposes of fresh-start accounting was performed in accordance with SFAS 141. All business combinations in the scope of SFAS 141 are to be accounted for using one method - the purchase method. While SFAS 141 supersedes APB Opinion No. 16, "Business Combinations," (APB 16) it carries forward without reconsideration the guidance in APB 16 and certain of its amendments and interpretations related to the application of the purchase method of accounting, including allocation of the cost of an acquired entity to assets acquired and liabilities assumed. The adoption of

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

SFAS 141 did not have a significant impact on the financial position, results of operations, or cash flows of the Company.

Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less when purchased to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity of those investments.

Inventories - Inventories are valued at the lower of cost or market. Cost is determined under the first-in, first-out (FIFO) method and includes material, labor and overhead. The Company periodically evaluates the need to record adjustments for impairment of inventory. Inventory in excess of the Company's estimated usage requirements is written down to its estimated net realizable value. Inherent in the estimates of net realizable value are management's estimates related to the Company's future manufacturing schedules, customer demand, possible alternative uses and ultimate realization of inventory.

Property, Plant and Equipment - In accordance with SOP 90-7, property, plant and equipment was restated at approximate fair value at August 27, 2001. Accordingly, property, plant and equipment that was owned prior to August 27, 2001 is stated at approximate fair value as of August 27, 2001 net of accumulated depreciation since August 27, 2001. Property, plant and equipment acquired subsequent to August 27, 2001 is stated at cost net of accumulated depreciation. Depreciation of plant and equipment is provided by the straight-line method over the estimated useful lives of the related assets, ranging from 20-40 years for buildings and improvements and 3-14 years for machinery and equipment.

Goodwill and Other Intangible Assets - During 2001, the Company adopted SFAS 142, "Goodwill and Other Intangible Assets." SFAS 142 states that goodwill and intangible assets acquired after June 30, 2001, are subject immediately to the provisions of SFAS 142. SFAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. It addresses how intangible assets that are acquired individually or with a group of other assets (but not those acquired in a business combination) should be accounted for in financial statements upon their acquisition. SFAS 142 also addresses how goodwill and other intangible assets should be accounted for after they have been initially recognized in the financial statements. As a result of the implementation of fresh-start accounting, the accounting for goodwill and other intangible assets was determined in accordance with SFAS 142. The adoption of SFAS 142 did not have a significant impact on the financial position, results of operations, or cash flows of the Company.

The intangible assets created by the adoption of fresh-start accounting consist of trademark and tradename assets as well as excess enterprise value, or goodwill, and are not subject to amortization. The Company evaluates the remaining useful life of the trademark and tradename assets at each reporting period to determine whether events and circumstances continue to support an indefinite useful life. Additionally, goodwill is tested for impairment at least annually and more often if events and circumstances require. Goodwill was assigned to the foam and mixing segments in the amounts of $6,567 and $1,691, respectively. Goodwill is not expected to be deductible for tax purposes.

Asset Impairment and Disposal of Long-Lived Assets - During 2001, the Company adopted SFAS 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS 144 is effective for fiscal years beginning after December 15, 2001 and interim periods within those fiscal years. The provisions of SFAS 144 generally are to be applied prospectively. SFAS 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets. SFAS 144 supersedes SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of;" however, it retains many of the fundamental provisions of SFAS 121. SFAS 144 also supersedes the accounting and reporting provisions of APB Opinion No. 30, "Reporting the Results of Operations--Reporting the Effects of Disposal of a Segment of a Business, and Extraordinary, Unusual and

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


Infrequently Occurring Events and Transactions," for the disposal of a segment of a business. However, it retains the requirement in APB 30 to report separately discontinued operations and extends that reporting to a component of an entity that either has been disposed of (by sale, abandonment, or in a distribution to owners) or is classified as held for sale. The adoption of SFAS 144 did not have a significant impact on the financial position, results of operations, or cash flows of the Company.

The Company assesses impairment of long-lived assets such as property, plant and equipment whenever changes or events indicate that the carrying value may not be recoverable. Long-lived assets are written down to estimated fair value if the sum of the expected future undiscounted cash flows is less than the carrying amount.

Deferred Financing Costs - Deferred financing costs are amortized using the effective interest method over the life of the related debt.

Fair Value of Financial Instruments - The Company generally uses quoted market prices to determine the fair value of its indebtedness. If quoted market prices are not available, management estimates fair value based on the present value of estimated future cash flows using a discount rate commensurate with the risks involved. The carrying amounts of other assets and liabilities qualifying as financial instruments approximate fair value.

Environmental remediation liabilities - The Company is subject to certain laws and regulations relating to environmental remediation activities such as the Comprehensive Environmental Response, Compensation, and Liability Act and similar state statutes. In response to liabilities associated with these activities, accruals have been established when reasonable estimates are possible. Such accruals primarily include estimated costs associated with remediation. The Company has not used discounting in determining its accrued liabilities for environmental remediation. In developing its estimate of environmental remediation costs, the Company considers, among other things, currently available technological solutions, alternative clean-up methods and risk-based assessments of the contamination, and estimates developed by independent environmental consultants. The Company does not maintain insurance coverage for environmental matters and does not anticipate recoveries from other potentially responsible parties ("PRP's"); therefore, no claims for possible recovery from third-party insurers or other parties related to environmental costs have been recognized in the Company's consolidated financial statements. The Company adjusts the accruals when new remediation responsibilities are discovered and probable costs become estimable, or when current remediation estimates are adjusted to reflect new information.

Revenue - Revenue is recognized when products are shipped to customers and the customer takes ownership and assumes risk of loss based on shipping terms. Sales returns and allowances and certain volume incentives are treated as a reduction to sales and are provided based on historical experience and current estimates.

Research and Development - Research and development expenditures, which are expensed as incurred, were approximately $3,459, $2,995, $1,788 and $1,345 for the years ended December 31, 1999 and 2000 and for the eight months ended August 27, 2001 and the four months ended December 31, 2001, respectively.

Income Taxes - The Company accounts for income taxes using the liability method, whereby deferred tax liabilities and assets are determined based on the temporary differences between the financial statement and tax bases of assets and liabilities by applying enacted statutory tax rates applicable to future years in which the differences are expected to reverse.

Business and Credit Concentrations - The Company's customers are not concentrated in any specific geographic region or any specific industry. No single customer accounts for more than 10% of the Company's sales. Generally, the Company's accounts receivable are not comprised of more than 5% from a single customer; however, as of December 31, 2001, the Company had accounts receivable from one customer that comprised approximately 6.5% of

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


gross accounts receivable. The Company reviews a customer's credit history before extending credit. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other information.

Estimates - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the balance sheets and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

Comprehensive Income - The Company had no items of comprehensive income to report in 1999, 2000 or 2001.

New Accounting Standards - SFAS 143, "Accounting for Asset Retirement Obligations," is effective for fiscal years beginning after June 15, 2002. SFAS 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. The standard applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) normal use of the asset. SFAS 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to the carrying amount of the associated asset and this additional carrying amount is depreciated over the life of the asset. The liability is accreted at the end of each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, an entity would recognize a gain or loss on settlement. Management does not expect the adoption of SFAS 143 to have a significant impact on the financial position, results of operations, or cash flows of the Company.

Reclassifications - Certain amounts from prior periods have been reclassified to conform to the current period presentation.

5. Inventories

Components of inventory are as follows:

                                                   Predecessor  |  Successor
                                                       2000     |     2001
                                                       ----     |     ----
         Raw materials ........................      $10,286    |   $ 7,688
         Work-in-process ......................        2,186    |     1,891
         Finished goods .......................       11,460    |     7,646
                                                     -------    |   -------
                                                                |
                                                     $23,932    |   $17,225
                                                     =======    |   =======

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


6. Property, Plant and Equipment

Major classes of property, plant and equipment are as follows:

                                                   Predecessor  |  Successor
                                                       2000     |     2001
                                                       ----     |     ----
         Land .................................      $ 1,310    |   $ 1,428
         Buildings and improvements ...........       18,449    |    15,767
         Machinery and equipment ..............       49,752    |    36,229
         Construction-in-progress .............          423    |       726
                                                     -------    |   -------
                                                                |
                                                      69,934    |    54,150
         Less: accumulated depreciation .......       23,194    |     1,037
                                                     -------    |   -------
                                                                |
                                                     $46,740    |   $53,113
                                                     =======    |   =======

As of December 31, 2000, the Company recognized a loss on impairment of long-lived assets in connection with Rubatex's Bedford plant (See Note 15 for discussion of reorganization items).

Implementation of fresh-start accounting resulted in material changes to the consolidated balance sheet, including valuation of assets at fair value (See
Note 2). As of December 31, 2001 such changes to the Company's property, plant and equipment have been reflected.

7.  Accrued Liabilities

Major components of accrued liabilities are as follows:

                                                   Predecessor  |  Successor
                                                       2000     |     2001
                                                       ----     |     ----
         Interest .............................      $   347    |   $ 1,035
         Personnel related excluding vacation..        3,731    |     2,456
         Vacation .............................        2,756    |     1,959
         Accrued plant shutdown costs .........            -    |     4,845
         Other ................................        5,300    |     5,679
                                                     -------    |   -------
                                                                |
                                                     $12,134    |   $15,974
                                                     =======    |   =======

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


8.  Long-term Debt

Long-term debt of the Company is as follows:

                                                                             Predecessor  |  Successor
                                                                                 2000     |     2001
                                                                                 ----     |     ----
         Revolving credit facility ........................................    $23,750    |   $ 5,865
                                                                                          |
         Senior secured notes (1) .........................................          -    |    25,000
         Term loan ........................................................          -    |     9,298
                                                                               -------    |   -------
                                                                                23,750    |    40,163
         Less: current portion ............................................     23,750    |     2,000
                                                                               -------    |   -------
                                                                                          |
                                                                               $     -    |   $38,163
                                                                               =======    |   =======

         (1) Senior secured notes of the Predecessor were reclassified to liabilities subject to compromise as of the Petition Date (See
         Note 9).

Long-term debt of the Predecessor

Revolving Credit Facility - On December 11, 1997, the Company entered into a credit agreement (the "Credit Agreement") which provided for a $25 million revolving credit facility (the "Revolving Credit Facility") subject to a borrowing base formula and scheduled to mature in December 2001. As of December 31, 2000, $1.1 million of the Revolving Credit Facility was reserved for irrevocable standby letters of credit primarily in connection with the Company's casualty insurance program relating to worker's compensation. The Company's indebtedness under the Credit Agreement was guaranteed by RBX Corporation and its existing and future subsidiaries and was collateralized by a first priority interest in all accounts receivable, inventory, and general intangibles (to the extent related to accounts receivable and inventory). Indebtedness under the Revolving Credit Facility bore interest at market rates. As of December 31, 2000, the interest rate in effect was 11.0%.

In April 2000, the Company exhausted its borrowing capacity under the Revolving Credit Facility and subsequently relied on operating cash flows to sustain its operations through December 31, 2000. The Company was in default with respect to the Revolving Credit Facility because the Company did not maintain certain covenants and due to cross-default provisions; however, the Company continued to pay interest and fees in connection with the revolver when due.

The Company believed that there was insufficient collateral to cover the interest with respect to its note obligations; accordingly, the accrual of such interest was discontinued for the period subsequent to the Petition Date. Contractual interest expense on such obligations was $25,940 for the year ended December 31, 2000 compared to reported interest expense exclusive of amortization of deferred financing fees of $24,440 for that same period.

Promissory Note - On June 10, 1996, the Company issued a $5,000 unsecured note in connection with the purchase of certain assets for use in the Company's manufacturing operations. The note provided for interest to be paid at 11.75% on a semiannual basis. Due to a dispute with the note holder over, among other things, the condition of the assets purchased, the Company discontinued making interest payments after 1997. The $5,000 obligation including accrued interest thereon of $1,454 was settled in 2000 for $250. An extraordinary gain on extinguishment of debt of $6,204 was reflected in the 2000 statement of operations in connection with the settlement of this indebtedness.

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Long-term debt of the Successor

Revolving Credit Facility - On August 27, 2001 the Company entered into a credit agreement (the " New Credit Agreement") which provides for a $35 million revolving credit facility (the "New Revolving Credit Facility") subject to a borrowing base formula applied to eligible receivables and inventory and scheduled to mature in August 2004. As of December 31, 2001, $1.1 million of the New Revolving Credit Facility was reserved for irrevocable standby letters of credit primarily in connection with the Company's casualty insurance program. The Company's indebtedness under the New Credit Agreement is guaranteed by RBX Corporation and its existing and future subsidiaries and is collateralized by a first priority interest in all of our present and future properties and interests in real or personal property and proceeds of the foregoing. Indebtedness under the New Revolving Credit Facility bears interest at the prime rate plus one-half percent. As of December 31, 2001, the interest rate in effect was 5.5%. As of December 31, 2001, the Company had available unused borrowing capacity of $11.3 million under the revolving credit facility.

Senior Secured Notes - On August 27, 2001 RBX Corporation issued $25 million in 12.00% Senior Secured Notes (the "New Senior Secured Notes") due August 15, 2006, to persons having a beneficial interest in our old 12% notes (See Note 9) as of the record date determined by the Virginia Bankruptcy Court. The New Senior Secured Notes are collateralized by second priority liens on substantially all of the assets of the Company . The New Senior Secured Notes may be redeemed at any time at the Company's option at a redemption premium. Interest is payable semi-annually on February 15 and August 15 of each year. The Company may elect at each interest payment date to pay interest on all or any portion of the outstanding notes by the issuance of additional notes at a rate of 12% per annum in lieu of cash. On February 15, 2002, the Company paid interest in the amount of $1,400 in this manner. RBX Industries, Inc. is a wholly owned subsidiary of RBX Corporation and both RBX Corporation and RBX Industries, Inc. have guaranteed the Senior Secured Notes on a full, unconditional, and joint and several basis.

Term Loan - The New Credit Agreement, described above also provides for a term loan in the principal amount of $10,000. The term loan is payable in sixty (60) consecutive monthly installments of principal, together with interest, beginning September 1, 2001. The Company's indebtedness under the New Credit Agreement, including the term loan, is guaranteed by RBX Corporation and its existing and future subsidiaries and is collateralized by a first priority interest in all of our present and future properties and interests in real or personal property and proceeds of the foregoing. Indebtedness on the term loan bears interest at the prime rate plus one percent. As of December 31, 2001, the interest rate in effect was 6.0%.

The Company's indebtedness contains certain restrictions which, among other things, restrict its ability to incur additional indebtedness, issue capital stock, incur liens, pay dividends, make certain other restricted payments, consummate certain asset sales, enter into certain transactions with affiliates, merge or consolidate with any other person or sell, assign, transfer, lease, convey or otherwise dispose of substantially all of its assets. In addition, the Company's indebtedness contains certain financial covenants, including maintenance at a minimum level of adjusted tangible net worth and maintenance of a minimum level of earnings before interest, taxes, depreciation and amortization ("EBITDA"). The Company was in compliance with the terms of its indebtedness as of December 31, 2001.

9.  Liabilities Subject to Compromise

Liabilities subject to compromise include certain obligations incurred prior to the Petition Date. These amounts represent the Company's estimate of known or potential claims to be resolved in connection with the Chapter 11 Case. The principal categories of claims classified as liabilities subject to compromise are identified below. These amounts may be subject to future adjustment depending on the actions of the bankruptcy court, further developments with respect to potential disputed claims, determination as to the value of any collateral securing claims, or other events. Additional liabilities subject to compromise may arise subsequent to the Petition Date resulting from the

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Company's rejection of executory contracts. The liabilities subject to compromise as of December 31, 2000 are as follows:

        Senior secured notes ............................   $100,000
        Senior subordinated notes .......................    100,000
        Accrued interest ................................     23,696
        Accounts payable ................................     24,195
        Accrued expenses ................................      5,972
                                                            --------

                                                            $253,863
                                                            ========

The significant liabilities subject to compromise are discussed in further detail below:

Senior Secured Notes - On December 11, 1997, RBX Corporation sold $100 million in 12.00% Senior Secured Notes (the "Secured Notes") due January 15, 2003, pursuant to Rule 144A under the Securities Act of 1933. The Secured Notes were collateralized by (i) a first priority lien on a substantial portion of the owned and leased manufacturing facilities and on substantially all of the equipment and general intangibles, including trademarks and patents, (ii) a second priority lien on inventory, receivables and general intangibles (to the extent related to inventory and receivables) and (iii) a first priority lien on all of the capital stock of RBX Corporation's existing and future subsidiaries. Interest was payable semi-annually on January 15 and July 15 of each year. The proceeds from the issuance of the Secured Notes were used to repay previously existing indebtedness and pay issuance costs.

The Company exchanged the Secured Notes for a new issue of debt securities of RBX Corporation (the "New Secured Notes") registered under the Securities Act of 1933. The terms of the New Secured Notes were substantially identical to those of the Secured Notes.

The Company discontinued making interest payments in connection with the Secured Notes beginning with the payment due July 15, 2000; accordingly, the Company was in default with respect to the Secured Notes.

Accrued but unpaid prepetition interest related to this indebtedness as of the Petition Date was $10,792 and is classified on the December 31, 2000 consolidated balance sheet as liabilities subject to compromise.

Senior Subordinated Notes - On October 16, 1995, RBX Corporation sold $100 million in 11.25% Senior Subordinated Notes (the "Subordinated Notes") due October 15, 2005, pursuant to Rule 144A under the Securities Act of 1933. The Subordinated Notes were general unsecured obligations subordinated in right of payment to all other senior indebtedness of the Company. Interest was payable semi-annually on April 15 and October 15 of each year, commencing in 1996.

The Company exchanged the Subordinated Notes for a new issue of debt securities of RBX Corporation (the "New Subordinated Notes") registered under the Securities Act of 1933. The terms of the New Subordinated Notes were substantially identical to those of the Subordinated Notes.

The Company discontinued making interest payments in connection with the Subordinated Notes beginning with the payment due April 15, 2000; accordingly, the Company was in default with respect to the Subordinated Notes.

Accrued but unpaid prepetition interest related to this indebtedness as of the Petition Date was $12,904 and is classified on the December 31, 2000 consolidated balance sheet as liabilities subject to compromise.

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

10.  Income Taxes

The Company files a consolidated income tax return. The components of income tax expense (benefit) are as follows:

                                                                   Predecessor                  |      Successor
                                                    Year ended December 31     8 Months Ended   |   4 Months Ended
                                                     1999           2000       August 27, 2001  |  December 31, 2001
                                                     ----           ----       ---------------  |  -----------------
     Current:                                                                                   |
         Federal ...............................  $        -    $         -     $          -    |   $         -
         State .................................        (125)            26                -    |             -
                                                  ----------    ------------    ------------    |   -----------
                                                                                                |
                                                        (125)            26                -    |             -
                                                  ----------    ------------    ------------    |   -----------
     Deferred:                                                                                  |
         Federal ...............................           -              -                -    |             -
         State .................................           -              -                -    |             -
                                                  ----------    -----------     ------------    |   -----------
                                                                                                |
                                                                                                |
     Income tax expense (benefit) ..............  $     (125)   $        26     $          -    |   $         -
                                                  ==========    ===========     ============    |   ===========

Temporary differences giving rise to significant components of the Company's deferred tax assets and liabilities are as follows:

                                                                           Predecessor | Successor
                                                                              2000     |   2001
                                                                              ----     |   ----
         Deferred tax liabilities:                                                     |
             Accumulated depreciation and revaluation of assets .....     $       531  | $    8,269
             Contractual interest ...................................             600  |          -
                                                                          -----------  | ----------

                                                                                1,131  |      8,269
                                                                          -----------  | ----------

         Deferred tax assets:                                                          |
             Employee benefits ......................................          13,320  |     12,937
             Net operating loss carryforwards .......................          46,727  |      3,562
             Alternative minimum tax credits ........................           6,529  |          -
             Accumulated amortization ...............................           5,191  |      4,816
             Pension benefits .......................................           3,126  |      6,288
             Other ..................................................           5,961  |      4,474
                                                                          -----------  | ----------
                                                                                       |
                                                                               80,854  |     32,077
         Valuation allowance ........................................         (79,723) |    (23,808)
                                                                          -----------  | ----------
                                                                                       |
                                                                                1,131  |      8,269
                                                                          -----------  | ----------
                                                                                       |
         Deferred income taxes ......................................     $         -  | $        -
                                                                          ===========  | ==========

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Realization of deferred tax assets is dependent upon sufficient future taxable income during the period that temporary differences and carryforwards are expected to be available to reduce taxable income. The Company periodically evaluates its deferred tax asset to determine the need for a valuation allowance given the Company's expectations with respect to future taxable income as well as the expiration dates of the Company's net operating loss carryforwards. A valuation allowance has been established for net deferred tax assets since it is more likely than not that the net deferred tax assets will not be realized.

The reconciliation of income taxes computed at the Federal statutory tax rate to actual income tax expense is as follows:

                                                                       Predecessor                  |     Successor
                                                         Year ended December 31     8 Months Ended  |  4 Months Ended
                                                             1999         2000      August 27, 2001 | December 31, 2001
                                                             ----         ----      --------------- | -----------------
     Federal statutory rate                                   (34.0)%      (34.0)%          35.0%   |        (35.0)%
     Effect of:                                                                                     |
       Change in valuation allowance ...................       33.2         31.2           (22.0)   |         (3.2)
       Attribute reduction .............................          -            -            21.3    |         14.5
       State taxes, net of federal benefit .............       (0.7)           -               -    |            -
       Cancellation of debt ............................          -            -           (32.6)   |            -
       Nondeductible reorganization fees ...............          -          2.7            (1.4)   |         23.7
       Other ...........................................        0.4          0.1            (0.3)   |            -
                                                          ---------     --------        ---------   |    ---------
                                                                                                    |
                                                               (1.1)%          -%              -%   |            -%
                                                          =========     ========        ========    |    =========
                                                                                                    |


The Company has net operating loss carryforwards of approximately $59.4 million for state income tax purposes. Such carryforwards expire as follows: 2002 - $3.3 million; 2003 - $8.8 million; 2004 - $4.2 million; 2005 - $9.7 million; 2006 -
$3.8 million; 2008 - $.4 million; 2009 - $.4 million; 2010 - $.8 million; 2011 -
$.2 million; 2012 - $3.2 million; 2013 - $8.2 million; 2014 - $2.8 million; 2015
- $6.6 million; 2016 - $3.7 million; 2017 - $1.3 million; 2018 - $.7 million;
2019 - $.3 million; 2020 - $.7 million and 2021 - $.3 million. In conjunction with the implementation of fresh-start accounting, all federal net operating loss carryforwards and certain other tax attributes available to the Company were eliminated by the cancellation of indebtedness income recognized. (See Note 2 for further discussion).

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)


11.  Pension and Other Postretirement Benefits

The Company sponsors certain qualified and nonqualified pension plans and other postretirement benefit plans for employees. The following table provides a reconciliation of the changes in the plans' benefit obligations and fair value of assets as well as information with respect to the plans' funded status.


                                                             Pension Benefits              Other Benefits
                                                             ----------------              --------------
                                                         Predecessor |   Successor    Predecessor |   Successor
                                                             2000    |     2001          2000     |     2001
                                                             ----    |     ----          ----     |     ----
Reconciliation of benefit obligation:                                |                            |
Obligation, beginning of year .........................    $ 43,884  |  $ 45,173       $ 27,308   |   $ 29,518
Service cost ..........................................       1,090  |       885            510   |        540
Interest cost .........................................       3,309  |     2,576          2,121   |      2,060
Plan amendments .......................................           8  |       865              -   |       (773)
Actuarial (gain) loss .................................       2,553  |      (381)         2,410   |      2,674
Benefit payments ......................................      (4,073) |    (2,218)        (2,831)  |     (2,215)
Settlement ............................................           -  |   (18,204)             -   |          -
Effect of settlement ..................................           -  |     2,400              -   |          -
Reclassification of supplemental executive                           |                            |
    retirement plan ...................................      (1,598) |     1,598              -   |          -
                                                           --------  |  --------       --------   |   --------
                                                                     |                            |
Obligation, end of year ...............................      45,173  |    32,694         29,518   |     31,804
                                                           --------  |  --------       --------   |   --------
                                                                     |                            |
Reconciliation of fair value of plan assets:                         |                            |
Fair value of plan assets, beginning of year ..........      42,583  |    39,392              -   |          -
Actual return on plan assets ..........................         663  |    (3,435)             -   |          -
Company contributions .................................         219  |       186          2,831   |      2,215
Benefit payments ......................................      (4,073) |    (2,218)        (2,831)  |     (2,215)
Settlement ............................................           -  |   (18,204)             -   |          -
                                                           --------  |  --------       --------   |   --------
                                                                     |                            |
Fair value of plan assets, end of year ................      39,392  |    15,721              -   |          -
                                                           --------  |  --------       --------   |   --------
                                                                     |                            |
Funded status:                                                       |                            |
Funded status .........................................      (5,781) |   (16,973)       (29,518)  |    (31,804)
Unrecognized net loss (gain) ..........................      (1,031) |     1,636         (3,347)  |        768
Unrecognized prior service cost .......................         652  |         -              -   |          -
                                                            -------- |  --------       --------   |   --------
                                                                     |                            |
Accrued benefit liability .............................    $ (6,160) |  $(15,337)      $(32,865)  |   $(31,036)
                                                            ======== |  ========       ========   |   ========

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

The following table provides the components of net periodic benefit cost for the plans:


                                       Pension Benefits                                   Other Benefits
                                       ----------------                                   --------------
                                    Predecessor              |   Successor              Predecessor              |   Successor
                              Year Ended       8 Months      |   4 Months         Year Ended          8 Months   |    4 Months
                              December 31,       Ended       |     Ended          December 31,         Ended     |     Ended
                              ------------       -----       |     -----          ------------         -----     |     -----
                                               August 27,    |  December 31,                        August 27,   |  December 31,
                             1999       2000      2001       |      2001         1999      2000         2001     |       2001
                             ----       ----      ----       |      ----         ----      ----         ----     |       ----
Service cost ............... $ 1,270    $ 1,090   $   644    |    $    241      $   564   $   510     $   393    |     $   147
Interest cost ..............   3,133      3,309     1,994    |         582        1,969     2,121       1,486    |         574
Expected return on                                           |                                                   |
    plan assets ............  (3,733)    (3,894)   (1,946)   |        (381)           -         -           -    |           -
Amortization:                                                |                                                   |
    Unrecognized net                                         |                                                   |
       (gain) loss .........     (17)      (239)        -    |           -          (64)     (117)        (40)   |           -
    Unrecognized                                             |                                                   |
       prior service                                         |                                                   |
       cost.................      68         69        94    |           -            -         -           -    |           -
                             -------     ------   -------    |    --------      -------   -------     -------    |     -------
                                                             |                                                   |
Net periodic benefit                                         |                                                   |
    cost.................... $   721    $   335    $   786   |    $    442      $ 2,469   $ 2,514     $ 1,839    |     $   721
                             =======    =======    =======   |    ========      =======   =======     =======    |     =======

Prior service costs are amortized using the straight line method over the average remaining service period of employees expected to receive benefits under the plans. Gains and losses in excess of 10% of the greater of the benefit obligation and market value of assets are also amortized over the average remaining service period of employees expected to receive benefits under the plans.

The assumptions used in the measurement of the Company's benefit obligation are shown in the following table:

                                                                            Predecessor  |    Successor
                                                                               2000      |      2001
                                                                               ----      |      ----
               Weighted average assumptions as of December 31:                           |
                   Discount rate .........................................       7.75%   |      7.25%
                   Expected return on plan assets ........................       9.50%   |      9.50%
                   Rate of compensation increase .........................       4.75%   |      4.25%

For measurement purposes, a 10% annual rate of increase of covered health care benefits was assumed for 2001. The rate was assumed to decrease gradually to 5% in 2006 and remain at that level thereafter.

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A 1% change in assumed health care cost trend rates would have the following effects:

                                                                         1% Increase      1% Decrease
                                                                         -----------      -----------

        Effect on total of service and interest cost components of
            net periodic postretirement health care benefit cost .......... $  142         $  (116)
        Effect on the health care component of the accumulated
            postretirement benefit obligation .............................  1,244          (1,034)

Certain of the Company's hourly and salaried employees participate in defined contribution plans to which they contribute each month and which may be matched in part by the Company in accordance with plan provisions and terms established in various collective bargaining agreements. Company contributions related to these plans were approximately $895, $740, $527 and $279 for the years ended December 31, 1999 and 2000, and for the eight months ended August 27, 2001 and the four months ended December 31, 2001, respectively.

12.  Contingencies

The Company and its subsidiaries are involved in various suits and claims in the normal course of business. In the opinion of management, after consultation with counsel, the ultimate liabilities and losses, if any, that may result from such suits and claims are not expected to have a material adverse effect on the financial position, results of operations or liquidity of the Company.

The Company is subject to federal, state and local environmental laws which regulate air and water emissions and discharges; the generation, storage, treatment, transportation and disposal of solid and hazardous waste; and, the release of hazardous substances, pollutants and contaminants into the environment. In addition, the Company may be responsible for the environmental clean-up of property for contamination which occurred prior to the Company's ownership. The Company is involved in environmental remediation activities resulting from past operations, including designation as a potentially responsible party ("PRP"), at sites designated for cleanup by state environmental agencies.

The Company is a PRP along with other PRP's for the environmental clean-up of certain property designated as a state Superfund site in North Carolina. Based on the allocation method determined by a committee made up of representatives of the Company and other PRP's, the Company's share of the liability is considered immaterial.

The Company is also a PRP along with other PRP's for the environmental clean-up of certain property designated as a state Superfund site in Ohio. Currently the Federal EPA has designated the site as "No Further Remedial Action Planned;" however, the Ohio EPA has completed a preliminary investigation of the property and requested that the Company conduct a more extensive environmental study. The Company has accrued approximately $2 million based on a consultants estimate but is unable to predict the outcome of this potential liability at this time.

Management believes the estimates discussed above will be sufficient to satisfy anticipated costs of remediation at these two Superfund sites. At December 31, 2001, approximately $2.2 million (undiscounted) for estimated environmental remediation costs was accrued and substantially the entire amount is included in long-term liabilities. Expenditures relating to costs currently accrued are expected to be made over the next 5 to 10 years. As a result of factors such as the continuing evolution of environmental laws and regulatory requirements, the availability and application of technology, and the identification of presently unknown RBX remediation sites, estimated costs for future environmental compliance and remediation are necessarily imprecise, and it is not possible to predict the amount or timing of future costs of environmental remediation requirements which may subsequently be determined.

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Based upon information presently available, such future costs are not expected to have a material adverse effect on the Company's competitive or financial position or its ongoing results of operations. However, such costs could be material to results of operations in a future period.

13.  Preferred Stock

The Predecessor's Series A Preferred Stock accrued dividends on a daily basis at a rate of 6% per annum based on a liquidation value of $100 per share. If not redeemed earlier, the preferred stock was subject to mandatory redemption at an amount equal to the liquidation value plus all accrued and unpaid dividends on November 1, 2006. The preferred stock was subject to accretion over the period from the date of issuance to the mandatory liquidation date using the interest method; however, the Company discontinued accretion as of the Petition Date, due to uncertainty associated with its redemption in connection with the Company's plan of reorganization. The accrual of the dividend was also discontinued for the period subsequent to the Petition Date. In accordance with provisions of the plan of reorganization the preferred stock of the Predecessor was cancelled.

14.  Net Loss Per Share (in thousands, except per share data)

Basic net loss per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted net loss per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the net loss of the Company. The following is a reconciliation of the numerators and denominators of the net loss per common share computations for the period presented:

      Successor:                                            Net Loss          Shares         Per Share
      Four months ended December 31, 2001                 (Numerator)      (Denominator)      Amount
      -----------------------------------                 -----------      -------------      ------
      Basic net loss per share                             $   8,805               1,000     $     8.81
      Effect of dilutive warrants                                  -                   -     ==========
                                                           ---------      --------------
      Diluted net loss per share                           $   8,805               1,000     $     8.81
                                                           =========      ==============     ==========

Warrants that could potentially dilute net income in the future that were not included in the computation of diluted net income per share (because to do so would have been antidilutive for the period presented) totaled 67,416 for the four months ended December 31, 2001.

15.  Reorganization Items

Reorganization items have been segregated from the results of normal operations and are presented separately in the

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

financial statements. For the year ended December 31, 2000 and for the eight months ended August 27, 2001 and the four months ended December 31, 2001, reorganization items were comprised of the following:

                                                                             Predecessor    |    Successor
                                                                           8 Months Ended   |  4 Months Ended
                                                                  2000     August 27, 2001  | December 31, 2001
                                                                  ----     ---------------  | -----------------
      Loss on impairment of long-lived assets ................  $16,173        $      -     |     $       -
      Write off of deferred financing fees ...................    3,759               -     |             -
      Professional fees related to the reorganization ........    4,050           6,919     |           343
      Reserve equity investment ..............................    1,567               -     |             -
      Fresh-start revaluation ................................        -         (28,431)    |             -
      Plant shut-down costs ..................................        -               -     |         5,009
      Other ..................................................    2,257           1,726     |           580
                                                                --------       --------     |     ---------
                                                                                            |
                                                                $27,806        $(19,786)    |     $   5,932
                                                                =======        ========     |     =========

Loss on impairment of long-lived assets - In connection with its plan of reorganization, the Company reduced manufacturing activities performed at the Bedford plant. As a result, the Company reassessed the carrying values of the long-lived assets related to the Bedford plant and determined that there was an impairment; accordingly, a loss on impairment of the long-lived assets of $16,173 was recorded as of December 31, 2000.

Deferred financing fees - Deferred financing fees were written off as of the Petition Date in order to adjust the carrying value of the Company's indebtedness to the expected allowed amount of the related claim.

Equity investment - Effective December 31, 1999 the Company acquired a non-controlling financial interest in a venture established to manufacture and distribute certain extruded foam products. In connection with its plan of reorganization the Company reassessed the carrying value of the investment in light of its inability to provide the venture with sufficient funding to continue its operations. Accordingly, provision was made for a full reserve against the investment as of December 31, 2000.

Fresh-start revaluation - As of August 27, 2001, the Successor adopted fresh-start accounting in accordance with Statement of Position 90-7. Implementation of fresh-start accounting resulted in material changes to the consolidated balance sheet, including valuation of assets at fair value in accordance with principles of the purchase method of accounting, valuations of liabilities pursuant to provisions of the plan of reorganization and valuation of equity based on a valuation of the business prepared by the independent financial advisors of the Company (See Note 2). Accordingly, the implementation of fresh-start accounting resulted in a fresh-start revaluation gain of $28,431.

Plant shut-down costs - During the four months ended December 31, 2001, the Company incurred expenses associated with the closure of its mixing plant in Barberton, Ohio and an extrusion and fabrication plant in Bedford, Virginia (see
Note 20).

Other - Other reorganization items are comprised primarily of charges related to contractual obligations associated with the abandonment of certain construction projects.

During 2000, the Company made cash payments of $3,251 for professional fees incurred in connection with the reorganization. During the eight months ended August 27, 2001 and the four months ended December 31, 2001, the Company made cash payments of $4,934 and $2,711 for professional fees incurred in connection with the reorganization, respectively.

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

16. Commitments

The Company is obligated under lease agreements, principally relating to the rental of warehouse facilities and transportation equipment. Future minimum rental payments required under operating leases for the years ended December 31, are as follows:

      2002 ...................................................  $ 1,477
      2003 ...................................................    1,431
      2004 ...................................................      946
      2005 ...................................................      636
      2006 ...................................................      339
      Thereafter .............................................    1,017

Rental expense for all operating leases was approximately $2,919, $2,666, $1,656 and $686 for the years ended December 31, 1999, 2000 and for the eight months ended August 27, 2001 and the four months ended December 31, 2001, respectively.

17. Related-Party Transactions

Historically, the Company has received substantial ongoing financial and management services from American Industrial Partners (AIP), an affiliate of the majority owners of the Predecessor's stockholder. Management and consulting fees expense related to AIP were $850, and $795 for 1999, and 2000, respectively, plus out-of-pocket expenses. Although such management fees were accrued, there were no cash payments of management fees made in 1999 or 2000. Out-of-pocket expenses of $289 and $191 were reimbursed in cash for 1999, and 2000, respectively.

The Company paid a member of the Board of Directors a fee of $150 in 1999.

18. Supplemental Cash Flow Information

Payments for interest and income taxes are as follows:

                                                         Predecessor                |      Successor
                                          Year Ended December 31,   8 Months Ended  |   4 Months Ended
                                             1999        2000      August 27, 2001  |  December 31, 2001
                                             ----        ----      ---------------  |  -----------------
      Interest ........................    $ 24,467    $  8,375        $ 1,600      |       $  702
      Income taxes ....................          18          29             25      |            -

19. Segment and Related Information

The Company has two reportable segments, foam and mixing. Foam products are supplied to customers of the foam segment from the Company's five foam-manufacturing facilities and through outsourcing arrangements. Uncured rubber products are supplied to customers of the mixing segment from one custom rubber mixing facility.

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

Summarized financial information for the Company's reportable segments follows. The information designated as "Other" represents corporate related items which are not allocated to reportable segments.

                                                                        Predecessor                   |      Successor
                                                          Year Ended December 31,   8 Months Ended    |    4 Months Ended
                                                             1999         2000       August 27, 2001  |  December 31, 2001
                                                             ----         ----       ---------------  |  -----------------
Foam Group:                                                                                           |
    Revenues .......................................       $ 177,182     $ 167,436       $  96,638    |      $  41,105
    Segment profits (losses) .......................          11,525        (6,241)         (2,903)   |         (1,147)
    Total assets ...................................         103,902        77,654          80,852    |         75,895
    Capital expenditures ...........................           4,054         2,356           1,172    |          1,296
    Depreciation and amortization ..................           6,747         7,122           3,173    |            871
                                                                                                      |
Mixing Group:                                                                                         |
    Revenues .......................................          69,781        64,067          37,459    |         14,578
    Segment profits (losses) .......................           6,970         5,145           1,343    |            (32)
    Total assets ...................................          24,921        23,686          20,819    |         18,840
    Capital expenditures ...........................             931           729             801    |            246
    Depreciation and amortization ..................             814           869             621    |            166
                                                                                                      |
Other:                                                                                                |
    Segment profits (loss) .........................         (30,303)      (49,418)        236,099    |         (7,626)
    Total assets ...................................           5,033        12,506          26,363    |         24,838
    Depreciation and amortization ..................           1,296         1,223               -    |              -
                                                                                                      |
Total:                                                                                                |
    Revenues .......................................         246,963       231,503         134,097    |         55,683
    Net income (loss) ..............................         (11,808)      (50,514)        234,539    |         (8,805)
    Total assets ...................................         133,856       113,846         128,034    |        119,573
    Capital expenditures ...........................           4,985         3,085           1,973    |          1,542
    Depreciation and amortization ..................           8,857         9,214           3,794    |          1,037

The following table presents the details of "Other" segment profits (losses).

                                                                           Predecessor                |      Successor
                                                          Year Ended December 31,   8 Months Ended    |   4 Months Ended
                                                             1999         2000       August 27, 2001  |  December 31, 2001
                                                             ----         ----       ---------------  |  -----------------
Corporate expenses .................................      $  (2,948)     $    (513)     $    (314)    |      $    (135)
Management fees ....................................         (1,119)        (1,334)             -     |              -
Reorganization items ...............................              -        (27,806)        19,786     |         (5,932)
Interest expense ...................................        (26,361)       (25,943)        (1,689)    |         (1,559)
Income tax benefit (expense) .......................            125            (26)             -     |              -
Gain on cancellation of debt .......................              -          6,204        218,316     |              -
                                                          ---------      ---------      ---------     |      ---------
                                                                                                      |
                                                          $ (30,303)     $ (49,418)     $ 236,099     |      $  (7,626)
                                                          =========      =========      =========     |      =========

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

20.  Closed Plants

In October 2001, the Company discontinued its extrusion and fabrication operations in Bedford, Virginia and its custom rubber mixing operations in Barberton, Ohio (the "Closed Plants") due to operating losses experienced at these locations. The Company plans to supply some of its customers who formerly purchased products that were manufactured at these locations from its other locations and through domestic and foreign sourcing arrangements. Because the Company anticipates that it will have continuing involvement with these businesses in the form of sales to customers who formerly bought products manufactured at the Closed Plants, they have not been presented as discontinued operations in the accompanying statements of operations.

During 2001, the Closed Plants had sales and operating losses as follows:

                                                                 Predecessor     |      Successor
                                                                8 Months Ended   |    4 Months Ended
                                                                August 27, 2001  |   December 31, 2001
                                                                ---------------  |   -----------------
      Net sales of closed plants ............................     $ 35,285       |     $  9,001
                                                                  ========       |     ========
      Operating losses of closed plants .....................     $ (5,445)      |     $ (4,411)
                                                                  ========       |     ========

The assets associated with the Closed Plants which are no longer required in the Company's operations have been presented in the accompanying balance sheet as of December 31, 2001 under the caption of assets held for sale.

21. Restatement

     Subsequent to the issuance of its financial statements for the years ended December 31, 1999 and 2000 and for the eight months ended August 27, 2001 that presented the results of operations of the Closed Plants (see Note 20) for those periods as discontinued operations, the Company's management determined that the Closed Plants should not have been presented as discontinued operations. As a result, the accompanying consolidated statements of operations for the years ended December 31, 1999 and 2000 and for the eight months ended August 27, 2001 have been restated to present the revenues and expenses of the Closed Plants as components of continuing operations.

A summary of the significant effects of the restatement is as follows:

                                                                        1999                                 2000
                                                                As                                  As
                                                            Previously            As            Previously            As
                                                             Reported          Restated          Reported          Restated
                                                           ------------        --------       ---------------      --------
For the year ended December 31:
Net sales ...........................................       $ 149,603         $ 246,963         $ 156,348          $ 231,503
Cost of goods sold ..................................         120,093           209,830           129,700            211,300
Gross profit ........................................          29,510            37,133            26,648             20,203
Selling, general and administrative costs ...........          19,183            21,614            18,515             20,950
Operating income (loss) .............................           9,236            14,428           (21,869)           (30,749)

                                 RBX CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - (Continued)

                                                                      1999                             2000
                                                            As                                  As
                                                        Previously             As           Previously            As
                                                         Reported           Restated         Reported          Restated
                                                      ---------------       --------       ------------       ---------
Loss from continuing operations before income
   taxes and extraordinary item ....................     (17,125)            (11,933)         (47,812)         (56,692)
Loss from continuing operations before
   extraordinary item ..............................     (17,000)            (11,808)         (47,838)         (56,718)
Loss (gain) from discontinued operations ...........      (5,192)                  -            8,880                -
Net loss ...........................................     (11,808)            (11,808)         (50,514)         (50,514)

                                                                                                        2001
                                                                                                 As
                                                                                             Previously          As
                                                                                              Reported        Restated
                                                                                            ------------    ----------
For the eight months ended August 27:
Net sales ............................................................................        $98,812         $134,097
Cost of goods sold ...................................................................         82,924          122,084
Gross profit .........................................................................         15,888           12,013
Selling, general and administrative costs ............................................         12,305           13,875
Operating income .....................................................................         23,357           17,912
Income from continuing operations before income
   taxes and extraordinary item ......................................................         21,668           16,223
Income from continuing operations before
   extraordinary item ................................................................         21,668           16,223
Loss from discontinued operations ....................................................          5,445                -
Net income ...........................................................................        234,539          234,539

                                     [LOGO]
                                 RBX Corporation
                         635,576 Shares of Common Stock
            11,563 Warrants to acquire 11,563 Shares of Common Stock
                  $16,500,000 12% Senior Secured Notes due 2006
                               ___________________

                                   PROSPECTUS
                               ___________________



Until October 10, 2002, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.